As filed with the Securities and Exchange Commission on August 8, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MGI PHARMA, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-10736	41-1364647
(State or other jurisdiction of organization)	(Primary standard industrial classification code number)	(IRS employer identification number)

MGI PHARMA, INC.

5775 WEST OLD SHAKOPEE ROAD, SUITE 100

BLOOMINGTON, MINNESOTA 55437

(952) 346-4700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric P. Loukas, Esq.

MGI PHARMA, INC.

5775 West Old Shakopee Road, Suite 100

Bloomington, Minnesota 55437

(952) 346-4700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy S. Hearn, Esq. Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402 (612) 340-2600	Michael J. Silver, Esq. Thene M. Martin, Esq. Hogan & Hartson L.L.P. 111 South Calvert Street, Suite 1600 Baltimore, Maryland 21202 (410) 659-2700

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: At the effective time of the merger of Guilford Pharmaceuticals Inc. with a direct wholly-owned subsidiary of the Registrant, which shall occur as soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all conditions to closing of such merger.

If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $.01 per share	7,711,850	Not Applicable	$168,352,431	$19,815

(1)	The Registration Statement covers the maximum number of shares of MGI PHARMA, INC. common stock that are expected to be issued in connection with the transactions described herein pursuant to the proposed acquisition of Guilford Pharmaceuticals Inc., assuming the exercise of all Guilford Pharmaceuticals Inc. stock options and warrants expected to be outstanding at closing, the conversion of Guilford’s 5% convertible notes due 2008, the number of shares expected to be issued before closing under the Guilford Pharmaceuticals Inc. 2002 Stock Purchase Plan and the issuance of shares underlying Guilford Pharmaceuticals Inc. stock units expected to be outstanding at closing.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 in accordance with Rule 457(f), by multiplying the average of the high and low prices of shares of Guilford Pharmaceuticals Inc. common stock on August 4, 2005, as reported on Nasdaq, by the number of shares of Guilford Pharmaceuticals Inc. outstanding on the close of business on August 4, 2005, assuming the exercise of all Guilford Pharmaceuticals Inc. stock options and warrants expected to be outstanding at the closing, the conversion of Guilford’s 5% convertible notes due 2008, the number of shares expected to be issued before closing under the Guilford Pharmaceuticals Inc. 2002 Stock Purchase Plan and the issuance of shares underlying Guilford Pharmaceuticals Inc. stock units expected to be outstanding at the closing (the “Fully Diluted Guilford Shares”) and then subtracting the product of $1.125 multiplied by the Fully Diluted Guilford Shares, which represents the cash to be delivered by MGI PHARMA to the Guilford shareholders in the merger.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 8, 2005

PROXY STATEMENT/PROSPECTUS

Dear Guilford Stockholders:

On behalf of the board of directors of Guilford Pharmaceuticals Inc., I am pleased to invite you to cast your vote at a special meeting of Guilford’s stockholders called to consider adoption of an agreement and plan of merger under which Guilford will become a wholly-owned subsidiary of MGI PHARMA, INC. As a result of the merger, Guilford will become part of a leading biopharmaceutical company with franchises in oncology and acute care.

MGI PHARMA is an oncology and acute care-focused biopharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of cancer patients. MGI PHARMA markets Aloxi® (palonosetron hydrochloride) injection, Kadian® (sustained release morphine sulfate) capsules, Salagen® Tablets (pilocarpine hydrochloride) and Hexalen® (altretamine) capsules in the United States. MGI PHARMA directly markets its products in the United States and collaborates with partners to reach international markets.

If the merger is approved by Guilford stockholders and completed as planned, each share of your Guilford stock will be exchanged for a fractional share of MGI PHARMA common stock and $1.125 in cash. The stock portion of this consideration is subject to a collar such that, if MGI PHARMA’s common stock price is between $23.4345 and $31.7055, Guilford shareholders will receive total consideration of $3.75 per share, consisting of a fractional share of MGI PHARMA common stock equal to $2.625 divided by MGI PHARMA’s average closing price, as determined over the five day trading period ending three trading days prior to closing of the merger, plus $1.125 in cash. If the average closing price of MGI PHARMA common stock is equal to or more than $31.7055, each share of Guilford common stock will be exchanged for 0.0828 of a share of MGI PHARMA common stock plus $1.125 in cash. If the average closing price of MGI PHARMA common stock is equal to or less than $23.4345, each share of Guilford common stock will be exchanged for 0.1120 of a share of MGI PHARMA common stock plus $1.125 in cash. If the merger had closed on August         , 2005, MGI PHARMA would have issued approximately              shares as a part of this merger, and Guilford stockholders would have received in the aggregate MGI PHARMA shares equivalent to approximately             % of the combined company. MGI PHARMA common stock is listed on the Nasdaq National Market under the symbol “MOGN” and Guilford common stock is listed on the Nasdaq National Market under the symbol “GLFD.” The last reported sale price of MGI PHARMA common stock on the Nasdaq National Market on August         , 2005 was $             per share and the last reported sale price of Guilford common stock was $             per share. There can be no assurance as to the market price of MGI PHARMA common stock at any time prior to the effective time of the merger or at any time thereafter. Stockholders are urged to obtain current market quotations for MGI PHARMA common stock and Guilford common stock. On July 20, 2005, the last trading day prior to announcement of the signing of the merger agreement, Guilford’s common stock had a closing price on the Nasdaq National Market of $2.41.

Your board of directors believes the proposed merger is in the best interests of our stockholders and has unanimously approved the terms of the merger and the merger agreement and recommends that you vote “FOR” the adoption of the merger agreement.

The proxy statement/prospectus provides you with detailed information concerning Guilford, MGI PHARMA and the merger. Please give all of the information contained in the proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled “ Risk Factors” beginning on page 14 of this proxy statement/prospectus.

Please vote “FOR” this proposal by completing, signing and dating the enclosed proxy card or voting instruction card today and returning it in the postage pre-paid, pre-addressed envelope provided. If you wish to vote “AGAINST” this proposal, you must also complete, sign and date the enclosed proxy card or voting instruction card and return it in the postage pre-paid, pre-addressed envelope provided. If you hold your shares in the name of a bank, broker or nominee, you should follow the instructions you receive from your bank, broker or nominee.

Thank you for your support,

Dean J. Mitchell	George L. Bunting, Jr.
President and Chief Executive Officer	Chairman of the Board

Proxy Statement/Prospectus dated August     , 2005

First mailed to stockholders on or about August     , 2005

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy of this prospectus and proxy statement. Any representation to the contrary is a criminal offense.

GUILFORD PHARMACEUTICALS INC.

6611 TRIBUTARY STREET

BALTIMORE, MARYLAND 21224

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER     , 2005

To Guilford Stockholders:

A special meeting of stockholders of Guilford Pharmaceuticals Inc., a Delaware corporation, will be held at             .m., local time, on         , September     , 2005 at 6411 Beckley Street, Baltimore, Maryland 21224 for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger by and among MGI PHARMA, INC., Granite Acquisition, Inc. and Guilford, dated July 20, 2005, pursuant to which Granite Acquisition, Inc. will merge with and into Guilford, and Guilford will become a wholly owned subsidiary of MGI PHARMA, INC.

2. To consider and vote on a proposal to authorize the proxyholders to vote to adjourn the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the adoption of the Agreement and Plan of Merger.

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

We describe the Agreement and Plan of Merger and the merger more fully in the proxy statement/prospectus attached to and forming part of this notice. You are encouraged to read the entire document carefully. As of the date of this notice, Guilford’s board of directors knows of no other business to be conducted at the special meeting.

Only stockholders of record of Guilford common stock at the close of business on August     , 2005 are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement thereof. Adoption of the Agreement and Plan of Merger will require the affirmative vote of Guilford stockholders representing a majority of the outstanding shares of Guilford common stock entitled to vote at the special meeting. Authorizing the proxyholders to vote to adjourn the special meeting for the purpose of soliciting additional votes for the adoption of the Agreement and Plan of Merger will require the affirmative vote of Guilford stockholders representing a majority of the shares of Guilford common stock present and entitled to vote at the special meeting.

Guilford stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of common stock under applicable provisions of Delaware law. In order to perfect appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of adoption of the Agreement and Plan of Merger. A copy of the applicable Delaware statutory provision is included as Annex B to the attached proxy statement/prospectus and a summary of this provision can be found under “Appraisal Rights for Guilford Stockholders” beginning on page 71 of the attached proxy statement/prospectus.

Your vote is important. To ensure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the special meeting in person.

You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it has been voted at the special meeting. If you attend the special meeting you may vote in person even if you returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

BY ORDER OF THE BOARD OF DIRECTORS,

Baltimore, MD	Asher M. Rubin
August , 2005	Senior Vice President, General Counsel and Secretary

i

This proxy statement/prospectus incorporates important business and financial information about Guilford and MGI PHARMA from documents that each company has filed with the Securities and Exchange Commission but that have not been included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Documents Incorporated by Reference” beginning on page 86 of this proxy statement/prospectus.

Guilford will provide you with copies of this information relating to Guilford, without charge, upon written or oral request to:

Guilford Pharmaceuticals Inc.

6611 Tributary Street

Baltimore, MD 21224

Attention: Investor Relations

(410) 631-6300

In addition, you may obtain copies of this information by sending an e-mail to ir@guilfordpharm.com. A list of the stockholders entitled to vote at the special meeting will be available for inspection by stockholders of record for any purpose germane to the meeting at the address set forth above during the ten-day period prior to the date of the special meeting and will also be available at the special meeting.

MGI PHARMA will provide you with copies of this information relating to MGI PHARMA, without charge, upon written or oral request to:

MGI PHARMA, INC.

5775 West Old Shakopee Road, Suite 100

Bloomington, Minnesota 55437

Attention: Investor Relations

(952) 346-4700

In addition, you may obtain copies of this information by sending an e-mail to ir@mgipharma.com.

In order for you to receive timely delivery of the documents in advance of the special meeting, Guilford or MGI PHARMA should receive your request no later than                     , 2005.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.	WHY ARE WE PROPOSING TO MERGE?

A:	As a result of the merger, Guilford and MGI PHARMA will combine to form a leading biopharmaceutical company focused in oncology and acute care. The combination will broaden the combined company’s portfolio of commercial products and pipeline of product candidates, while seeking to avoid additional dilution to Guilford’s stockholders. Guilford stockholders will, through the merger, have a substantial interest in the combined company and will benefit from the increased development and commercialization scale of the combined company, which is expected to allow maximization of the market potential of Guilford’s products, product candidates and research and development efforts.

Q:	AS A GUILFORD STOCKHOLDER, WHAT WILL I RECEIVE IN THE MERGER?

A:	If the merger is completed, for each share of Guilford common stock you own, you will receive a fractional share of MGI PHARMA common stock and $1.125 in cash. The stock portion of this consideration is subject to a collar such that, if MGI PHARMA’s common stock price is between $23.4345 and $31.7055, Guilford shareholders will receive total consideration with a fixed value of $3.75 per share, consisting of a fractional share of MGI PHARMA common stock equal to $2.625 divided by MGI PHARMA’s average closing price, as determined over the five day trading period ending three trading days prior to closing of the merger, plus $1.125 in cash. If the average closing price of MGI PHARMA common stock is equal to or more than $31.7055, each share of Guilford common stock will be exchanged for 0.0828 of a share of MGI PHARMA common stock plus $1.125 in cash. If the average closing price of MGI PHARMA common stock is equal to or less than $23.4345, each share of Guilford common stock will be exchanged for 0.1120 of a share of MGI PHARMA common stock plus $1.125 in cash. Immediately following the merger, former Guilford stockholders will own in the aggregate between approximately % and % of the outstanding shares of MGI PHARMA common stock.

Q.	CAN THE VALUE OF THE TRANSACTION CHANGE BETWEEN NOW AND THE TIME THE MERGER IS COMPLETED?

A:	Yes. The value of the portion of the merger consideration composed of MGI PHARMA common stock can change. The stock portion of this consideration is subject to a collar such that, if MGI PHARMA’s average closing price, as determined over the five day trading period ending three trading days prior to closing of the merger, is between $23.4345 and $31.7055, Guilford shareholders will receive total consideration with a fixed value of $3.75 per share, consisting of a fractional share of MGI PHARMA common stock equal to $2.625 divided by the average closing price, plus $1.125 in cash. However, if the average closing price of MGI PHARMA common stock is equal to or more than $31.7055, each share of Guilford common stock will be exchanged for 0.0828 of a share of MGI PHARMA common stock plus $1.125 in cash and if the average closing price of MGI PHARMA common stock is equal to or less than $23.4345, each share of Guilford common stock will be exchanged for 0.1120 of a share of MGI PHARMA common stock plus $1.125 in cash. Because these exchange ratios above and below the collar are fixed, the value of the fraction of a share of MGI PHARMA common stock you will receive can be higher or lower than $2.625 if the MGI PHARMA average closing price is outside the $24.4345 to $31.7055 collar. There can be no assurance as to the market price of MGI PHARMA common stock at any time prior to the completion of the merger or at any time thereafter. For instance, if the average closing price of MGI PHARMA common stock is $20, you will receive 0.1120 shares of MGI PHARMA common stock worth $2.24 plus $1.125 in cash, meaning that the value of the consideration for each share of Guilford common stock in that example would be $3.365. Stockholders are urged to obtain current market quotations for MGI PHARMA common stock and Guilford common stock.

Q:	AS A HOLDER OF GUILFORD RESTRICTED STOCK UNITS OR OPTIONS TO PURCHASE GUILFORD COMMON STOCK, WHAT WILL I RECEIVE IN THE MERGER?

A:

Each option to purchase Guilford common stock will become fully vested and exercisable thirty days prior to the date on which the merger becomes effective, subject to completion of the merger. Upon completion of the merger, all of the outstanding options to purchase Guilford common stock will terminate. Any option holder whose exercise price is below the value of the merger consideration at closing will be given instructions on how those options can be exercised in order to receive the merger consideration. Each right to receive Guilford common stock pursuant to a Guilford restricted stock unit will become fully vested and payable in Guilford shares immediately prior to the effective date of the merger, and those Guilford shares will be converted into the merger consideration.

Q:	AS A HOLDER OF A WARRANT TO PURCHASE SHARES OF GUILFORD COMMON STOCK, WHAT WILL I RECEIVE IN THE MERGER?

A:	Upon the completion of the merger, each outstanding warrant to purchase shares of Guilford common stock will be assumed by MGI PHARMA and will become a warrant to purchase the merger consideration applicable to the number of shares of Guilford common stock to which the warrant relates.

Q:	AS A HOLDER OF A GUILFORD CONVERTIBLE NOTE, WHAT WILL I RECEIVE IN THE MERGER?

A:	Following the merger, MGI PHARMA will offer to repurchase Guilford’s 5% Convertible Subordinated Notes due 2008, referred to as the convertible notes, for cash equal to 100% of the principal amount, plus accrued and unpaid interest. That offer will remain open until a specified date that is at least 20 business days from the date the notice of the offer is mailed. During this period, convertible note holders may elect to tender their convertible notes in whole or in part in integral multiples of $1,000. MGI PHARMA will make payment on convertible notes properly tendered no later than 60 days after the effective date of the merger.

Q:	WHAT ARE THE PRINCIPAL RISKS RELATING TO THE MERGER?

A:	The anticipated benefits of combining MGI PHARMA and Guilford may not be realized. MGI PHARMA may have difficulty integrating Guilford and may incur substantial costs in connection with the integration. The merger may result in a loss of customers and partners. If the merger is not consummated, Guilford will have incurred substantial costs which may adversely affect Guilford’s financial position and operations and the market price for Guilford common stock. These and other risks are further described under the caption “Risk Factors” beginning on page 14 of this proxy statement/prospectus.

Q:	WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?

A:	The special meeting is scheduled to take place at .m., local time, on , September , 2005, at 6411 Beckley Street, Baltimore, Maryland 21224.

Q:	WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:	Holders of record of Guilford common stock as of the close of business on August , 2005, referred to as the record date, are entitled to vote at the special meeting. Each stockholder has one vote for each share of Guilford common stock that the stockholder owns on the record date.

Q:	WHAT VOTE IS REQUIRED TO ADOPT THE MERGER AGREEMENT?

A:	The affirmative vote of a majority of the shares of Guilford common stock outstanding as of the record date is the only vote required to adopt the merger agreement. Guilford’s board of directors unanimously recommends that Guilford stockholders vote “FOR” the adoption of the merger agreement.

Q:	WHAT DO I NEED TO DO NOW?

A:

After carefully reading and considering the information contained in this proxy statement/prospectus, please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. You may also attend the special meeting and vote in person. If your

v

shares are held in “street name” by your broker or bank, your broker or bank will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares.

Q:	WHAT IF I DO NOT VOTE, DO NOT FULLY COMPLETE MY PROXY CARD OR FAIL TO INSTRUCT MY BROKER?

A:	It is very important for you to vote. If you do not submit a proxy or instruct your broker how to vote your shares if your shares are held in street name, and you do not vote in person at the special meeting, the effect will be the same as if you voted “AGAINST” the adoption of the merger agreement. If you submit a signed proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted “FOR” the adoption of the merger agreement. However, if your shares are held in “street name” and you do not instruct your broker how to vote your shares, your broker will not vote your shares, such failure to vote being referred to as a broker non-vote, which will have the same effect as voting “AGAINST” the adoption of the merger agreement. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares in order to ensure that your shares will be voted at the special meeting.

Q:	CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A:	Yes. You may change your vote at any time before the vote takes place at the special meeting. To change your vote, you may submit a new proxy card by mail or send a signed written notice to Guilford Pharmaceuticals Inc., 6611 Tributary Street, Baltimore, Maryland 21224, Attention: Corporate Secretary, stating that you would like to revoke your proxy. You may also change your vote by attending the special meeting and voting in person. However, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a legal proxy from the broker, bank or other nominee authorizing you to vote the shares.

Q:	WILL A PROXY SOLICITOR BE USED?

A:	Yes. Guilford has engaged the Altman Group to assist in the solicitation of proxies for the special meeting and Guilford estimates that it will pay them a fee of approximately $5,500 and will reimburse them for reasonable out of pocket expenses incurred in connection with such solicitation.

Q:	DO I NEED TO ATTEND THE SPECIAL MEETING IN PERSON?

A:	No. It is not necessary for you to attend the special meeting to vote your shares if Guilford has previously received your proxy, although you are welcome to attend.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. After we complete the merger, Wells Fargo Shareowner Services, acting as MGI PHARMA’s exchange agent, referred to as Wells Fargo, will send you instructions explaining how to exchange your shares of Guilford common stock for the appropriate number of shares of MGI PHARMA common stock and cash. Please do not send in your stock certificates with your proxy.

Q:	WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A:	We are working to complete the merger as promptly as practicable after the special meeting and the receipt of any required regulatory approvals or consents. However, because the merger is subject to closing conditions and antitrust regulatory filings, we cannot predict the exact timing. For further information regarding regulatory approval necessary for completion of the merger, please see “The Merger—Regulatory Matters” beginning on page 55 of this proxy statement/prospectus.

Q:	WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A:	Assuming the merger is completed as currently contemplated, we expect that, for U.S. federal income tax purposes, you generally will recognize gain or loss equal to the difference between the amount of cash and the fair market value of MGI PHARMA stock you receive and your adjusted tax basis in your Guilford stock exchanged in the merger. For further information concerning U.S. federal income tax consequences of the merger, please see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 56 of this proxy statement/prospectus.

Tax matters are very complicated and the consequences of the merger to any particular Guilford stockholder will depend on that stockholder’s particular facts and circumstances. You are urged to consult your own tax advisor to determine your own tax consequences from the merger.

Q:	WILL I HAVE APPRAISAL RIGHTS AS A RESULT OF THE MERGER?

A:	Yes. In order to exercise your appraisal rights, you must follow the requirements of Delaware law. A copy of the applicable Delaware statutory provision is included as Annex B to the proxy statement/prospectus and a summary of this provision can be found under “Appraisal Rights for Guilford Stockholders” beginning on page 71 of this proxy statement/prospectus.

Q:	HOW WILL GUILFORD STOCKHOLDERS RECEIVE THE MERGER CONSIDERATION?

A:	Following the merger, you will receive a letter of transmittal and instructions on how to obtain shares of MGI PHARMA common stock and cash in exchange for your Guilford common stock. You must return the completed letter of transmittal and your Guilford stock certificates as described in the instructions. You will receive the merger consideration as soon as practicable after Wells Fargo, acting as the exchange agent, receives your completed letter of transmittal and Guilford stock certificates. If you hold shares through a brokerage account, your broker will handle the surrender of stock certificates to Wells Fargo.

Q:	WHO CAN I CALL WITH QUESTIONS?

A:	If you have any questions about the merger or other matters discussed in this proxy statement/prospectus, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact the Altman Group, at .

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This document constitutes the proxy statement of Guilford and the prospectus of MGI PHARMA. This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which it refers for a more complete understanding of the merger agreement and the merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement and its related exhibits, and the financial advisor opinion, which are attached as Annexes A and C, respectively, and made part of this proxy statement/prospectus. This summary and the balance of this proxy statement/prospectus contain forward-looking statements about events that are not certain to occur as described, or at all, and you should not place undue reliance on those statements. Please carefully read “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 18 of this proxy statement/prospectus. In this proxy statement/prospectus, “we,” “us” and “our” may refer to either MGI PHARMA or Guilford, depending on the context in which they are used, and “you” and “your” refer to stockholders of Guilford.

The Companies

Guilford Pharmaceuticals Inc.

6611 Tributary Street

Baltimore, MD 21224

(410) 631-6300

Guilford is a pharmaceutical company engaged in the research, development and commercialization of proprietary pharmaceutical products that target the hospital and neurology markets. Guilford markets and sells proprietary pharmaceutical products within its targeted markets, conducts clinical research to expand the labeled indications for its marketed products, conducts clinical development on pharmaceutical product candidates and conducts early-stage research on classes of new chemical compounds that may improve human health.

For further information concerning Guilford, please refer to Guilford’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the three months ended March 31, 2005, both of which are incorporated by reference into this proxy statement/prospectus and made a part of this proxy statement/prospectus. Stockholders desiring copies of such documents may contact Guilford’s investor relations department at its address or telephone number indicated above.

MGI PHARMA, INC.

5775 West Old Shakopee Road, Suite 100

Bloomington, Minnesota 55437

(952) 346-4700

MGI PHARMA, INC. is an oncology and acute care focused biopharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of cancer patients. MGI PHARMA has a balanced product portfolio of proprietary pharmaceuticals, and intends to become a leader in oncology and acute care. MGI PHARMA markets Aloxi® (palonosetron hydrochloride) injection, Kadian® (sustained release morphine sulfate capsules), Salagen® Tablets (pilocarpine hydrochloride) and Hexalen® (altretamine) capsules in the United States. MGI PHARMA directly markets its products in the U.S. and collaborates with partners in international markets.

For further information concerning MGI PHARMA, please refer to MGI PHARMA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, both of which are incorporated by reference into this proxy statement/prospectus and made part of this proxy statement/prospectus. Shareholders desiring copies of such documents may contact MGI PHARMA’s investor relations department at its address or telephone number indicated above.

Granite Acquisition, Inc.

5775 West Old Shakopee Road, Suite 100

Bloomington, Minnesota 55437

(952) 346-4700

Granite Acquisition is a Delaware corporation and wholly owned subsidiary of MGI PHARMA formed by MGI PHARMA on July 18, 2005 for the sole purpose of effecting the merger. This is the only business of Granite Acquisition.

Structure of the Transaction and Conversion of Guilford Common Stock (see page 59)

Granite Acquisition will merge with and into Guilford. Guilford will be the surviving entity, will continue as a wholly owned subsidiary of MGI PHARMA, and will retain all of its pre-merger rights and obligations. Holders of Guilford common stock (other than holders perfecting appraisal rights, see “Appraisal Rights for Guilford Stockholders” beginning on page 71, and treasury shares) will receive a fractional share of MGI PHARMA common stock and $1.125 in cash per share. The stock portion of this consideration is subject to a collar such that, if MGI PHARMA’s common stock price is between $23.4345 and $31.7055, Guilford shareholders will receive total consideration of $3.75 per share, consisting of a fractional share of MGI PHARMA common stock equal to $2.625 divided by the average closing price, as determined over the five-day trading period ending three trading days prior to closing of the merger, plus $1.125 in cash. If the average closing price of MGI PHARMA common stock is equal to or more than $31.7055, each share of Guilford common stock will be exchanged for 0.0828 of a share of MGI PHARMA common stock plus $1.125 in cash. If the average closing price of MGI PHARMA common stock is equal to or less than $23.4345, each share of Guilford common stock will be exchanged for 0.1120 of a share of MGI PHARMA common stock plus $1.125 in cash. The fractional shares to be received by each Guilford stockholder will be combined into whole shares of MGI PHARMA common stock. Guilford stockholders will receive cash for any fractional shares of MGI PHARMA common stock that remain after this combination into whole shares.

The table below shows examples of the consideration to be received by Guilford stockholders for one share of Guilford common stock in the merger at various average closing prices of MGI PHARMA common stock.

Average Closing Price of MGI PHARMA Common Stock	Fractional Share of MGI PHARMA Common Stock	Value of Fractional Share of MGI PHARMA Common Stock	+	Cash	=	Total Value of Merger Consideration
$40	0.0828	$3.312		$1.125		$4.437
$35	0.0828	$2.898		$1.125		$4.023
$30	0.0875	$2.625		$1.125		$3.750
$25	0.1050	$2.625		$1.125		$3.750
$20	0.1120	$2.240		$1.125		$3.365
$15	0.1120	$1.680		$1.125		$2.805

In connection with the merger, MGI PHARMA will pay approximately $60 million to extinguish Guilford’s obligations to Paul Royalty Fund, L.P., and Paul Royalty Fund Holdings II, referred to collectively as Paul Royalty, under their revenue interest assignment agreement with Guilford. MGI PHARMA anticipates that this payment will be substantially offset by Guilford’s available cash and any proceeds received from Guilford’s planned divestiture of Aggrastat® injection. MGI PHARMA may provide Guilford with bridge financing pursuant to a credit agreement entered into in connection with the merger agreement for up to $18 million if the merger has not become effective by October 1, 2005 and the merger agreement has not been terminated. Guilford’s obligations under the credit agreement will be secured by certain intellectual property assets of Guilford.

Each option to purchase Guilford common stock will vest in full 30 days prior to the effective time of the merger, and the holder shall have the right (subject to applicable limits in the Guilford stock plans) to exercise the option until immediately prior to the merger’s effectiveness; provided that the vesting and exercise shall be conditioned upon the consummation of the merger. At the effective time, all of the Guilford options shall, by virtue of the merger and without any further action on the part of Guilford or the holder thereof, be terminated. Each right to receive Guilford common stock pursuant to a Guilford restricted stock unit will become fully vested and payable immediately prior to the effective date of the merger.

MGI PHARMA will assume Guilford’s stock plans as of the merger’s effectiveness. To the extent that the holder of a Guilford option or restricted stock unit is eligible to receive awards of stock options or restricted stock units for MGI PHARMA common stock under the terms of the assumed stock plans, MGI PHARMA may, in its sole discretion, grant the holder after the merger an option or restricted stock unit for shares of MGI PHARMA common stock, in such numbers of shares of MGI PHARMA common stock, and with such vesting terms and exercise prices as MGI PHARMA shall determine.

At the effective time of the merger, each outstanding warrant to purchase shares of Guilford common stock will be assumed by MGI PHARMA and will become a warrant to purchase the merger consideration applicable to the number of shares of Guilford common stock to which the warrant relates.

Upon completion of the merger, each holder of an outstanding convertible note may require MGI PHARMA to repurchase that note in cash at 100% of the principal amount, plus accrued and unpaid interest. MGI PHARMA must mail a notice to each holder of a convertible note within 20 days of completing the merger. The notice will include an offer by MGI PHARMA to repurchase the convertible notes, which will remain open until a specified date that is at least 20 business days from the date the notice is mailed. During this period, convertible note holders may elect to tender their convertible notes in whole or in part in integral multiples of $1,000. MGI PHARMA will make payment on convertible notes properly tendered no later than 60 days after the effective date of the merger. Any convertible note not tendered for repurchase will continue to accrue interest in accordance with its terms, and will be convertible into the kind and amount of merger consideration receivable upon the merger by a holder of the number of shares of Guilford common stock issuable upon conversion of the convertible note.

The merger agreement and its related exhibits, including the credit agreement, are attached to this proxy statement/prospectus as Annex A. Stockholders of Guilford are encouraged to carefully read the merger agreement and its related exhibits in their entirety.

Recommendation of Guilford’s Board of Directors (see page 30)

After careful consideration, Guilford’s board of directors has unanimously approved and adopted the merger agreement and determined that the merger is advisable and is fair to, and in the best interests of, Guilford and its stockholders and unanimously recommends that Guilford stockholders vote “FOR” adoption of the merger agreement.

Reasons for the Merger (see page 35)

In approving, adopting and authorizing the merger and the merger agreement, the boards of directors of MGI PHARMA and Guilford identified a number of potential benefits of the merger that they believe will contribute to the success of the combined enterprise, considered the structure of the transaction and the terms of the merger agreement and related documents and also identified and considered a number of uncertainties and risks. The boards of directors concluded that the potential benefits of the merger outweighed the potential risks.

Opinion of Guilford’s Financial Advisor (see page 39)

In connection with the merger, Guilford’s board of directors received a written opinion from UBS Securities LLC, referred to as UBS, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration. The full text of UBS’ written opinion, dated July 20, 2005, is attached to this proxy statement/prospectus as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. UBS’ opinion was provided to Guilford’s board of directors in its evaluation of the merger consideration, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder with respect to any matters relating to the proposed merger.

Risk Factors (see page 14)

See “Risk Factors” for a discussion of factors you should carefully consider before deciding how to vote your shares of Guilford common stock at the special meeting.

Interests of Certain Persons in the Merger (see page 47)

Certain executive officers and directors of Guilford have interests in the merger that are different from and in addition to the interests of Guilford stockholders generally. These interests include change of control and severance payments that are due as a result of the merger.

The directors of Guilford knew about these additional interests and considered them when they approved the merger.

Shares Held by Certain Stockholders (see page 53)

Adoption of the merger agreement by Guilford’s stockholders requires the affirmative vote of the holders of a majority of the shares of Guilford common stock outstanding and entitled to vote at the special meeting. As of August         , 2005, approximately     % of the outstanding shares of Guilford common stock entitled to vote at the special meeting were held by directors and executive officers of Guilford and their affiliates. Neither MGI PHARMA nor any of its directors or executive officers owns any shares of Guilford stock.

Material U.S. Federal Income Tax Consequences of the Merger (see page 56)

Assuming the merger is completed as currently contemplated, we expect that the merger will be a fully taxable transaction for U.S. federal income tax purposes. Accordingly, Guilford stockholders will generally recognize gain or loss as a result of the merger equal to the difference between the amount of cash and the fair market value of MGI PHARMA stock received and the stockholders’ adjusted tax basis in the Guilford common stock surrendered in the merger.

Appraisal Rights for Guilford Stockholders (see page 71)

Under Delaware law, you are entitled to appraisal rights in connection with the merger.

You will have the right under Delaware law to have the fair value of your shares of Guilford common stock determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

•	send a written demand to Guilford for appraisal in compliance with Delaware law before the vote on the merger;

•	not vote in favor of the merger; and

•	continuously hold your Guilford common stock, from the date you make the demand for appraisal through the closing of the merger.

Merely voting against the merger will not protect your rights to an appraisal. In order to protect such rights, you must adhere to all of the requirements set forth under Delaware law. Requirements under Delaware law for exercising appraisal rights are described in further detail beginning on page 71. The relevant section of Delaware law regarding appraisal rights is reproduced and attached as Annex B to this proxy statement/prospectus.

If you vote for the merger, you will waive your rights to seek appraisal of your shares of Guilford common stock under Delaware law.

Surrender of Stock Certificates (see page 60)

Following the effective time of the merger, MGI PHARMA will cause a letter of transmittal to be mailed to all holders of Guilford common stock containing instructions for surrendering their certificates. Certificates should not be surrendered until the letter of transmittal is received, fully completed and returned as instructed in the letter of transmittal.

Operations Following the Merger (see page 46)

Upon completion of the merger, Guilford stockholders will become shareholders of MGI PHARMA. The internal affairs of MGI PHARMA are governed by the Minnesota Business Corporation Act and MGI PHARMA’s articles of incorporation and bylaws. The merger will result in differences in the rights of Guilford stockholders, which are summarized in “Comparison of Rights of Shareholders of MGI PHARMA and Stockholders of Guilford” beginning on page 74.

Conditions to the Merger (see page 66)

The parties’ obligations to complete the merger are subject to the prior satisfaction or waiver of a number of conditions specified in the merger agreement, including the following:

•	the merger agreement must be adopted by the holders of a majority of the outstanding shares of Guilford common stock as of the record date;

•	the waiting period (and any extension thereof) applicable to the merger pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act, or any other applicable competition, merger, antitrust or similar law, shall have expired or been terminated; and

•	the registration statement, of which this proxy statement/prospectus is a part, must be effective under the Securities Act of 1933, as amended, referred to as the Securities Act, and must not be the subject of any stop order or proceeding seeking a stop order.

In addition, the obligations of MGI PHARMA and Granite Acquisition to complete the merger are subject to the satisfaction or waiver of the condition that there shall be no event of default, or circumstances constituting an event of default, existing pursuant to the arrangements between Guilford and Paul Royalty, including but not limited to the revenue interest assignment agreement and the promissory note, and there shall be no violations of the covenants therein that have not been cured pursuant to the terms of the arrangements.

Termination of the Merger Agreement (see page 67)

The merger agreement may be terminated by either MGI PHARMA or Guilford under a number of circumstances specified in the merger agreement, including:

•	if the merger is not completed, through no fault of the terminating party, by December 31, 2005; and

•	if the Guilford stockholders do not adopt the merger agreement at the special meeting.

The merger agreement may be terminated by MGI PHARMA within 45 days of the date on which the Guilford board of directors (1) withdraws (or modifies in a manner adverse to MGI PHARMA) its recommendation of the merger agreement or recommends a takeover proposal or (2) fails to publicly confirm its recommendation of the merger agreement and the merger within three business days after a written request by MGI PHARMA that it do so.

The merger agreement may be terminated by Guilford, if prior to the Guilford stockholders’ approval of the merger, the Guilford board of directors determines in good faith that an unsolicited bona fide written takeover proposal is a superior proposal, and that failure to terminate the merger agreement and to accept the takeover proposal could reasonably be expected to be considered a breach of the board of directors’ fiduciary duties.

Expenses; Payment of Termination Fees (see page 68)

Guilford has agreed to pay MGI PHARMA a termination fee of $7,000,000 if the merger agreement is terminated under several specified circumstances:

•	if the merger agreement is terminated by MGI PHARMA within 45 days of Guilford responding to a takeover proposal by withdrawing or modifying its recommendation, or recommending a takeover proposal, or failing to publicly confirm its recommendation of the merger agreement and the merger within three days of a request by MGI PHARMA for such confirmation.

•	if Guilford enters into or consummates a takeover proposal within one year from the termination of the merger agreement, but only if that takeover proposal was communicated to Guilford or its stockholders after the date of the merger agreement, and the merger agreement was terminated due to the merger not being consummated by December 31, 2005.

•	if Guilford enters into or consummates a takeover proposal within one year after the termination of the merger agreement, but only if a takeover proposal was communicated to Guilford or its stockholders after the date of the merger agreement, at least one such takeover proposal had not been withdrawn prior to the event giving rise to the right of termination and the merger agreement was terminated due to a failure to obtain Guilford stockholder adoption of the merger agreement at a Guilford stockholders meeting duly convened for such purpose or any adjournment or postponement thereof. In the case of takeover proposals received after termination of the merger agreement, only takeover proposals for 50% or more of Guilford’s equity or assets will trigger the termination fee in this case.

•

if (1) the merger agreement is terminated by MGI PHARMA due to a willful breach by Guilford of its representations, warranties, covenants or agreements that is not cured within 30 days’ written notice from MGI PHARMA or is incapable of being cured and which breach of representation or warranty would be reasonably likely to result in a material adverse effect on Guilford, or which breach of covenant or agreement shall constitute a failure to perform Guilford’s obligations in a material respect,

(2) a takeover proposal was communicated to Guilford or its stockholders after the date of the merger agreement, and (3) Guilford enters into or consummates a takeover proposal within one year after such termination. In the case of takeover proposals received after termination of the merger agreement, only takeover proposals for 50% or more of Guilford’s equity or assets will trigger the termination fee in this case.

•	if prior to the Guilford stockholders’ approval of the merger, the Guilford board of directors determines in good faith that an unsolicited bona fide written takeover proposal is a superior proposal, and terminates the merger agreement to accept that takeover proposal because it finds that failure to do so could reasonably be expected to be considered a breach of the board of directors’ fiduciary duties.

MGI PHARMA has agreed to pay Guilford a termination fee of $6,000,000 if the merger agreement is terminated by Guilford due to a willful breach by MGI PHARMA of its representations, warranties, covenants or agreements that is not cured within 30 days’ written notice from Guilford or is incapable of being cured and which breach of representation or warranty would be reasonably likely to result in a material adverse effect on MGI PHARMA, or which breach of covenant or agreement shall constitute a failure to perform MGI PHARMA’s obligations in a material respect.

No Solicitation of Transactions (see page 64)

Guilford has agreed that it will not, whether directly or indirectly, until the merger is completed or the merger agreement is terminated:

•	solicit, initiate, cause, knowingly encourage or knowingly facilitate any inquiries or takeover proposals (as described below); or

•	participate in discussions or negotiations with, or furnish any information to, a third party in connection with or furtherance of a takeover proposal.

However, prior to the special meeting, Guilford may, in response to an unsolicited takeover proposal by a third party, and with at least twenty four hours’ written notice to MGI PHARMA, furnish information to, pursuant to a confidentiality agreement no less restrictive than the one with MGI PHARMA, and participate in discussions with, such third party regarding the takeover proposal if:

•	Guilford’s board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside counsel) that the takeover proposal is, or is reasonably likely to lead to, a superior proposal (as described below); and

•	Guilford’s board of directors determines in good faith, after receiving advice from its outside counsel, that failure to take such action could reasonably be expected to be considered a breach of its fiduciary duties to Guilford stockholders under applicable law.

A takeover proposal is any inquiry, proposal or offer (other than the merger) for a merger, consolidation or other business combination involving Guilford, for the issuance of 20% or more of the equity securities of Guilford as consideration for the assets or securities of a third party or for the acquisition of 20% or more of the assets or equity securities of Guilford (excluding the divestiture by Guilford of the Aggrastat product). A superior proposal is a takeover proposal to acquire 50% or more of the outstanding capital stock of Guilford, or all or substantially all of the assets of Guilford and its subsidiaries, taken as a whole on terms that the Guilford board determines, in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) (1) to be more favorable to Guilford’s stockholders from a financial point of view than the terms of the merger and (2) to be reasonably capable of being completed.

Regulatory Matters (see page 55)

The merger is subject to U.S. antitrust laws. Each of MGI PHARMA and Guilford filed the required notification and report forms with the Antitrust Division of the DOJ, and the U.S. Federal Trade Commission, referred to as the FTC, on August 1, 2005. The applicable waiting period began on the date of filing by both parties and will expire 30 days thereafter (or earlier if our request for early termination is granted), unless the waiting period is extended by a request for additional information, in which case the waiting period will expire 30 days after substantial compliance by both parties with respect to the request for additional information. The DOJ or the FTC, as well as a state or private person, may challenge the merger at any time before or after its completion.

SUMMAR Y SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF MGI PHARMA

The following table summarizes selected historical consolidated financial data of MGI PHARMA which should be read in conjunction with the consolidated financial statements of MGI PHARMA, and the notes thereto, which are incorporated by reference into this proxy statement/prospectus. The financial data as of December 31, 2004, 2003, 2002, 2001 and 2000, and for each of the years in the five-year period ended December 31, 2004 has been derived from the audited consolidated financial statements of MGI PHARMA. The financial data as of and for the three months ended March 31, 2005 and 2004 has been derived from the unaudited condensed consolidated financial statements of MGI PHARMA, which are incorporated by reference into this proxy statement/prospectus. In the opinion of MGI PHARMA’s management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial data for the three months ended March 31, 2005 and 2004 have been reflected therein. Operating results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the full year. On May 11, 2004, MGI PHARMA’s board of directors declared a two-for-one split of MGI PHARMA’s common stock. The stock split was effective on June 10, 2004, to shareholders of record on June 2, 2004. All per share calculations reflect the two-for-one common stock split.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)
	(In thousands, except per share data)
Consolidated Operating Results:
Total revenues	$63,235	$26,869	$195,667	$49,385	$28,203	$32,954	$25,212
Income (loss) before taxes and cumulative effect of change in accounting principle	11,850	(3,146)	(85,383)	(61,908)	(36,064)	(34,825)	(9,903)
Provision for income taxes	(250)	—	(340)	—	—	—	(148)

Income (loss) before cumulative effect of change in accounting principle	11,600	(3,146)	(85,723)	(61,908)	(36,064)	(34,825)	(10,051)
Cumulative effect of change in accounting principle (1)	—	—	—	—	—	—	(9,403)

Net income (loss)	$11,600	$(3,146)	$(85,723)	$(61,908)	$(36,064)	$(34,825)	$(19,454)

Basic income (loss) per common share before effect of accounting change	$0.16	$(0.05)	$(1.23)	$(1.11)	$(0.72)	$(0.87)	$(0.32)
Cumulative effect of accounting change	—	—	—	—	—	—	(0.29)

Basic net income (loss) per common share	$0.16	$(0.05)	$(1.23)	$(1.11)	$(0.72)	$(0.87)	$(0.61)

Diluted income (loss) per common share before effect of accounting change	$0.15	$(0.05)	$(1.23)	$(1.11)	$(0.72)	$(0.87)	$(0.32)
Cumulative effect of accounting change	—	—	—	—	—	—	(0.29)

Diluted net income (loss) per common share	$0.15	$(0.05)	$(1.23)	$(1.11)	$(0.72)	$(0.87)	$(0.61)

Cash Dividends Per Common Share	—	—	—	—	—	—	—
Consolidated Cash Flows Provided By (Used In):
Operating activities	$(31,764)	$(21,499)	$(80,546)	$(56,718)	$(37,557)	$(17,420)	$(10,712)
Investing activities	40,219	(220,869)	(168,142)	(116,388)	1,221	(24,566)	(8,868)
Financing activities	6,113	244,753	253,295	176,536	26,231	71,654	22,363
Consolidated Financial Condition (As Of Period End):
Cash, cash equivalents and marketable debt investments, unrestricted	$202,519	$400,737	$238,857	$177,754	$60,473	$73,712	$29,899
Total assets	431,219	468,660	436,335	204,558	80,480	97,668	52,744
Debt	260,172	260,172	260,172	19,678	19,291	28,733	26,698
Stockholders’ equity	123,552	183,870	114,510	156,610	36,603	68,935	26,046

(1)	MGI PHARMA adopted Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements” (SAB 101) effective January 1, 2000, resulting in a non-cash charge of $9.4 million or $0.29 per basic and diluted share.

SUMMARY SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF GUILFORD

The following table summarizes selected historical consolidated financial data of Guilford which should be read in conjunction with the consolidated financial statements of Guilford, and the notes thereto, which are incorporated by reference into this proxy statement/prospectus. The financial data as of December 31, 2004, 2003, 2002, 2001 and 2000, and for each of the years in the five-year period ended December 31, 2004 has been derived from the audited consolidated financial statements of Guilford. The financial data as of and for the three months ended March 31, 2005 and 2004 has been derived from the unaudited condensed consolidated financial statements of Guilford, which are incorporated by reference into this proxy statement/prospectus. In the opinion of Guilford’s management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial data for the three months ended March 31, 2005 and 2004 have been reflected therein. Operating results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the full year.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)
	(In thousands, except per share data)
Consolidated Operating Results:
Total revenue	$10,736	$8,928	$47,911	$27,605	$14,665	$20,534	$18,056
Loss before minority interest and the cumulative effect of an accounting change	(57,082)	(18,068)	(95,634)	(53,947)	(59,270)	(60,317)	(38,502)
Minority interest	2,538	—	7,756	—	—	—	—
Cumulative effect of an accounting change (1)	—	—	—	—	—	—	(8,625)

Net loss	$(54,544)	$(18,068)	$(87,878)	$(53,947)	$(59,270)	$(60,317)	$(47,127)

Basic and diluted loss per common share:
Loss before the cumulative effect of an accounting change	$(1.19)	$(0.53)	$(2.25)	$(1.82)	$(1.99)	$(2.14)	$(1.64)
Cumulative effect of an accounting change	—	—	—	—	—	—	(0.36)

Basic and diluted loss per common share (annualized)	$(1.19)	$(0.53)	$(2.25)	$(1.82)	$(1.99)	$(2.14)	$(2.00)

Cash Dividends Per Common Share	—	—	—	—	—	—	—
Consolidated Cash Flows Provided By (Used In):
Operating activities	$(25,451)	$(19,884)	$(58,718)	$(35,215)	$(49,958)	$(56,121)	$(42,256)
Investing activities	21,562	2,481	8,800	(91,388)	10,715	(20,640)	54,048
Financing activities	(17,932)	(465)	81,868	141,765	(2,764)	100,739	6,948
Consolidated Financial Condition (As Of Period End):
Cash, cash equivalents and marketable debt securities, unrestricted	$68,484	$59,564	$89,594	$80,200	$83,231	$138,282	$91,115
Total assets	160,144	199,503	237,135	221,323	121,086	181,841	135,633
Debt	72,773	91,634	90,309	92,279	6,920	8,752	7,611
Revenue interest obligation	45,406	42,921	44,932	42,155	—	—	—
Stockholders’ equity (deficit)	(16,049)	49,009	36,893	67,200	99,258	157,629	116,829

(1)	Guilford adopted Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements” (SAB 101) effective January 1, 2000, resulting in a non-cash charge of $8.6 million or $0.36 per basic and diluted share.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet combines the historical unaudited consolidated balance sheets of MGI PHARMA and Guilford as of March 31, 2005, prepared in accordance with U.S. GAAP, giving effect to the merger as if it occurred on March 31, 2005. The unaudited pro forma condensed combined statements of operations combine the historical consolidated statements of operations of MGI PHARMA and Guilford for the year ended December 31, 2004, and the three-months ended March 31, 2005, prepared in accordance with U.S. GAAP, giving effect to the merger as if it occurred on January 1, 2004, reflecting only pro forma adjustments expected to have a continuing impact on the combined results. These summary unaudited pro forma condensed combined financial statements should be read in conjunction with the unaudited pro forma condensed combined financial statements and the notes thereto, that are included in this proxy statement/prospectus beginning on page 20.

For the Three Months Ended March 31, 2005
(In thousands, except per share data) (unaudited)
Total revenue	$70,771
Net loss	(10,047)

Net loss per common share:
Basic	(0.13)
Diluted	(0.13)

For the Year Ended December 31, 2004
(In thousands, except per share data) (unaudited)
Total revenue	$231,078
Net loss	(341,025)

Net loss per common share:
Basic	$(4.58)
Diluted	$(4.58)

As of March 31, 2005
(In thousands) (unaudited)

Cash, cash equivalents and marketable debt investments, unrestricted	$148,043
Total assets	511,410
Debt	332,945
Stockholders’ equity	66,481

MARKET PRICE INFORMATION

The table below presents the closing price per share of MGI PHARMA common stock on the Nasdaq National Market, and the closing price per share of Guilford common stock on the Nasdaq National Market, on July 20, 2005, the trading day immediately preceding the public announcement date of the merger, and on August     , 2005, the most recent practicable date prior to the mailing of this proxy statement/prospectus, as well as the “equivalent stock price plus cash” of shares of Guilford common stock on such dates. The “equivalent stock price plus cash” when MGI PHARMA’s stock price is between the collar prices of $31.7055 and $23.4345 is $3.75, and reflects an implied premium of $1.34 per share over the closing price per share of Guilford common stock on July 20, 2005. In cases where the average closing price of MGI PHARMA common stock is at or above, or at or below, the collar prices, the “equivalent stock price plus cash” of shares of Guilford common stock represents the closing sales price per share for MGI PHARMA’s common stock on the Nasdaq National Market, multiplied by the applicable fixed exchange ratio of 0.0828 or 0.1120, plus the cash consideration of $1.125 to be paid with respect to each share of Guilford common stock. On July 20, 2005, the trading day immediately preceding the public announcement date of the proposed transaction, the closing price of MGI PHARMA common stock on the Nasdaq National Market was $27.57, and on August     , 2005, it was $            . Outside of the collar prices, the value of the stock portion of the merger consideration to be received by Guilford stockholders will fluctuate with changes in the price of MGI PHARMA common stock—if the average closing price of MGI PHARMA’s common stock decreases, the value of the merger consideration will decrease. Within the collar prices, the value of the merger consideration will not fluctuate, but will be fixed at $3.75. There can be no assurance as to the market price of MGI PHARMA common stock at any time prior to the merger or any time thereafter. Stockholders should obtain current market quotations for shares of MGI PHARMA common stock and Guilford common stock prior to making any decision with respect to the merger.

	MGI PHARMA Common Stock (price per share)		Guilford Common Stock (price per share)		Guilford Equivalent Stock Price Plus Cash (price per share)
July 20, 2005		$27.57		$2.41		$3.75
August , 2005	$		$		$

UNAUDITED COMPARATIVE PER SHARE DATA

In the following table, MGI PHARMA and Guilford provide you with historical and unaudited pro forma combined per share data, after giving effect to the merger and assuming the issuance of 0.0973 of a share of MGI PHARMA common stock (based on the assumption that the five-day average closing price of MGI PHARMA common stock would be equal to the August 1, 2005 closing price of $26.99) and $1.125 in cash in exchange for each share of Guilford common stock. The unaudited pro forma combined financial data are not necessarily indicative of the financial position had the merger occurred on March 31, 2005, or operating results that would have been achieved had the merger been in effect as of January 1, 2004 and should not be construed as representative of future financial position or operating results. The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and accompanying notes included in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 20. The Guilford equivalent pro forma combined per share data is calculated by multiplying the pro forma combined MGI PHARMA common stock per share amounts by the exchange ratio of 0.0973.

	As of or for the Three Months Ended March 31, 2005	As of or for the Year Ended December 31, 2004
MGI PHARMA Historical Per Share of Common Stock:
Basic Net Earnings (Loss) Per Share of Common Stock	$0.16	$(1.23)
Diluted Net Earnings (Loss) Per Share of Common Stock	$0.15	$(1.23)
Book Value Per Share of Common Stock	$1.72	$1.61
Cash Dividends Per Share of Common Stock	$0.00	$0.00

Guilford Historical Per Share of Common Stock:
Basic Net Loss Per Share of Common Stock	$(1.19)	$(2.25)
Diluted Net Loss Per Share of Common Stock	$(1.19)	$(2.25)
Book Value (Deficit) Per Share of Common Stock	$(0.34)	$0.79
Cash Dividends Per Share of Common Stock	$0.00	$0.00

Pro Forma Combined Per Share of MGI PHARMA Common Stock:
Basic Net Loss Per Share of Common Stock	$(0.13)	$(4.58)
Diluted Net Loss Per Share of Common Stock	$(0.13)	$(4.58)
Book Value Per Share of Common Stock	$0.87	$1.46
Cash Dividends Per Share of Common Stock	$0.00	$0.00

Pro Forma Combined Per Share of Guilford Equivalent Common Stock:
Basic Net Loss Per Share of Common Stock	$(0.01)	$(0.45)
Diluted Net Loss Per Share of Common Stock	$(0.01)	$(0.45)
Book Value Per Share of Common Stock	$0.08	$0.14
Cash Dividends Per Share of Common Stock	$0.00	$0.00

RISK FACTORS

Before you vote, you should carefully consider the risks related to the merger described below in addition to the other information contained in this proxy statement/prospectus, including the section entitled “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 18. By voting in favor of the adoption of the merger agreement, you will be choosing to invest in MGI PHARMA common stock. The risks and uncertainties described below are not the only ones facing MGI PHARMA. If any of the following risks actually occur, MGI PHARMA’s business, financial condition or results of operations could be materially adversely affected, the value of MGI PHARMA’s common stock could decline and you may lose all or part of your investment.

The anticipated benefits of the merger may not be realized.

MGI PHARMA and Guilford entered into the merger agreement with the expectation that the merger will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for MGI PHARMA, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether MGI PHARMA integrates Guilford in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially adversely impact MGI PHARMA’s business, financial condition and operating results.

MGI PHARMA may have difficulty integrating Guilford and may incur substantial costs in connection with the integration.

MGI PHARMA could experience material unanticipated difficulties or expenses in connection with integrating Guilford. The time and expense associated with the following activities may exceed management’s expectations, divert their resources from the business of the combined company and limit or delay the intended benefits of the transaction, and can take longer, cost more, and provide fewer benefits than initially projected:

•	leveraging the value of the separate products and product candidates of the combined company;

•	implementing common systems and procedures;

•	comparing financial reports due to differing management systems;

•	retaining and integrating management and other key employees of the combined company;

•	coordinating infrastructure operations in an effective and efficient manner;

•	negotiating amended or new contracts with distributors or strategic collaborators; and

•	combining commercial organizations.

After the merger, we may seek to combine certain operations and functions using common information and communication systems, operating procedures, financial controls and human resource practices, including training, professional development and benefit programs. We may be unsuccessful in implementing the integration of these systems and processes.

Any one or all of these factors may cause increased operating costs, worse than anticipated financial performance or the loss of customers and employees. Many of these factors are also outside the control of either company.

The value of the shares of MGI PHARMA common stock that Guilford stockholders receive in the merger could vary as a result of the fixed exchange ratio above and below the collar and fluctuations in the price of MGI PHARMA’s common stock.

At the effective time of the merger, each outstanding share of Guilford common stock will be converted into the right to receive a fractional share of MGI PHARMA common stock and $1.125 in cash. The stock portion of this consideration is subject to a collar such that, if MGI PHARMA’s common stock price is between $23.4345 and $31.7055, Guilford shareholders will receive total consideration of $3.75 per share, consisting of a fractional share of MGI PHARMA common stock equal to $2.625 divided by the average closing price of MGI PHARMA’s common stock, as determined over the five day trading period ending three trading days prior to closing of the merger, plus $1.125 in cash. If the average closing price of MGI PHARMA common stock is equal to or more than $31.7055, each share of Guilford common stock will be exchanged for 0.0828 of a share of MGI PHARMA common stock plus $1.125 in cash. If the average closing price of MGI PHARMA common stock is equal to or less than $23.4345, each share of Guilford common stock will be exchanged for 0.1120 of a share of MGI PHARMA common stock plus $1.125 in cash. In these circumstances, changes in the price of MGI PHARMA common stock above or below these prices will affect the value of the consideration that Guilford stockholders receive in the merger, meaning that if the price of MGI PHARMA common stock declines prior to completion of the merger, the value of the stock portion of the merger consideration to be received by Guilford stockholders will decrease. Stock price variations could be the result of changes in the business, operations or prospects of MGI PHARMA, Guilford or the combined company, market assessments of the likelihood that the merger will be completed within the anticipated time or at all, general market and economic conditions and other factors which are beyond the control of MGI PHARMA or Guilford. There is no provision in the merger agreement that guarantees a minimum value for the MGI PHARMA stock to be issued at closing or permits Guilford to terminate the merger if MGI PHARMA’s stock declines.

The merger may result in a loss of customers and strategic collaborators.

Some customers may seek alternative sources of product after the announcement of the merger due to, among other reasons, a desire not to do business with the combined company or perceived concerns that the combined company may not continue to support and develop certain products. The combined company could experience some customer attrition by reason of announcement of the merger or after the merger. Difficulties in combining operations could also result in the loss of strategic collaborators and potential disputes or litigation with customers, strategic collaborators or others. Any steps by management to counter such potential increased customer or strategic collaborator attrition may not be effective. Failure by management to control attrition could result in worse than anticipated financial performance.

We must obtain governmental consent to complete the merger, which, if delayed or withheld, may jeopardize or postpone the merger, result in additional expense or reduce the anticipated benefits of the transaction.

The merger is subject to the requirements of the HSR Act, which prevents certain acquisitions from being completed until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and certain waiting periods are terminated or expire. At any time before or after completion of the merger, the Antitrust Division of the DOJ or the FTC may challenge the merger on antitrust grounds. Private parties could take action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after the completion of the merger, notwithstanding expiration of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Guilford and MGI PHARMA will prevail.

If the merger is not consummated, Guilford will have incurred substantial costs, which may adversely effect Guilford’s financial position and operations and the market price for Guilford stock.

We expect to expend a significant amount of cash in the merger and related transactions, which will partially deplete our cash balance.

The cash portion of the merger consideration will total approximately $53.3 million, assuming that no Guilford stockholders exercise their appraisal rights. In connection with the merger, MGI PHARMA will pay approximately $60 million to extinguish all of Guilford’s obligations to Paul Royalty. In addition, we estimate that the total cash closing expenses for MGI PHARMA and Guilford will be approximately $9.7 million, including investment banking fees, accounting and legal fees, printing, mailing and other out-of-pocket transaction costs. MGI PHARMA may provide Guilford with bridge financing pursuant to a credit agreement entered into in connection with the merger agreement for up to $18 million if the merger has not become effective by October 1, 2005 and the merger agreement has not been terminated. After payment of those expenses and obligations, and assuming the merger becomes effective before October 1, 2005 so that there are no bridge financing payments, we will have approximately $108.0 million in available cash and cash equivalents, based on the amount of cash and cash equivalents that we and Guilford had as of March 31, 2005. It is anticipated that we will use an additional amount of approximately $79.4 million in connection with the transaction, excluding integration related costs, within a year of the closing of the merger in connection with the repurchase of Guilford’s convertible notes and additional merger related expenses. Consideration from the disposition of Aggrastat is excluded from these figures and would be additive to the ending cash available.

MGI PHARMA and Guilford may waive one or more of the conditions to the merger without resoliciting stockholder approval for the merger.

Each of the conditions to MGI PHARMA’s and Guilford’s obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of MGI PHARMA and Guilford if the condition is a condition to both MGI PHARMA’s and Guilford’s obligations to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of MGI PHARMA and Guilford will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is necessary. However, MGI PHARMA and Guilford generally do not expect any such waiver to be significant enough to require resolicitation of stockholders. In the event that any such waiver is not determined to be significant enough to require resolicitation of stockholders, the companies will have the discretion to complete the merger without seeking further stockholder approval.

Some directors and executive officers of Guilford have interests that differ from those of Guilford stockholders in recommending that Guilford stockholders vote in favor of adoption of the merger agreement.

Certain executive officers and directors of Guilford have interests in the merger that are different from and in addition to the interests of Guilford stockholders generally. These interests include change of control and severance payments that are due as a result of the merger. In addition, either the adoption by Guilford’s stockholders of the merger agreement or the completion of the merger will result in the accelerated vesting of stock options that have been granted under Guilford’s equity compensation plans to employees, executive officers and directors. Restricted stock units held by Guilford’s executive officers will also vest immediately prior to the merger.

MGI PHARMA also agreed in the merger agreement to indemnify and provide liability insurance to Guilford’s officers and directors. At the effective time of the merger, Guilford’s current chief executive officer, Dean Mitchell, will be appointed to MGI PHARMA’s board of directors.

The value of the shares of MGI PHARMA common stock that Guilford stockholders receive in the merger, as well as the percentage of the outstanding shares of capital stock of MGI PHARMA held by Guilford stockholders following the merger, may decline as a result of additional acquisitions or stock offerings by MGI PHARMA in the future.

MGI PHARMA may, as part of its business strategy, pursue additional acquisitions of companies or businesses. Any acquisition strategy is subject to inherent risk and MGI PHARMA cannot guarantee that it will be able to complete any acquisition, including the ability to identify potential partners, successfully negotiate economically beneficial terms, successfully integrate such business, retain its key employees and achieve the anticipated revenue, cost benefits or synergies. Additionally, MGI PHARMA may issue additional shares of MGI PHARMA common stock in connection with any future acquisition or capital raising transaction, which could dilute the holdings of MGI PHARMA common stock by former Guilford stockholders.

Certain provisions of the merger agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the merger agreement.

The terms of the merger agreement prohibit Guilford from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when the Guilford board of directors determines in good faith that an unsolicited alternative proposal is reasonably likely to lead to a superior proposal and that failure to cooperate with the proponent of the proposal could reasonably be considered a breach of the board’s fiduciary duties. In addition, under certain circumstances Guilford would be required to pay a termination fee of $7,000,000 to MGI PHARMA, including upon termination of the merger agreement by Guilford’s board of directors if they decide to recommend a superior proposal. This termination fee may discourage third parties from submitting alternative takeover proposals to Guilford or its stockholders, and may cause the Guilford board of directors to be less inclined to recommend an alternative proposal.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this proxy statement/prospectus or may be incorporated by reference into this proxy statement/prospectus, and may refer to MGI PHARMA, Guilford or the combined operations of MGI PHARMA and Guilford following completion of the merger. These statements are intended to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These “forward-looking” statements are typically preceded by words such as “believes,” “ expects,” “anticipates,” “intends,” “will,” “may,” “should,” and words and terms of similar substance and often relate to our future operating or financial performance, the merger or our businesses. In particular, you should note that the discussion of MGI PHARMA’s and Guilford’s reasons for the merger and the description of Guilford’s financial advisor’s opinion contain many forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward-looking expectations may have changed as of the date of this proxy statement/prospectus. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of MGI PHARMA’s, Guilford’s or the combined operation’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements.

You should note that many factors, some of which are discussed elsewhere in this proxy statement/prospectus and in documents that are incorporated by reference into this proxy statement/prospectus, could affect the future financial results of the combined company and could cause those results to differ materially from those expressed in our forward-looking statements. These factors include the following:

•	our history of losses and uncertain future profitability;

•	our fluctuating operating results;

•	our dependence on a limited number of commercial products for revenue;

•	our potential inability to obtain additional capital to develop product candidates, carry out sales and marketing plans and generally grow our business;

•	trends towards more restrictive reimbursement policies by health care payors for the cost of our products and related treatments;

•	unfavorable preclinical and clinical trial results;

•	adverse changes to our supplier, manufacturer and distributor relationships;

•	inability to identify, acquire, license and develop products or product candidates;

•	inability to maintain and develop relationships with strategic collaborators;

•	reliance on licensed intellectual property for our products;

•	competition for market acceptance of our products;

•	failure to attract and retain key employees and consultants;

•	extensive government regulation of drug licensing, drug approval, importation and exportation;

•	reliance on foreign and multinational companies to market our products abroad; and

•	rapid technological changes in the pharmaceutical and biotechnology industries.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to MGI PHARMA, Guilford or the combined operations or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements listed above or listed in the proxy statement/prospectus under the heading “Risk Factors.” Except to the extent required by applicable law or regulation, neither MGI PHARMA nor Guilford undertakes any obligation to release publicly any revisions or updates to such forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 20, 2005, MGI PHARMA and Guilford entered into a merger agreement, pursuant to which a subsidiary of MGI PHARMA will be merged with and into Guilford, with Guilford surviving as a wholly-owned subsidiary of MGI PHARMA. The stock portion of the consideration is subject to a collar (as described further in Note 1 to these unaudited pro forma condensed combined financial statements) such that, if the average closing price of MGI PHARMA’s common stock is between $23.4345 and $31.7055, MGI PHARMA will acquire all of the outstanding shares of Guilford for $3.75 per share, which represents a fully diluted equity value of $177.5 million. This consideration will consist of a fractional share of MGI PHARMA common stock and $1.125 in cash. Assuming the five-day average closing price of MGI PHARMA common stock three days prior to the closing of the Guilford merger equals the August 1, 2005 closing price of $26.99, MGI PHARMA would expect to issue approximately 4.6 million shares based on an estimated number of outstanding shares of Guilford common stock of 47.3 million.

The unaudited pro forma condensed combined balance sheet combines the historical unaudited consolidated balance sheets of MGI PHARMA and Guilford as of March 31, 2005, prepared in accordance with U.S. GAAP, giving effect to the merger as if it occurred on March 31, 2005. The unaudited pro forma condensed combined statements of operations combine the historical consolidated statements of operations of MGI PHARMA and Guilford for the year ended December 31, 2004, and the three-months ended March 31, 2005, prepared in accordance with U.S. GAAP, giving effect to the merger as if it occurred on January 1, 2004, reflecting only pro forma adjustments expected to have a continuing impact on the combined results.

Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets of the acquired entity based on their estimated fair values as of the completion of the transaction. A final determination of these estimated fair values will be based on a third-party valuation of the actual net tangible and intangible assets of the acquired entity that exists as of the closing date of the transaction, which cannot be made prior to the completion of the Guilford merger.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the merger been completed on the assumed dates or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, MGI PHARMA allocated the purchase price using its best estimates of fair value. These estimates are based on the most recently available information. In addition to the independent third-party valuation, the impact of the integration activities, the timing of the completion of the transaction and other changes in Guilford’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences from the information presented below. Accordingly, the purchase accounting adjustments reflected in the unaudited pro forma condensed combined financial statements included herein are preliminary and subject to change. Further, the unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that may result from integration activities, as management of MGI PHARMA and Guilford have not yet determined the nature and extent of these activities. The unaudited pro forma financial information does not reflect any potential operating efficiencies. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of MGI PHARMA and Guilford incorporated by reference into this proxy statement/prospectus, and the selected historical consolidated financial data included elsewhere in this proxy statement/prospectus. All shares and per share amounts have been restated to reflect the MGI PHARMA two-for-one common stock split that was effective June 10, 2004.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2005

(amounts in thousands, except per share amounts)

	Historical MGI PHARMA	Historical Guilford	Pro Forma Adjustments	Note		MGI PHARMA Pro Forma Combined
ASSETS
Current Assets:
Cash and cash investments	$24,666	$40,068	$(49,734)	(A	)	$15,000
Short-term marketable investments	177,853	28,416	(3,526)	(A	)
			(60,000)	(F	)
			(9,700)	(D	)	133,043
Restricted marketable investments	5,805	—	—			5,805
Investments held by SNDC	—	26,934	—			26,934
Receivables, net	132,074	4,752	(1,225)	(M	)	135,601
Inventories	29,350	2,775	(1,164)	(M	)	30,961
Other current assets	2,715	4,123	(1,994)	(M	)	4,844

Total current assets	372,463	107,068	(127,343)			352,188
Restricted cash	600	—	—			600
Long-term marketable investments	35,130	—	—			35,130
Restricted marketable investments, less current portion	5,671	2,587	—			8,258
Equipment, furniture and leasehold improvements at cost, net	2,963	1,643	—			4,606
Debt issuance costs, net	6,876	—	—			6,876
Intangible assets, at cost, net	7,454	43,204	(43,204)	(B	)
			64,325	(B	)	71,779
Aggrastat intangible held for sale	—	—	30,000	(B	)	30,000
Other assets	62	5,642	(3,731)	(E	)	1,973

Total Assets	$431,219	$160,144	$(79,953)			$511,410

LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities:
Accounts payable	$13,450	$10,042	$(2,608)	(M	)	$20,884
Current portion of long-term debt	—	1,917	69,354	(E	)	71,271
Accrued expenses (including payroll related and contracted services costs)	29,742	14,928	10,000	(D	)
			(917)	(M	)	53,753
Deferred revenue	245	—	—			245
Other current liabilities	1,287	—	—			1,287

Total current liabilities	44,724	26,887	75,829			147,440
Noncurrent liabilities:
Long-term debt	260,172	70,856	(69,354)	(E	)	261,674
Deferred revenue	1,890	—	—			1,890
Revenue interest obligation	—	45,406	(45,406)	(F	)	—
Other noncurrent liabilities	881	8,171	—			9,052

Total noncurrent liabilities	262,943	124,433	(114,760)			272,616

Total liabilities	307,667	151,320	(38,931)			420,056

Minority interest	—	24,873	—			24,873
Stockholder’s equity:
Preferred stock	—	—	—			—
Common stock	717	466	(466)	(G	)
			46	(L	)	763
Additional paid-in capital	423,834	435,841	(435,841)	(G	)
			124,227	(L	)	548,061
Unearned compensation-restricted stock	(2,513)	(3,870)	3,870	(G	)	(2,513)
Accumulated other comprehensive income (loss)	(3,015)	(1,580)	1,580	(G	)	(3,015)
Treasury stock, at cost	—	(946)	946	(G	)	—
Accumulated deficit	(295,471)	(445,960)	445,960	(G	)
			(176,755)	(C	)
			(858)	(M	)
			(3,731)	(E	)	(476,815)

Total stockholders’ equity	123,552	(16,049)	(41,022)			66,481

Total liabilities and stockholders’ equity	$431,219	$160,144	$(79,953)			$511,410

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2004

(amounts in thousands, except per share amounts)

	Historical MGI PHARMA	Historical Guilford	Pro Forma Adjustments	Note		MGI PHARMA Pro Forma Combined
Revenues:
Product sales	$192,089	$40,172	$(12,500)	(M	)	$219,761
Licensing and other	3,578	7,739	—			11,317

	195,667	47,911	(12,500)			231,078

Costs and Expenses:
Cost of sales	60,847	5,578	(1,700)	(M	)	64,725
Selling, general and administrative	73,802	58,758	(7,100)	(M	)	125,460
Research and development	62,625	46,584	(6,900)	(M	)	102,309
Acquired in-process research and development	83,117	13,951	176,755	(C	)	273,823
Intangible amortization	—	6,854	9,319	(H	)
	—	—	(6,000)	(M	)	10,173

	280,391	131,725	164,374			576,490

Operating loss	(84,724)	(83,814)	(176,874)			(345,412)
Interest income	5,330	2,213	(3,307)	(J	)	4,236
Revenue interest expense	—	(8,781)	8,781	(F	)	—
Interest expense	(5,989)	(5,252)	3,636	(E	)	(7,605)

Loss before income taxes and minority interest	(85,383)	(95,634)	(167,764)			(348,781)
Provision for income taxes	(340)	—	340	(K	)	—
Minority interest	—	7,756	—			7,756

Net loss	$(85,723)	$(87,878)	$(167,424)			$(341,025)

Net (loss) per common share:
Basic	$(1.23)	$(2.25)				$(4.58)
Diluted	$(1.23)	$(2.25)				$(4.58)
Weighted average number of common shares outstanding:
Basic	69,897	39,037				74,497
Diluted	69,897	39,037				74,497

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Three Months Ended March 31, 2005

(amounts in thousands, except per share amounts)

	Historical MGI PHARMA	Historical Guilford	Pro Forma Adjustments	Note		MGI PHARMA Pro Forma Combined
Revenues:
Product sales	$62,385	$10,503	$(3,200)	(M	)	$69,688
Licensing and other	850	233	—			1,083

	63,235	10,736	(3,200)			70,771

Costs and Expenses:
Cost of sales	21,915	985	(300)	(M	)	22,600
Selling, general and administrative	18,755	14,861	(1,500)	(M	)	32,116
Research and development	10,317	16,025	(2,100)	(M	)	24,242
Intangible amortization	—	1,713	2,330	(H	)
			(1,500)	(M	)	2,543
Impairment of long-lived assets	—	31,025	(31,025)	(I	)	—

	50,987	64,609	(34,095)			81,501

Operating income (loss)	12,248	(53,873)	30,895			(10,730)
Interest income	1,357	120	(1,233)	(J	)	244
Revenue interest expense	—	(2,096)	2,096	(F	)	—
Interest expense	(1,755)	(1,233)	909	(E	)	(2,079)

Income (loss) before income taxes and minority interest	11,850	(57,082)	32,667			(12,565)
Provision for income taxes	(250)	—	230	(K	)	(20)
Minority interest	—	2,538	—			2,538

Net income (loss)	$11,600	$(54,544)	$32,897			$(10,047)

Net income (loss) per common share:
Basic	$0.16	$(1.19)				$(0.13)
Diluted	$0.15	$(1.19)				$(0.13)
Weighted average number of common shares outstanding:
Basic	71,345	45,930				75,945
Diluted	75,615	45,930				75,945

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

1. Description of Transaction and Basis of Presentation

On July 20, 2005, MGI PHARMA, INC. (“MGI PHARMA”) and its wholly-owned subsidiary Granite Acquisition, Inc. entered into an Agreement and Plan of Merger with Guilford Pharmaceuticals Inc. (“Guilford”), a Delaware corporation. The stock portion of the consideration is subject to a collar (as described below) such that, if the average closing price of MGI PHARMA’s common stock is between $23.4345 and $31.7055, MGI PHARMA will acquire all of the outstanding shares of Guilford for $3.75 per share in a transaction that is expected to be a taxable merger. The consideration consists of a fractional share of MGI PHARMA common stock and $1.125 in cash. Assuming the five-day average closing price of MGI PHARMA common stock three days prior to the closing of the merger equals the August 1, 2005, closing price of $26.99, MGI PHARMA would expect to issue approximately 4.6 million shares based on an estimated number of outstanding shares of Guilford common stock of 47.3 million. The total consideration of $3.75 per outstanding share of Guilford stock represents a fully diluted equity value of $177.5 million.

The stock portion of this consideration is subject to a collar such that, if MGI PHARMA’s average closing price, as determined over the five-day trading period ending three trading days prior to closing of the merger, is between $23.4345 and $31.7055, Guilford shareholders will receive total consideration with a fixed value of $3.75 per share, consisting of a fractional share of MGI PHARMA common stock equal to $2.625 divided by the average closing price, plus $1.125 in cash. However, if the average closing price of MGI PHARMA common stock is equal to or more than $31.7055, each share of Guilford common stock will be exchanged for 0.0828 of a share of MGI PHARMA common stock plus $1.125 in cash, and if the average closing price of MGI PHARMA stock is equal to or less than $23.4345, each share of Guilford common stock will be exchanged for 0.1120 of a share of MGI PHARMA common stock plus $1.125 in cash.

MGI PHARMA intends to offer to redeem Guilford’s convertible notes, which totaled $69.4 million as of March 31, 2005, within 60 days after the closing of this transaction. In addition, MGI PHARMA will extinguish at closing an approximate $60 million obligation related to Guilford’s revenue interest assignment agreement with Paul Royalty, which is expected to be offset by any proceeds received from the planned divestiture of Aggrastat injection and Guilford’s available cash. MGI PHARMA may provide Guilford with bridge financing pursuant to a credit agreement for up to $18 million if closing of this transaction does not occur by October 1, 2005 and the merger agreement has not been terminated. Guilford’s obligations under the bridge financing will be secured by certain intellectual property assets of Guilford.

The merger is conditioned on and subject to the approval of Guilford’s stockholders, termination of the Hart-Scott-Rodino waiting period and other customary closing conditions, and is expected to close during the fourth quarter of 2005.

2. Purchase Price

A preliminary estimate of the purchase price is as follows (table in thousands):

Purchase of Guilford – cash consideration	$53,260
Purchase of Guilford – equity consideration	124,273
Extinguishment of Guilford’s revenue interest assignment agreement with Paul Royalty	60,000
Extinguishment of Guilford’s convertible debt	69,354
Transaction costs and fees	19,700

Preliminary estimated purchase price	$326,587

The preliminary estimated purchase price has been allocated to the tangible and intangible assets and liabilities to be acquired based on their estimated fair values as of March 31, 2005 (table in thousands):

Cash and investments	$68,484
Restricted marketable investments	2,587
Investments held by SNDC	26,934
Accounts receivable, net	4,752
Inventories	2,775
Other current assets	4,123
In-process research and development	176,755
Acquired identifiable intangible assets	64,325
Aggrastat intangible assets – held for sale	30,000
Property and equipment, net	1,643
Other assets	5,642
Accounts payable	(10,042)
Accrued expenses	(14,928)
Debt	(3,419)
Other liabilities	(8,171)
Minority interest	(24,873)

Total preliminary estimated purchase price	$326,587

The allocation of the estimated purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair value of assets acquired, including the fair values of in-process research and development, other identifiable intangibles and the fair values of liabilities assumed as of the date that the merger is consummated. The allocation of the purchase price requires a series of assumptions, estimates and the exercise of judgment including the assignment of values to tangible and intangible assets. If there is negative goodwill, that value is reallocated to the identifiable assets acquired.

The purchase price allocation will remain preliminary until the completion of a third-party valuation as of the closing date of significant identifiable intangible assets acquired (including in-process research and development) and MGI PHARMA determines the fair values of other identifiable assets acquired and liabilities assumed. The revised determination of the purchase price allocation is expected to be completed as soon as practicable after consummation of the merger. The revised amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

The amount preliminarily allocated to acquired identifiable intangible assets has been attributed to the following identifiable assets (table in thousands):

Gliadel	$64,325
Aggrastat – held for sale	30,000

The estimated fair value of Gliadel was determined by reviewing comparable product acquisitions to calculate a precedent product acquisition multiple. This multiple was calculated by dividing the transaction value by the last 12-month or last fiscal year (2004) sales for each product. This mean multiple from these comparables was then applied to Gliadel’s 2004 sales to determine an implied value. The estimated fair value attributed to Gliadel will be amortized on a straight-line basis over 6 years. While patent protection for Gliadel ends in August 2006, during September 2004, the Food and Drug Administration (FDA) notified Guilford that Gliadel is entitled to market exclusivity for the treatment of patients with malignant glioma undergoing primary surgical resection until February 2010 under applicable orphan drug laws.

The estimated fair value attributed to Aggrastat was determined by reviewing comparable product acquisitions to calculate a precedent product acquisition multiple. This multiple was calculated by dividing the transaction value by the last 12-month or last fiscal year (2004) sales for each product. Due to declining sales and the anticipated divestiture of the Aggrastat product line, the mean multiple from these comparables was then applied to Aggrastat’s projected 2005 sales to determine an implied value. The estimated fair value attributed to Aggrastat is expected to be amortized on a straight-line basis over 12 years.

The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the expected closing date of the merger, will not have reached technological feasibility and have no alternative future use. Only those research projects that had advanced to a stage of development where management believed that a reasonable likelihood of technical success existed were included in the estimated fair value. Accordingly, the in-process research and development primarily represents the estimated fair value of Aquavan, a novel sedative/hypnotic that is currently being evaluated for use as a procedural sedative during brief diagnostic and therapeutic medical procedures; N-Acetylated-Alpha-Linked-Acid-Dipeptidase (or NAALADase), which is currently being evaluated for the treatment of chemotherapy-induced neuropathy; and Poly(ADP-ribose) polymerase (or PARP), which is currently being evaluated as a cancer chemosensitization and radiosensitization agent. The estimated fair value of the in-process research and development was based on an expected technology value per compound using comparable biopharmaceutical company technology valuations. In-process research and development will be expensed immediately following consummation of the merger and has been reflected in the unaudited pro forma condensed combined statement of operation for the year ended December 31, 2004, and in the accumulated deficit on the unaudited pro forma condensed combined balance sheet as of March 31, 2005.

3. Pro Forma Adjustments

(A) To record cash consideration payable to Guilford shareholders.

(B) To eliminate Guilford’s historical carrying value and record the estimated fair value of acquired identifiable intangible assets arising from the acquisition.

(C) To record the estimated fair value of in-process research and development acquired in the merger.

(D) To record the estimated transaction costs and fees including estimated severance and change of control payments.

(E) To record the assumed redemption of the Guilford convertible notes and write-off of deferred debt costs and reduction in interest expense. MGI will use a mix of cash and short-term marketable securities to redeem the convertible notes.

(F) To record the assumed payoff of Guilford’s revenue interest assignment agreement with Paul Royalty, which is estimated at approximately $60.0 million at closing, and reduction of interest expense.

(G) To eliminate Guilford stockholders’ equity accounts.

(H) To reflect the amortization of acquired identifiable intangible assets.

	Historical Carrying Value at Year ended December 31, 2003	Preliminary Estimated Fair Value	Increase (decrease) in carrying value to fair value	Increase (decrease) in Amortization for the Year Ended December 31, 2004	Increase (decrease) in Amortization for the Three Months Ended March 31, 2005
Gliadel	$8,412	$64,325	$55,913	$9,319	$2,330

(I) To eliminate Aggrastat impairment recognized by Guilford.

(J) To eliminate the interest income on $202 million cash paid or payable for the purchase of Guilford, assuming an average interest rate of 1.7% for the year ended December 31, 2004, and 2.5% for the three months ended March 31, 2005.

(K) To reflect the tax effect of the pro forma adjustments to operations.

(L) To record the issuance of 4.6 million shares of MGI PHARMA common stock to Guilford stockholders.

(M) Guilford historical amounts have been restated to reflect Aggrastat as an asset held for sale to conform to MGI presentation. Losses eliminated in the pro forma condensed combined statement of operations for the 12 months ended 2004 were $7.3 million and for the three months ended March 31, 2005 were $1.7 million.

4. Income Taxes

Management is uncertain of the realization of the net deferred tax assets related to Guilford’s preacquisition NOL carryforwards, tax credit carryforwards and other items. Accordingly, a valuation allowance is expected to be established equal to net deferred tax assets which may not be realized in the future. Additionally, Guilford’s NOL carryforwards are expected to be subject to ownership change limitations due to MGI PHARMA’s acquisition of Guilford and may be subject to various other limitations on the amounts utilized. In the event MGI PHARMA continues to be profitable in the future and management determines that a valuation allowance is no longer required, any benefits realized from the use of the NOL’s and credits will first reduce to zero any goodwill or intangible assets related to this acquisition and thereafter reduce tax expense by any remaining benefit.

5. Contingencies

MGI PHARMA may identify pre-acquisition contingencies that could affect the carrying value of the acquired assets or require additional liabilities to be recorded if pre-acquisition contingencies materialize. Any items subsequently identified will be included in the final purchase price allocation.

6. Income (Loss) per Share

Pro forma basic and diluted income per common share amounts for the year ended December 31, 2004, and the three-month period ended March 31, 2005, are based upon the historical weighted average number of MGI PHARMA common shares outstanding, adjusted to reflect the issuance of approximately 4.6 million MGI PHARMA common shares in exchange for an estimated 47.3 million shares of Guilford common stock outstanding.

The following table sets out the computation of basic and diluted common shares outstanding:

	For the Three Months Ended March 31, 2005	For the Year Ended December 31, 2004
Basic EPS calculation
MGI PHARMA weighted average common shares outstanding	71,345	69,897
Issuance of MGI PHARMA common shares to Guilford stockholders	4,600	4,600

Pro forma weighted average common shares outstanding	75,945	74,497

Diluted EPS calculation
MGI PHARMA diluted weighted average common shares outstanding	75,615	69,897
Anti-dilutive effect of MGI PHARMA stock options in pro forma loss per share	(4,270)	—
Issuance of MGI PHARMA common shares to Guilford stockholders	4,600	4,600

Pro forma diluted weighted average common shares outstanding	75,945	74,549

THE SPECIAL MEETING OF GUILFORD STOCKHOLDERS

This proxy statement/prospectus is furnished in connection with the solicitation of proxies from the holders of Guilford common stock by the Guilford board of directors for use at the special meeting of Guilford stockholders, and at any adjournment or postponement thereof. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A and made part of this proxy statement/prospectus.

Date, Time and Place of the Special Meeting

The special meeting will be held on             , September     , 2005, at             .m. local time at 6411 Beckley Street, Baltimore, Maryland 21224.

Matters to be Considered at the Special Meeting

At the special meeting, stockholders of Guilford will be asked to:

(1) consider and vote upon a proposal to adopt the merger agreement;

(2) consider and vote on a proposal to authorize the proxyholders to vote to adjourn the special meeting, in their sole discretion, for the purpose of soliciting additional votes for the adoption of the merger agreement; and

(3) transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.

Record Date and Shares Entitled to Vote

Guilford’s board of directors has fixed the close of business on August     , 2005 as the record date for determination of Guilford stockholders entitled to notice of and to vote at the special meeting. As of the close of business on the record date, there were              shares of Guilford common stock outstanding and entitled to vote, held of record by approximately              stockholders. A majority of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. Each Guilford stockholder is entitled to one vote for each share of Guilford common stock held as of the record date.

Vote Required

Adoption of the merger agreement by Guilford’s stockholders is required by Delaware law. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Guilford common stock outstanding on the record date and entitled to vote at the special meeting. Authorizing the proxyholders to vote to adjourn the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement will require the affirmative vote of Guilford stockholders representing a majority of the shares of Guilford common stock present and entitled to vote at the special meeting. As of the close of business on the record date for the special meeting, the directors and executive officers of Guilford beneficially owned approximately              shares of Guilford common stock or approximately             % of the outstanding shares of Guilford common stock, including options exercisable within 60 days. As of the close of business on the record date for the special meeting and the date of this proxy statement/prospectus, neither Guilford nor any of its directors or executive officers owned any shares of MGI PHARMA common stock. As of the close of business on the record date for the special meeting and the date of this proxy statement/prospectus, neither MGI PHARMA nor any of its directors or officers owned any shares of Guilford common stock.

Voting of Proxies; Revocation of Proxies

If you vote your shares of Guilford common stock by signing and returning the enclosed proxy in the enclosed prepaid and addressed envelope your shares, unless your proxy is revoked, will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” adoption of the merger agreement and authorization of the proxyholders to vote for the adjournment of the special meeting for the purpose of soliciting additional votes.

You are urged to mark the box on the proxy card, following the instructions included on your proxy card, to indicate how to vote your shares. If your shares are held in an account at a brokerage firm or bank, you must instruct such institution on how to vote your shares. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank. If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares.

Guilford’s board of directors does not presently intend to bring any other business before the special meeting and, so far as is presently known to Guilford’s board of directors, no other matters are to be brought before the special meeting. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect of such business in accordance with the judgment of the persons voting such proxies.

You may revoke your proxy at any time prior to its use by delivering to Guilford Pharmaceuticals Inc. at 6611 Tributary Street, Baltimore, Maryland 21224, Attention: Corporate Secretary, a signed notice of revocation, by granting a duly executed new, signed proxy or by submitting a new proxy by telephone or the Internet, or if you are a holder of record by attending the special meeting and voting in person. If you hold your shares in “street name,” you must get a proxy from your broker, bank or other custodian to vote your shares in person at the special meeting. Attendance at the special meeting does not in itself constitute the revocation of a proxy.

Quorum; Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the special meeting is a majority of the shares of Guilford common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Guilford common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement. Abstentions and broker non-votes also will have the same effect as votes against the authorization of the proxyholders to vote to adjourn the special meeting for the purpose of soliciting additional votes. In addition, the failure of a Guilford stockholder to return a proxy will have the effect of a vote against the adoption of the merger agreement and approval of the merger. Guilford has appointed its transfer agent, American Stock Transfer and Trust as the inspector of elections of the special meeting. The inspector of elections will ascertain whether a quorum is present, tabulate votes and determine the voting results on all matters presented to Guilford stockholders at the special meeting.

If a quorum is not present, or fewer shares of Guilford common stock are expected to be voted for the adoption and approval of the merger agreement than a majority of the shares eligible to vote at the special meeting, the special meeting may be postponed or adjourned if stockholders authorize the proxyholders to vote to adjourn the meeting for the purpose of allowing additional time for obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the special meeting being reconvened.

The actions proposed in this proxy statement/prospectus are not matters that can be voted on by brokers holding shares for beneficial owners without the owners’ specific instructions. If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares, which is referred to as a broker non-vote.

Accordingly, if a broker or bank holds your shares you are urged to instruct your broker or bank on how to vote your shares. If you do not instruct your broker how to vote, it will have the effect of a vote against adoption of the merger agreement.

Solicitation of Proxies and Expenses

MGI PHARMA and Guilford will share equally the costs of preparing and distributing this proxy statement/prospectus for the special meeting. In addition to solicitation by mail, directors, officers and regular employees of Guilford or its subsidiaries may solicit proxies from stockholders by telephone, telegram, e-mail, personal communications or other means. Directors, officers and employees will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out of pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out of pocket expenses. Guilford has engaged the Altman Group to assist in the solicitation of proxies for the meeting, either by telephone, telegram, e-mail, personal communications, mail or other means, and Guilford estimates it will pay them a fee of approximately $5,500, and will reimburse them for reasonable out of pocket expenses incurred in connection with such solicitation.

Recommendation of Guilford’s Board of Directors

The Guilford board of directors has unanimously approved and adopted the merger agreement and unanimously recommends that Guilford stockholders vote “FOR” the adoption of the merger agreement and authorization of the proxyholders to vote to adjourn the special meeting for the purpose of soliciting additional votes for the adoption of the merger agreement.

The matters to be considered at the special meeting are of great importance to the stockholders of Guilford. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

Stockholders should not send any stock certificates at this time. A transmittal form with instructions for the surrender of stock certificates for Guilford common stock will be mailed to you as soon as practicable after completion of the merger.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the merger. While MGI PHARMA and Guilford believe that the description covers the material terms of the merger and the related transactions, this description may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, the attached Annexes, and the other documents to which this proxy statement/prospectus refers, for a more complete understanding of the merger.

General Description of the Merger

At the effective time of the merger, Granite Acquisition will merge with and into Guilford. Upon completion of the merger, the separate corporate existence of Granite Acquisition will cease and Guilford will continue as the surviving entity and a wholly-owned subsidiary of MGI PHARMA.

As a result of the merger, each share of Guilford common stock outstanding at the effective time of the merger will be converted automatically into the right to receive a fractional share of MGI PHARMA common stock and $1.125 in cash. The stock portion of this consideration is subject to a collar such that, if the average closing price of MGI PHARMA’s common stock, as determined over the five day trading period ending three trading days prior to closing of the merger, is between $23.4345 and $31.7055, Guilford shareholders will receive total consideration of $3.75 per share, consisting of a fractional share of MGI PHARMA common stock equal to $2.625 divided by that average closing price, plus $1.125 in cash. If the average closing price of MGI PHARMA common stock is equal to or more than $31.7055, each share of Guilford common stock will be exchanged for 0.0828 of a share of MGI PHARMA common stock plus $1.125 in cash. If the average closing price of MGI PHARMA common stock is equal to or less than $23.4345, each share of Guilford common stock will be exchanged for 0.1120 of a share of MGI PHARMA common stock plus $1.125 in cash. Guilford stockholders will receive cash instead of fractional shares of MGI PHARMA common stock that would have otherwise been issued as a result of the merger. If the number of shares of either MGI PHARMA common stock or Guilford common stock changes before the merger is completed because of stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, then an appropriate and proportionate adjustment will be made to the stock and cash to be received by Guilford stockholders in the merger.

MGI PHARMA may provide Guilford with bridge financing pursuant to a credit agreement entered into in connection with the merger agreement for up to $18 million if the merger has not become effective by October 1, 2005 and the merger agreement has not been terminated. Guilford’s obligations under the credit agreement will be secured by certain intellectual property assets of Guilford.

Based on the number of shares of Guilford common stock and MGI PHARMA common stock outstanding, and assuming an average closing price of             , the closing price of MGI PHARMA common stock on August     , 2005, approximately              million shares of MGI PHARMA common stock will be issued pursuant to the merger agreement, representing approximately             % of the MGI PHARMA common stock outstanding immediately after the merger. The total cash payable to Guilford’s stockholders in exchange for their common stock pursuant to the merger agreement is approximately $53.3 million, determined without regard to any dissenting shares and any fractional shares.

Assuming the merger is completed as currently contemplated, it is expected that the merger will be a fully taxable transaction to Guilford’s stockholders for U.S. federal income tax purposes. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 56 for a discussion of material U.S. federal income tax consequences of the merger.

Background of the Merger

MGI PHARMA continually evaluates strategic opportunities and business combination scenarios as part of its ongoing evaluation of opportunities to strengthen its business. In connection with this ongoing evaluation, management of MGI PHARMA regularly evaluates other companies and regularly updates its board of directors on potential acquisitions. As a result of this ongoing evaluation, MGI PHARMA has been generally familiar with the operations of Guilford over the past year.

Guilford has continually considered strategic alternatives to become more competitive in its core markets and in order to better fund and support its ongoing operations, including clinical development activities.

Effective December 1, 2004, Dean J. Mitchell was appointed as Guilford’s President and Chief Executive Officer. At that time, Guilford’s board of directors authorized Mr. Mitchell to conduct a strategic review of Guilford’s product portfolio, resources and capabilities, in order to determine the optimal strategy for Guilford’s business. In order to assist with this strategic review, Guilford engaged the Boston Consulting Group, referred to as BCG. BCG and members of Guilford management worked together in January and February 2005 on the strategic review. As a result of this review, during early April 2005, Guilford’s board of directors and senior management concluded that, due to Guilford’s limited financial resources and its expectations regarding its marketed and pipeline products, it was appropriate to focus commercial and development efforts on GLIADEL® Wafer, Guilford’s marketed biodegradable polymer chemotherapy product for the treatment of malignant glioma, and AQUAVAN® Injection, its Phase III development-stage product for procedural sedation during brief diagnostic or therapeutic procedures. As part of this strategy, the board and management concluded in April 2005 that Guilford should curtail substantially all of its other activities, such as the commercialization and further development of AGGRASTAT® Injection, and its early stage research activities, including the development of NAALADase inhibitors for chemotherapy-induced neuropathy and PARP inhibitors for radio- and chemo-sensitization. Guilford’s new strategy was announced publicly on April 6, 2005. The board of directors also authorized Guilford’s management to engage UBS as Guilford’s financial advisor in order to assist Guilford in the orderly disposition of Aggrastat and the raising of additional capital at an appropriate time to support Guilford’s new strategy. The board also authorized management to move forward to restructure the revenue interest obligation with Paul Royalty in the context of a disposition of Aggrastat.

Guilford’s board of directors and management also determined at that time that the new strategy involved significant risks of execution and greater dependence on a single product development opportunity, Aquavan. As a consequence, the Guilford board also authorized UBS and management to engage in informal discussions with biopharmaceutical companies that might be strategic partners for Guilford or for one or more of Guilford’s products or programs.

In February 2005, MGI PHARMA initially approached Guilford and expressed its interest in acquiring Gliadel and/or Aquavan from Guilford. MGI PHARMA submitted a non-binding preliminary expression of interest to Guilford on March 2, 2005 for a worldwide asset purchase of the Gliadel business. Later in March, MGI PHARMA learned that its non-binding offer was presented to the Guilford board of directors along with other non-binding offers for Gliadel. Guilford did not pursue these offers in light of its strategic focus announced on April 6, 2005.

In April and May 2005, Guilford pursued the orderly disposition of Aggrastat and the restructuring of the Paul Royalty obligation. At the same time, informal discussions regarding possible strategic transactions with several companies, including MGI PHARMA, were held. Except for MGI PHARMA, none of these companies made any formal or informal expressions of interest in pursuing any strategic or similar transaction with Guilford. On April 12, 2005, Mr. Mitchell met with Leon Moulder, President and Chief Executive Officer of MGI PHARMA, in Chicago, Illinois. Messrs. Mitchell and Moulder discussed each of their companies’ respective strategies, goals and cultures and mutually agreed that they should further explore options regarding a potential partnership between the two companies. On April 28, 2005, Guilford and MGI PHARMA entered into a non-disclosure agreement, so that Guilford could share certain business information with MGI PHARMA, in order for MGI PHARMA to assess whether Guilford’s product portfolio was a strategic fit for MGI PHARMA’s business model in supportive and acute care.

During May 2005, Guilford provided MGI PHARMA this business information and MGI PHARMA conducted a preliminary due diligence review of Guilford. Also, Messrs. Mitchell and Moulder informally continued their discussions about the potential for MGI PHARMA to engage with Guilford in some sort of strategic partnership. On May 9, 2005, the MGI PHARMA board of directors was presented more detailed information about Guilford by MGI PHARMA management at its regularly scheduled meeting in Minneapolis, Minnesota, and the MGI PHARMA board of directors supported MGI PHARMA’s continuing diligence on Guilford. On May 10, 2005, MGI PHARMA management engaged Lazard Frères & Co. LLC, referred to as Lazard, as financial advisor for a transaction with Guilford. On May 19, 2005, MGI PHARMA was requested to submit a written proposal to Guilford by early June 2005 if MGI PHARMA were interested in a strategic relationship with Guilford (including specifically an acquisition of Guilford). On May 23, 2005, Messrs. Mitchell and Moulder met for dinner in Bernardsville, New Jersey to further discuss a possible relationship between the companies. Mr. Moulder informed Mr. Mitchell that MGI PHARMA’s initial review of Guilford led MGI PHARMA to the conclusion that it would be best for MGI PHARMA to acquire all of Guilford’s business rather than for the two companies only to partner on certain programs. Mr. Mitchell agreed to provide MGI PHARMA with additional due diligence information on Guilford and to arrange for a meeting between the management teams of the two companies.

On June 6, 2005, members of the management teams of the two companies and representatives of both Lazard and UBS met in Baltimore, Maryland. For Guilford, the members of the management team consisted of Mr. Mitchell; William F. Spengler, Guilford’s Executive Vice President and Chief Financial Officer; Asher M. Rubin, Guilford’s Senior Vice President, General Counsel and Secretary; William C. Vincek, Ph.D., Guilford’s Senior Vice President, Development; Barbara S. Slusher, Ph.D., Guilford’s Senior Vice President, Research, Toxicology and Animal Sciences; Timothy J. Schaller, Guilford’s Vice President, Finance and Treasurer; and Michael Kelly, Guilford’s Vice President, Commercial Operations. For MGI PHARMA, the members of the management team consisted of Mr. Moulder; James C. Hawley, MGI PHARMA’s Senior Vice President and Chief Financial Officer; Eric P. Loukas, MGI PHARMA’s Senior Vice President and General Counsel; Martin J. Duvall, MGI PHARMA’s Senior Vice President, Commercial Operations; John K. MacDonald, MGI PHARMA’s Senior Vice President, Research & Development; Nancy S. Evertz, MGI PHARMA’s Vice President, Finance and Administration; and Joe Stich, MGI PHARMA’s Senior Director, Business Development. Each management team provided the other with a presentation on its respective company’s business plans. Additionally, Mr. Moulder presented the Guilford management team with information on MGI PHARMA’s view of the combined companies. After that meeting, Mr. Moulder informed Mr. Mitchell that he expected to deliver an offer later that week to Mr. Mitchell for a potential acquisition by MGI PHARMA of Guilford. On June 10, 2005, MGI PHARMA delivered a letter to UBS containing a non-binding indication of interest in acquiring Guilford for consideration of $3.75 per share, consisting of $1.125 in cash and a fraction of a share of MGI PHARMA stock valued at $2.625, subject to a collar such that the fractional share would become fixed if MGI PHARMA’s stock was higher or lower than the 15% collar at closing. The letter indicated that MGI PHARMA needed to conduct additional due diligence in order to finalize its offer and that MGI PHARMA’s legal counsel, Dorsey & Whitney LLP, would be providing Guilford with a draft definitive merger agreement for review. The draft merger agreement was provided to Guilford later that day.

The board of directors of Guilford met at a special meeting on June 13, 2005 to consider the letter from MGI PHARMA. Members of management and a representative of Hogan & Hartson L.L.P., legal counsel to Guilford, were present at that meeting, and representatives of UBS attended a portion of the meeting. At the meeting, the Guilford board discussed the letter and the board’s fiduciary duties in the context of a proposal from MGI PHARMA and the strategic alternatives available to Guilford. At the conclusion of the meeting, the Guilford board of directors authorized Mr. Mitchell and management to permit MGI PHARMA to conduct the additional due diligence that it requested, but also to continue pursuing its independent strategic plan of seeking to divest Aggrastat and restructure Guilford’s obligation to Paul Royalty. The Guilford board scheduled a follow-up meeting for later in the month of June to discuss MGI PHARMA’s progress on its due diligence and the progress in the proposed sale of Aggrastat. The Guilford board also requested that two of its members with experience in financial analysis provide the board with their views regarding MGI PHARMA’s business and prospects.

During June 2005, MGI PHARMA reviewed documents provided by Guilford at MGI PHARMA’s request and visited Guilford’s facilities on June 22 and June 27, 2005. The visits to Guilford were conducted by MGI PHARMA management personnel with expertise in reviewing research and development programs, business and commercial operations and manufacturing.

On June 30, 2005, Guilford’s board of directors met in Baltimore, Maryland. In attendance were members of management and representatives of Hogan & Hartson and UBS. Mr. Mitchell reported on the status of the disposition activities for Aggrastat. Mr. Mitchell informed the board that MGI PHARMA had been continuing its due diligence on Guilford and had informally reaffirmed its interest in acquiring the company. The two members of Guilford’s board that had been requested to do so then presented the other board members with their informal views of MGI PHARMA’s business, products and product pipeline. Representatives of Hogan & Hartson reviewed with the board the significant provisions of the draft merger agreement that had been provided earlier in the month. At the conclusion of the meeting, the board authorized Guilford’s management and legal and financial advisors to negotiate the terms and conditions of a possible merger with MGI PHARMA, including the merger agreement, and to conduct a due diligence review of MGI PHARMA. Management was also authorized to seek to put in place a line of credit arrangement with MGI PHARMA should the merger agreement be executed, in order to provide needed funding if a merger could not be completed in a timely fashion.

On July 7, 2005, Messrs. Mitchell, Rubin, and Spengler traveled to MGI PHARMA’s facilities in Bloomington, Minnesota and met with Messrs. Moulder, Hawley and Loukas. Representatives of Lazard and UBS were also present at this meeting. At this meeting, members of MGI PHARMA management provided the Guilford officers with a further presentation regarding MGI PHARMA’s business plans and prospects. On that day as well as the next several days, members of Guilford management and representatives of Hogan & Hartson and UBS conducted a due diligence review of MGI PHARMA. In addition, during that period, representatives of Hogan & Hartson discussed with representatives of Dorsey & Whitney certain proposed transaction terms set forth in the initial merger agreement draft.

A telephonic meeting of the Guilford board was held on July 8, 2005, at which management and representatives of Hogan & Hartson and UBS also participated. At that meeting, Mr. Mitchell provided the board with an update on the due diligence activities and the status of the negotiations. The Guilford board authorized Guilford’s management and advisors to continue the negotiation and due diligence process and Hogan & Hartson delivered to Dorsey & Whitney written comments to the draft merger agreement shortly after conclusion of the meeting.

Between July 8, 2005 and July 15, 2005, the parties’ respective management teams and legal and financial advisors had numerous discussions regarding the terms of the merger agreement, the amount of consideration to be paid to Guilford shareholders and MGI PHARMA’s due diligence findings. On July 14, 2005, MGI PHARMA’s board of directors met at its regularly scheduled meeting in Bloomington, Minnesota, and received an update on the status of the negotiations, which was provided by MGI PHARMA management and Lazard, and the MGI PHARMA board of directors supported MGI PHARMA’s efforts in moving forward with the transaction. On July 15, 2005, Guilford’s board met telephonically to receive an update on the status of the negotiations, which was provided by management, Hogan & Hartson and UBS. Guilford’s representatives and MGI PHARMA’s representatives continued to negotiate the terms of the merger agreement during the weekend of July 16-17, 2005. On July 16, 2005, MGI PHARMA’s board of directors met telephonically to receive an update on the status of the negotiations, which was provided by MGI PHARMA management, Dorsey & Whitney, and Lazard.

On July 18, 2005, Guilford’s board met in person in Baltimore, Maryland with Messrs. Mitchell, Spengler and Rubin and representatives of Hogan & Hartson and UBS. Guilford’s board was provided with an update on the status of the negotiations, including discussions regarding price, conditions to the transaction, representations and warranties and other terms of the merger agreement. Extensive and detailed discussions were held regarding the terms of the proposed merger agreement and related agreements. Additionally, UBS reviewed with the Guilford board financial aspects of the transaction. The board authorized management to continue the negotiation process and seek to complete the merger agreement over the next several days. On July 18, 2005, MGI PHARMA’s board of directors met telephonically to receive an update by MGI PHARMA management, Dorsey & Whitney and Lazard on the status of the negotiation of the terms of the proposed merger agreement and related agreements, and the board of directors supported MGI PHARMA’s efforts to continue to move forward with the transaction.

Between July 18, 2005, and July 20, 2005, the parties continued to negotiate the terms of the merger agreement. On July 19, 2005, MGI PHARMA’s board of directors met telephonically to receive an update on the proposed final terms of the merger agreement and related agreements by its management, Dorsey & Whitney and Lazard. Following deliberations, the MGI PHARMA board of directors by unanimous vote approved the merger agreement, the related agreements, and the transactions contemplated by those agreements. In the evening of July 20, 2005, Guilford’s board of directors met telephonically and received an update regarding the proposed final terms of the merger agreement and related agreements, including the credit agreement. Also at this meeting, UBS reviewed with Guilford’s board of directors its financial analysis of the merger consideration and delivered to Guilford’s board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated July 20, 2005, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Guilford common stock. Following deliberations, the Guilford board, by unanimous vote, approved the merger agreement and the related agreements and the transactions contemplated by those agreements, and resolved to recommend that its stockholders vote to approve the merger with MGI PHARMA.

In the evening of July 20, 2005, the parties executed the merger agreement, the credit agreement and letter agreements with Paul Royalty. On the morning of July 21, 2005, the parties announced the transaction through a joint press release.

MGI PHARMA’s Reasons for the Merger

In approving, adopting and authorizing the merger and the merger agreement, the MGI PHARMA board of directors considered a number of factors, including, without limitation, the facts discussed in the following paragraphs. In light of the number and wide variety of factors considered in connection with its evaluation of the merger, the MGI PHARMA board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The board viewed its position and recommendations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of MGI PHARMA’s reasons for the merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 18.

In reaching its decision, the board consulted with MGI PHARMA’s management with respect to strategic and operational matters and with MGI PHARMA’s legal counsel with respect to the merger agreement and the transactions contemplated thereby. The board also consulted with Lazard, MGI PHARMA’s financial advisor, with respect to the financial aspects of the merger.

The board identified a number of potential benefits of the merger that it believes will contribute to the success of the combined enterprise. These potential benefits include:

•	the acceleration of MGI PHARMA’s effort to build a leading acute care franchise through the addition of Aquavan injection;

•	the potential synergy between Aquavan injection and Aloxi injection for PONV, which is currently in late-stage development;

•	the augmentation of MGI PHARMA’s existing oncology franchise through the addition of a marketed product, Gliadel wafer, for high grade malignant gliomas;

•	the acquisition of a hospital-based commercial organization with established relationships in acute care that will immediately be leveraged to advance the market penetration of Aloxi injection for CINV and, upon approval, Dacogen injection;

•	the addition of an early stage product pipeline, including NAALADase inhibitors for chemotherapy-induced neuropathy and PARP inhibitors for cancer, which fit strategically into MGI PHARMA’s oncology development pipeline;

•	the broadening of MGI PHARMA’s research and development capabilities;

•	the opportunity to realize cost savings through potential operational synergies; and

•	that the merger will be accretive to MGI PHARMA’s earnings per share beginning in 2008 and has the potential to significantly accelerate future revenue and earnings per share growth.

The MGI PHARMA board also considered the structure of the transaction and the terms of the merger agreement and related documents, including:

•	the consideration to be paid to Guilford’s stockholders;

•	the representations and warranties of Guilford;

•	the covenants of MGI PHARMA and Guilford;

•	the conditions required to be satisfied or waived, if permissible, prior to completion of the merger;

•	the rights of MGI PHARMA or Guilford to terminate the merger agreement in certain circumstances; and

•	the terms relating to third party offers, including the (1) prohibitions on the ability of Guilford to solicit offers for competing business combination proposals, (2) requirement that Guilford’s stockholders vote on the adoption of the merger agreement even if the Guilford board of directors changes or withdraws its recommendation of the merger unless Guilford terminates the merger agreement to accept a superior proposal and (3) ability to receive a termination fee if the merger agreement is terminated under certain circumstances.

The MGI PHARMA board also identified and considered a number of uncertainties and risks. Those negative factors included:

•	the risk that the potential benefits of the merger might not be realized;

•	the risk that the merger may not be completed;

•	the amount of cash required to fund the Paul Royalty obligation, to provide the bridge financing to Guilford, to redeem the Guilford convertible notes and to pay the merger consideration;

•	the challenges, costs and risks of integrating the businesses of MGI PHARMA and Guilford and the potential management, customer, supplier, partner and employee disruption that may be related to the merger;

•	the diversion of management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the conditions to the merger agreement requiring receipt of certain regulatory approvals; and

•	various other applicable risks related to the combined company and the merger, including those described under the section entitled “Risk Factors” beginning on page 14.

The board weighed the benefits, advantages and opportunities against the challenges inherent in the combination of two businesses of the size of MGI PHARMA and Guilford and the possible resulting diversion of management attention for an extended period of time. The board realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board concluded that the potential benefits outweighed the potential risks of consummating the merger.

After taking into account these and other factors, the board unanimously determined that the merger agreement and the transactions contemplated thereby were fair to, and in the bests interests of, MGI PHARMA and its shareholders, and approved, adopted and authorized the merger agreement and the transactions contemplated thereby, including the merger.

Guilford’s Reasons for the Merger; Recommendation of Guilford’s Board of Directors

At its meeting on July 20, 2005, the Guilford board of directors:

•	determined that the merger agreement and the merger with MGI PHARMA are advisable and fair to, and in the best interests of, Guilford and its stockholders;

•	approved the merger agreement;

•	directed that the merger agreement be submitted for consideration by Guilford’s stockholders; and

•	recommended that Guilford stockholders vote FOR adoption of the merger agreement.

During its evaluation of the merger, the Guilford board of directors consulted with Guilford’s management and legal and financial advisors, and considered the following material factors:

•	the board’s belief that the combination of the businesses of Guilford and MGI PHARMA would result in an organization with greater financial, technical and other resources than Guilford would have as a stand-alone entity;

•	the complementary nature of the products and market focus of the two businesses in oncology and acute care, which could significantly accelerate the growth of Guilford’s commercial and pipeline products;

•	Guilford’s existing and projected difficulties in competing against companies with greater resources or better efficiencies;

•	the opportunity for Guilford’s shareholders to reduce their exposure to the risks inherent in Guilford’s reliance on two marketed products and a limited product pipeline by becoming a business with six marketed products, a broad development portfolio, and a sustainable research platform:

•	the board considered the significant risks in dependence on the successful launch and commercial success of Aquavan to sustain long-term growth; and

•	the board considered the ongoing risks in successful completion of an orderly disposition of Aggrastat at a price and on terms attractive to Guilford;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Guilford’s common stock, and the need to raise additional capital in both the near and long term in difficult or uncertain market conditions;

•	information regarding the financial performance and condition, assets, liabilities, business operations and prospects of each of MGI PHARMA and Guilford;

•	the fact that the transaction would allow Guilford’s shareholders to receive an equity interest in MGI PHARMA and thereby participate in the potential success of Guilford’s current product pipeline;

•	the fact that a Guilford board member with knowledge of the potential inherent in Guilford’s marketed products and product pipeline would be joining the MGI PHARMA board and would therefore be able to provide valuable insight and guidance to enable these products to achieve their potential;

•	the assessment of Guilford’s board of directors of Guilford’s strategic alternatives and the status of the company’s strategic plan, and the board’s belief that merging with MGI PHARMA presented a more attractive and viable opportunity for Guilford stockholders than attempting to remain independent;

•	MGI PHARMA’s ability to support research and development of Guilford’s product pipeline by providing additional resources to specific programs and leveraging MGI PHARMA’s commercial and development scale and expertise;

•	the current and historical market prices of Guilford’s common stock relative to the merger consideration, and the fact that merger consideration having a value of $3.75 per share on the signing date represented a 55.6% premium over the closing price of Guilford’s common stock on July 20, 2005 and a 60.1% premium to the average closing price of Guilford’s common stock over the 20 trading day period up to and including July 20, 2005;

•	a comparison of recent merger and acquisition transactions in the biotechnology industry as well as the trading performance for comparable companies in the specialty pharmaceutical industry;

•	UBS’ opinion, dated July 20, 2005, to Guilford’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration, as more fully described below under the caption “The Merger—Opinion of Guilford’s Financial Advisor;”

•	the terms of the merger agreement, including the parties’ respective representations, warranties and covenants and the conditions to closing, including a provision providing for the board’s ability, should Guilford receive a superior third party proposal, to furnish information to and conduct negotiations with that third party and, subject to payment of a termination fee, enter into an agreement relating thereto;

•	the collar provision of the merger agreement, which affords protection against the risk of a decline in the market price of MGI PHARMA common stock to $25.4345 per share prior to the consummation of the transaction, and the guaranteed $1.125 in cash payable to Guilford stockholders regardless of any decline in the value of the MGI PHARMA shares they may receive;

•	the reasonableness of the termination fee, taking into account the other terms of the merger agreement and the range of commercially reasonable termination fees for a transaction of this size; and

•	the likelihood that the transaction will be consummated, including the likelihood that the merger will receive all necessary regulatory approvals.

Guilford’s board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	the risk that the potential benefits sought in the transaction might not be realized;

•	aspects of the collar provision of the merger agreement, which (1) limit the upside associated with an increase in the market price of MGI PHARMA common stock prior to the consummation of the transaction, and (2) do not afford protection in the event of a decline in the market price of MGI PHARMA common stock below the collar price prior to consummation of the transaction;

•	the possibility that the transaction might not be completed and the potential adverse effect of the public announcement of the transaction on Guilford’s business partners, vendors, suppliers and other key collaborators;

•	the potentially adverse effect of the public announcement of the merger on Guilford’s ability to attract and retain key management, sales, marketing, administrative and technical personnel;

•	the potentially adverse effect on Guilford’s overall competitive position;

•	the difficulty of integrating the businesses of Guilford and MGI PHARMA, and the possible adverse impact from senior management devoting significant time and effort on completing the transaction and integrating the two businesses;

•	the fact that Guilford would be forgoing other potential opportunities by entering into the merger agreement; and

•	many of the risks described under “Risk Factors” beginning on page 14 of this proxy statement/prospectus.

During its deliberations concerning the merger, Guilford’s board was also aware that some of Guilford’s executive officers, directors and employees have interests in the merger and have arrangements that are different from, or in addition to, those of Guilford’s shareholders generally, as described under “The Merger—Interests of Certain Persons in the Merger.”

While Guilford’s board considered potentially negative and potentially positive factors, Guilford’s board concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

The foregoing discussion summarizes the material information and factors considered by Guilford’s board in its consideration of the merger. Guilford’s board collectively reached the unanimous decision to approve the merger agreement in light of the factors described above and other factors that each member of the board felt were appropriate. In view of the wide variety of factors and the quality and amount of information considered, Guilford’s board did not find it useful or practicable to and did not make specific assessments of, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of Guilford’s board may have given different weight to different factors.

The Guilford board of directors has unanimously approved the merger agreement and has determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Guilford’s shareholders. The Guilford board of directors recommends a vote FOR adoption of the merger agreement.

Opinion of Guilford’s Financial Advisor

On July 20, 2005, at a meeting of Guilford’s board of directors held to approve the proposed merger, UBS delivered to Guilford’s board an oral opinion, confirmed by delivery of a written opinion dated July 20, 2005, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Guilford common stock.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached to this proxy statement/prospectus as Annex C and is incorporated into this proxy statement/prospectus by reference. UBS’ opinion is directed only to the fairness, from a financial point of view, of the merger consideration and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Guilford or the underlying business decision of Guilford to effect the merger. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to any matters relating to the proposed merger. Holders of Guilford common stock are encouraged to read this opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed publicly available business and historical financial information relating to Guilford and MGI PHARMA;

•	reviewed internal financial information and other data relating to the businesses and financial prospects of Guilford and MGI PHARMA that were provided to UBS by the respective managements of Guilford and MGI PHARMA and not publicly available, including financial forecasts and estimates prepared by the respective managements of Guilford and MGI PHARMA;

•	conducted discussions with members of the senior managements of Guilford and MGI PHARMA concerning the businesses and financial prospects of Guilford and MGI PHARMA;

•	reviewed current and historical market prices and trading volumes of Guilford common stock and MGI PHARMA common stock;

•	reviewed publicly available financial and stock market data with respect to companies in lines of business UBS believed to be generally comparable to those of Guilford and MGI PHARMA;

•	compared the financial terms of the merger with publicly available financial terms of other transactions UBS believed to be generally relevant;

•	reviewed estimates prepared by Guilford’s management as to the potential cost savings and other synergies anticipated to result from the merger;

•	considered the potential pro forma financial effect of the merger on MGI PHARMA’s estimated earnings per share based on financial forecasts and estimates prepared by the respective managements of Guilford and MGI PHARMA, taking into account potential cost savings and other synergies estimated by Guilford’s management;

•	reviewed the merger agreement and related documents; and

•	conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

In connection with its review, with Guilford’s consent, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with Guilford’s consent, relied on that information being complete and accurate in all material respects. In addition, at Guilford’s direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Guilford or MGI PHARMA, and UBS was not furnished with any evaluation or appraisal. With respect to the financial forecasts, estimates and pro forma effects referred to above, UBS assumed, at Guilford’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Guilford and MGI PHARMA as to the future financial performance of Guilford and MGI PHARMA. With respect to the calculation of cost savings and other synergies referred to above, UBS assumed, at Guilford’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Guilford’s management. In addition, UBS assumed that the future financial results and potential cost savings and other synergies reflected in the forecasts and estimates referred to above would be achieved at the times and in the amounts projected. UBS also relied, at Guilford’s direction, without independent verification or investigation, upon the assessments of the managements of Guilford and MGI PHARMA as to the products and product candidates of Guilford and MGI PHARMA and the risks associated with those products and product candidates (including the probability of successful testing, development and marketing, and approval by appropriate governmental authorities, of those products and product candidates and the potential impact of generic product competition). UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At Guilford’s direction, UBS was not asked to, and it did not, offer any opinion as to the terms of the merger agreement, the form of the merger or any aspect or implication of any related transaction, including the line of credit that will be made available by MGI PHARMA to Guilford prior to the closing of the merger, any arrangements involving Guilford’s royalty payment and related debt obligations to Paul Capital Management, L.L.C. or its affiliates and any other arrangements, agreements or understandings entered into in connection with, or contemplated by, the merger. In addition, UBS expressed no opinion as to what the value of MGI PHARMA common stock would be when issued pursuant to the merger or the prices at which MGI PHARMA common stock or Guilford common stock would trade at any time. In rendering its opinion, UBS assumed, with Guilford’s consent, that each of MGI PHARMA, Granite Acquisition, Inc. and Guilford would comply with all material terms of the merger agreement and that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. UBS also assumed, with Guilford’s consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Guilford, MGI PHARMA or the contemplated benefits of the merger. At Guilford’s direction, UBS contacted selected third parties to solicit indications of interest in a possible transaction with Guilford and held preliminary discussions with certain of these parties prior to the date of UBS’ opinion.

In connection with rendering its opinion to Guilford’s board, UBS performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected public companies and the analysis of selected precedent transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to Guilford, MGI PHARMA or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

The estimates of the future performance of Guilford and MGI PHARMA provided by the managements of Guilford and MGI PHARMA or derived from public sources in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond Guilford’s and MGI PHARMA’s control. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

The merger consideration was determined through negotiation between Guilford and MGI PHARMA and the decision to enter into the merger was solely that of Guilford’s board of directors. UBS’ opinion and financial analyses were only one of many factors considered by Guilford’s board in its evaluation of the merger and should not be viewed as determinative of the views of Guilford’s board of directors or management with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with Guilford’s board of directors in connection with its opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses. For purposes of the analyses described below, the term “implied per share value of the merger consideration” refers to the implied value of the consideration payable in the merger for the outstanding shares of Guilford common stock of $3.75 per share based on the cash component of the merger consideration of $1.125 per share and, in the case of the stock component of the merger consideration, the exchange ratio and per share closing price of MGI PHARMA common stock on July 20, 2005.

Analysis of Selected Public Companies

Guilford.    UBS compared selected financial information for Guilford with corresponding financial information of the following eight selected publicly held companies in the biopharmaceutical industry:

•	BioMarin Pharmaceutical Inc.

•	Cotherix, Inc.

•	Critical Therapeutics, Inc.

•	GTx Inc.

•	Inspire Pharmaceuticals, Inc.

•	InterMune, Inc.

•	Oscient Pharmaceuticals Corporation

•	SuperGen, Inc.

UBS reviewed enterprise values, calculated as the fully-diluted market value (based on closing stock prices on July 20, 2005), plus total debt, preferred stock and minority interests, less cash and cash equivalents, of the selected companies as a multiple of fiscal years 2005 through 2007 estimated revenue. UBS also reviewed closing stock prices on July 20, 2005 of the selected companies as a multiple of fiscal years 2006 through 2009 estimated earnings per share, commonly referred to as EPS. UBS then compared the multiples derived from the selected companies with, among other things, corresponding multiples for Guilford based on the implied per share value of the merger consideration. Estimated financial data for the selected companies were based on public filings, publicly available research analysts’ estimates, referred to below as street estimates, and I/B/E/S consensus estimates. Estimated financial data for Guilford on a standalone basis were based on internal estimates of Guilford management, referred to as Guilford management estimates, and street estimates. This analysis indicated the following implied mean, median, high and low revenue and EPS multiples for the selected companies, as compared to corresponding multiples implied for Guilford based on the implied per share value of the merger consideration (where used below, “nm” indicates that the results were not meaningful):

	Implied Multiples for Selected Companies								Implied Multiples for Guilford Based on Implied Per Share Value of Merger Consideration
Enterprise Value as a Multiple of:	Mean		Median		High		Low		Guilford Management Estimates		Street Estimates for Guilford
Revenue Fiscal Year 2005 Fiscal Year 2006 Fiscal Year 2007	6.3 4.2 3.6	x x x	7.4 3.9 3.3	x x x	8.1 6.3 9.1	x x x	3.3 2.4 1.3	x x x	5.0 4.8 2.9	x x x	5.0 5.1 4.5	x x x

Closing Stock Price on 7/20/05 as a Multiple of:
EPS Fiscal Year 2006 Fiscal Year 2007 Fiscal Year 2008 Fiscal Year 2009	nm 26.9 20.7 16.9	x x x	nm 26.9 21.7 16.0	x x x	nm 26.9 30.0 22.6	x x x	nm 26.9 9.3 10.9	x x x	nm nm 110.4 10.0	x x	nm nm nm nm

MGI PHARMA.    UBS also compared selected financial information for MGI PHARMA with corresponding financial information of the following nine selected publicly held companies in the biopharmaceutical industry:

•	Celegne Corporation

•	Chiron Corporation

•	ImClone Systems Incorporated

•	The Medicines Company

•	MedImmune, Inc.

•	OSI Pharmaceuticals, Inc.

•	Pharmion Corporation

•	QLT Inc.

•	Serono Inc.

UBS reviewed enterprise values of the selected companies as a multiple of fiscal years 2005 through 2007 estimated revenue. UBS also reviewed closing stock prices on July 20, 2005 of the selected companies as a multiple of fiscal years 2005 though 2007 estimated EPS. UBS then compared the multiples derived from the selected companies with corresponding multiples for MGI PHARMA based on the closing price of MGI PHARMA common stock on July 20, 2005. Estimated financial data for the selected companies were based on public filings, street estimates and I/B/E/S consensus estimates. Estimated financial data for MGI PHARMA on a standalone basis were based on internal estimates of MGI PHARMA management, referred to as MGI PHARMA management estimates, and street estimates. This analysis indicated the following implied mean, median, high and low revenue and EPS multiples for the selected companies, as compared to corresponding multiples implied for MGI PHARMA:

	Implied Multiples for Selected Companies								Implied Multiples for MGI PHARMA Based on Closing Stock Price on 7/20/05
Enterprise Value as a Multiple of:	Mean		Median		High		Low		MGI PHARMA Management Estimates		Street Estimates for MGI PHARMA
Revenue Fiscal Year 2005 Fiscal Year 2006 Fiscal Year 2007	6.7 4.8 4.0	x x x	4.6 3.7 3.0	x x x	17.0 12.1 9.6	x x x	2.5 2.2 1.7	x x x	7.2 5.1 3.8	x x x	7.5 5.3 4.0	x x x

Closing Stock Price on 7/20/05 as a Multiple of:
EPS Fiscal Year 2005 Fiscal Year 2006 Fiscal Year 2007	45.2 27.6 23.8	x x x	39.4 20.7 17.5	x x x	85.5 59.3 42.5	x x x	13.7 11.9 10.7	x x x	31.3 21.4 19.8	x x x	36.3 19.7 16.7	x x x

Analysis of Selected Precedent Transactions

UBS reviewed transaction value and purchase price multiples in the following seven selected mergers and acquisitions transactions in the biopharmaceutical industry announced between 2000 and 2005:

Acquiror	Target
• GlaxoSmithKline	• Corixa Corporation
• Jazz Pharmaceuticals, Inc.	• Orphan Medical, Inc.
• UCB S.A.	• CellTech Group plc
• Genzyme Corporation	• Sangstat Medical Corporation
• Chiron Corporation	• Powderject Pharmaceuticals plc
• Gilead Sciences, Inc.	• Triangle Pharmaceuticals, Inc.
• Rhodia S.A.	• ChiRex Inc.

UBS reviewed transaction values in the selected transactions, calculated as the fully-diluted equity value implied for the target company based on the consideration paid in the selected transaction, plus the target company’s total debt, preferred stock and minority interests, less cash and cash equivalents, as a multiple of the target company’s current year, one-year forward and two-year forward estimated revenue. UBS also reviewed purchase prices in the selected transactions as a multiple of the target company’s current year, one-year forward, two-year forward and three-year forward estimated EPS. UBS then compared the implied multiples derived from the selected transactions with corresponding multiples for Guilford based on the implied per share value of the merger consideration. Estimated financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data for Guilford were based on Guilford management estimates. This analysis indicated the following mean, median, high and low implied revenue and EPS multiples in the selected transactions, as compared to corresponding multiples implied for Guilford based on the implied per share value of the merger consideration (where used below, “nm” indicates that the results were not meaningful):

	Implied Multiples for Selected Transactions				Implied Multiples for Guilford Based on Implied Per Share Value of Merger Consideration
Transaction Value as a Multiple of:	Mean	Median	High	Low
Revenue Current Year One-Year Forward Two-Year Forward	4.3x 3.8x 2.9x	3.9x 3.8x 2.7x	8.2x 7.3x 4.1x	2.2x 2.0x 1.8x	5.0x 4.8x 2.9x

Purchase Price as a Multiple of:
EPS Current Year One-Year Forward Two-Year Forward Three-Year Forward	45.6x 34.0x 28.3x 15.2x	50.2x 35.5x 15.9x 14.5x	66.2x 48.7x 86.1x 29.6x	15.6x 12.8x 8.0x 6.0x	nm nm nm 110.4x

Discounted Cash Flow Analysis

Guilford.    UBS performed a discounted cash flow analysis of Guilford to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows (including the estimated present value of Guilford’s net operating losses through 2013) that Guilford could generate over fiscal years 2005 through 2014 based on Guilford management estimates. UBS calculated a range of terminal values for Guilford by applying one-year forward estimated EPS multiples of 18.0x to 22.0x to Guilford’s fiscal year 2015 tax-effected EBIT. The cash flows and terminal values were then discounted to present value using discount rates ranging from 30.0% to 35.0%. This analysis indicated the following implied equity reference range for Guilford, as compared to the implied per share value of the merger consideration:

Implied Equity Reference Range for Guilford	Implied Per Share Value of Merger Consideration
$1.22 – $3.68	$3.75

MGI PHARMA.    UBS also performed a discounted cash flow analysis of MGI PHARMA to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows (excluding the value of net operating losses) that MGI PHARMA could generate over fiscal years 2005 through 2009 based on MGI PHARMA management estimates. UBS calculated a range of terminal values for MGI PHARMA by applying one-year forward estimated EPS multiples of 17.0x to 21.0x to MGI PHARMA’s fiscal year 2009 tax-effected EBIT. The cash flows and terminal values were then discounted to present value using discount rates ranging from 13.0% to 17.0%. This analysis indicated the following implied equity reference range for MGI PHARMA, as compared to the closing price of MGI PHARMA common stock on July 20, 2005:

Implied Equity Reference Range for MGI PHARMA	MGI PHARMA Per Share Closing Price on 7/20/05
$37.25 – $49.78	$27.57

Pro Forma Merger Analysis

UBS analyzed the potential pro forma financial effect of the merger on MGI PHARMA’s estimated EPS for fiscal years 2006 through 2009 after giving effect to potential cost savings and other synergies anticipated by the management of Guilford to result from the merger assuming, for purposes of such analysis, that 70% of the total merger consideration would be payable in shares of MGI PHARMA common stock. Estimated data for MGI PHARMA were based on MGI PHARMA management estimates. Estimated data for Guilford, including estimates of potential cost savings and other synergies, were based on Guilford management estimates. Based on the implied per share value of the merger consideration, this analysis suggested that the merger could be dilutive to MGI PHARMA’s estimated EPS in fiscal years 2006 and 2007 and accretive to MGI PHARMA’s estimated EPS in fiscal years 2008 and 2009. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Factors

In rendering its opinion, UBS also reviewed and considered other factors, including:

•	the historical price performance and trading volumes of Guilford common stock and MGI PHARMA common stock; and

•	selected published equity research analysts’ reports for Guilford and MGI PHARMA.

Miscellaneous

Under the terms of its engagement, Guilford has agreed to pay UBS customary fees for its financial advisory services in connection with the merger, a portion of which was payable in connection with the opinion and a significant portion of which is contingent upon the consummation of the merger. In addition, Guilford has agreed to reimburse UBS for its reasonably incurred expenses, including fees and disbursements of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

Guilford selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and given its familiarity with Guilford and its business. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

UBS and its affiliates in the past have provided, and currently are providing, services to Guilford unrelated to the proposed merger, for which services UBS and its affiliates have received and will receive customary compensation. UBS and its affiliates also in the past have provided, and in the future may provide, services to MGI PHARMA unrelated to the proposed merger, for which services UBS and its affiliates have received and would expect to receive customary compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and accounts of customers, securities of Guilford and MGI PHARMA and, accordingly, may at any time hold a long or short position in those securities.

Completion and Effectiveness of the Merger

The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, if permissible, including adoption of the merger agreement by the stockholders of Guilford. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

MGI PHARMA and Guilford are working to complete the merger as quickly as possible, and we hope to do so as promptly as practicable after the special meeting and the receipt of clearance pursuant to the HSR Act, which prohibits certain acquisitions from being completed until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and certain waiting periods are terminated or expire. MGI PHARMA and Guilford cannot predict the exact timing of the completion of the merger.

As promptly as practicable after the merger is completed, Wells Fargo, the exchange agent for the merger, will mail to you a letter of transmittal and instructions for surrendering your Guilford stock certificates in exchange for MGI PHARMA common stock and cash. When you deliver your Guilford stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Guilford stock certificates will be cancelled, and because the MGI PHARMA common stock issued to Guilford stockholders will be uncertificated, you will receive a statement of ownership representing that number of whole shares of MGI PHARMA stock that you are entitled to receive pursuant to the merger agreement and a check for the cash that you are entitled to receive pursuant to the merger agreement.

You should not submit your stock certificates for exchange until you have completed and mailed the letter of transmittal and instructions referred to above.

You will be entitled to receive dividends or other distributions on MGI PHARMA common stock with a record date after the merger is completed, but only after you have surrendered your Guilford stock certificates. If there is any dividend or other distribution on MGI PHARMA common stock with a record date after the merger, you will receive the dividend or distribution promptly after the later of the date that your MGI PHARMA shares are issued to you or the date the dividend or other distribution is paid to all MGI PHARMA shareholders.

MGI PHARMA will issue MGI PHARMA stock or check in a name other than the name in which a surrendered Guilford stock certificate is registered only if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Payments to Paul Royalty

In connection with the merger, MGI PHARMA will pay approximately $60 million to extinguish all of the rights and obligations of Paul Royalty under their revenue interest assignment agreement with Guilford. MGI PHARMA anticipates that this payment will be offset by Guilford’s available cash and any proceeds received from Guilford’s planned divestiture of Aggrastat injection.

Operations Following the Merger

Following the merger, the business of Guilford will be continued by a wholly owned subsidiary of MGI PHARMA. Upon completion of the merger, the managers and officers of MGI PHARMA will operate the business formerly conducted by Guilford. The stockholders of Guilford will become shareholders of MGI PHARMA and their rights as shareholders will be governed by the MGI PHARMA articles of incorporation, the MGI PHARMA bylaws and the laws of the State of Minnesota. See “Comparison of Rights of Shareholders of MGI PHARMA and Stockholders of Guilford” beginning on page 74 for a discussion of some of the differences in the rights of shareholders of MGI PHARMA and the stockholders of Guilford.

Offer to Repurchase Convertible Notes

Upon completion of the merger, each holder of Guilford’s outstanding convertible notes may require MGI PHARMA to repurchase such notes in cash at 100% of the principal amount, plus accrued and unpaid interest. MGI PHARMA must mail a notice to each holder of a convertible note within 20 days of completing the merger. The notice will include an offer by MGI PHARMA to repurchase the convertible notes, which will remain open until a specified date that is at least 20 business days from the date the notice is mailed. During this period, convertible note holders may elect to tender their convertible notes in whole or in part in integral multiples of

$1,000. MGI PHARMA shall make payment on convertible notes properly tendered no later than 60 days after the effective date of the merger. Any convertible note not tendered for repurchase will continue to accrue interest in accordance with its terms, and will be convertible into the kind and amount of merger consideration receivable upon the merger by a holder of the number of shares of Guilford common stock issuable upon conversion of the convertible note.

Stock Options, Restricted Stock Units and Stock Plans

Each option to purchase Guilford common stock will vest in full thirty (30) days prior to the effective time of the merger, and the holder shall have the right (subject to applicable limits in the Guilford stock plans) to exercise the option until immediately prior to the merger’s effectiveness; provided that, these events shall be conditioned upon the consummation of the merger. At the effective time, all of the Guilford options shall, by virtue of the merger and without any further action on the part of Guilford or the holder thereof, be terminated. Each right to receive Guilford common stock pursuant to a Guilford restricted stock unit, including restricted stock units held by certain Guilford executive officers, will become fully vested and payable immediately prior to the effective date of the merger, and will convert into merger consideration on the effective date of the merger.

MGI PHARMA will assume Guilford’s stock plans as of the merger’s effectiveness. To the extent that the holder of a Guilford option or restricted stock unit is eligible to receive awards of stock options or restricted stock units for MGI PHARMA common stock under the terms of the assumed stock plans, MGI PHARMA may in its sole discretion grant the holder after the merger an option or restricted stock unit for shares of MGI PHARMA common stock, in such numbers of shares of MGI PHARMA common stock, and with such vesting terms and exercise prices as MGI PHARMA shall determine. For participants in the Guilford Pharmaceuticals Inc. 2002 Stock Purchase Plan, amounts contained in participants’ accounts as of the merger will be applied to the purchase of Guilford common stock on the last trading day prior to the effective date of the merger.

Warrants

At the effective time of the merger, each outstanding warrant to purchase shares of Guilford common stock will be assumed by MGI PHARMA and will become a warrant to purchase the merger consideration applicable to the number of shares of Guilford common stock to which the warrant relates.

Interests of Certain Persons in the Merger

In considering the recommendation of the Guilford board of directors regarding the merger, Guilford stockholders should be aware that some Guilford directors and executive officers have interests in the merger and related arrangements that are different from, or in addition to, their interests as Guilford stockholders. These interests may create potential conflicts of interest for these directors and officers because they may be more likely to approve the merger than Guilford stockholders generally. The Guilford board of directors was aware of these interests and took these interests into account in its deliberations of the merits of the merger and in approving the merger and the transactions contemplated by the merger agreement.

Appointment to MGI PHARMA Board of Directors; Employment with MGI PHARMA

Guilford’s board of directors has selected Dean Mitchell, Guilford’s president, chief executive officer and a director of Guilford, as its designee to the MGI PHARMA board of directors pursuant to the provisions of the merger agreement, which provides that MGI PHARMA will cause to be elected to its board of directors a member designated by Guilford. MGI PHARMA’s board of directors, through its nominating and corporate governance committee process, has approved the appointment of Mr. Mitchell to the MGI PHARMA board effective on closing of the merger. Additionally, Mr. Mitchell may assume employment with MGI PHARMA in order to assist with transition and integration of Guilford’s business. The terms of his potential employment are still being discussed. If Mr. Mitchell is an MGI PHARMA employee, then Mr. Mitchell will receive no compensation for his service on the board of directors but will receive compensation as an employee in amounts to be determined.

Guilford Employee Retention Plan

On April 5, 2005, the compensation committee of Guilford’s Board of Directors adopted an employee retention plan designed to provide incentives to employees, including certain of Guilford’s executive officers, to remain with Guilford through certain dates. The amount of bonus each employee may receive under the plan was between 10% and 25% of that employee’s annual salary as of April 6, 2005, and the plan also provided that participants were eligible to receive grants of restricted stock units. As a result of the merger, the bonus payments for Guilford’s executive officers will be paid on an accelerated basis and the shares underlying the restricted stock units granted to these officers will be delivered on an accelerated basis. The following table sets forth the specific amounts of the bonuses to be received by the executive officers participating in the plan.

Name and Title	Amount of Accelerated Bonus Payment
Michael Kelly Vice President, Commercial Operations	$56,000
Asher M. Rubin Senior Vice President, General Counsel and Secretary	$65,000
Barbara S. Slusher, Ph.D. Senior Vice President, Research, Toxicology and Animal Sciences	$64,000
William F. Spengler Executive Vice President and Chief Financial Officer	$91,000
William C. Vincek, Ph.D. Senior Vice President, Development	$66,000

The treatment of the restricted stock units is discussed below under “—Accelerated Vesting of Restricted Stock Units and Acceleration of Delivery of Shares Underlying Stock Units” beginning on page 51.

Change in Control Severance Agreements

Guilford previously entered into severance agreements with each of its executive officers that apply if (1) Guilford is subject to a change in control, and (2) the executive’s employment is terminated other than for cause or the executive voluntarily resigns for good reason. For purposes of these agreements, the merger constitutes a change of control, and under these agreements, an executive has “good reason” to resign if:

•	there is any proposed reduction in the executive’s base salary;

•	there is any reduction in the executive’s responsibilities or areas of supervision; or

•	the executive’s office is relocated outside the metropolitan area in which his or her office was located immediately prior to the change in control.

In Mr. Mitchell’s case, “good reason” also includes no longer being chief executive officer of a public company.

Under these agreements, the executive is entitled to a lump-sum payment equal to two times the executive’s then-current annual base salary upon a qualifying termination of employment. In the case of Mr. Mitchell, the severance amount is three times his then-current base salary. In addition, Guilford is obligated to continue to provide health, life and disability insurance coverage to the executive for two years (three years in the case of Mr. Mitchell) or until the executive secures full-time employment elsewhere, whichever happens first.

Mr. Mitchell’s agreement also provides that he is entitled to a tax gross-up payment to the extent his continued benefits are provided on a taxable basis and to outplacement support. Upon the closing of the merger, Mr. Mitchell will also be entitled to receive a bonus payment of $275,000 that he would have otherwise been entitled to receive in December 2005.

Accordingly, as a result of the merger, the executive officers will be entitled to receive the severance payments set forth in the table below, upon the termination of an executive officer’s employment or resignation for “good reason” as described above:

Name and Title	Severance Payment
Michael Kelly	$447,200
Dean J. Mitchell	$1,680,000
Asher M. Rubin	$520,000
Barbara S. Slusher, Ph.D.	$504,200
William F. Spengler	$721,500
William C. Vincek, Ph.D.	$525,000

Assumption of Consulting Agreements by MGI PHARMA

Solomon Snyder.    As a consequence of the merger, MGI PHARMA will assume the consulting agreement between Guilford and Solomon Snyder, M.D., a director of Guilford. In September 1995, Guilford entered into a consulting agreement with Dr. Snyder, which has been extended from time to time (most recently in August 2003) and currently expires in August 2006. Under this agreement, Dr. Snyder provides certain consulting services to Guilford including, among others, assisting Guilford in recruiting scientific staff, advising Guilford as to the purchase of laboratory equipment and acquisition of new technologies, and participating in business meetings at the request from time to time of Guilford’s president and chief executive officer. The agreement provides that Dr. Snyder is entitled to receive a cash retainer of $21,667 per month during the period from September 2004 to August 2005 and $22,500 per month during the period from September 2005 to August 2006, and that Guilford will reimburse Dr. Snyder for reasonable expenses incurred by him in the performance of his duties under the agreement. Dr. Snyder is also entitled to name the beneficiary of a policy of life insurance that Guilford owns providing a death benefit in the event of the second to die of either Dr. Snyder or his wife. The annual premium for the policy is $45,000. In addition to its assumption of Guilford’s obligation under the consulting agreement with Dr. Snyder and in connection with his consulting services, MGI PHARMA expects to issue to Dr. Snyder options to purchase                  shares of MGI PHARMA’s common stock with an exercise price equal to the fair market value of MGI PHARMA’s common stock on the day of the closing of the merger.

Craig Smith.    As a consequence of the merger, MGI PHARMA will assume the consulting agreement between Guilford and Craig Smith, M.D., a director of Guilford. On December 1, 2004, Dr. Smith retired as Guilford’s chairman of the board, president and chief executive officer. In connection with his retirement, Guilford entered into a consulting services and separation agreement, which states that Dr. Smith will provide consulting services to Guilford until December 1, 2005. The agreement further provides that for the 36 month period following the date of Dr. Smith’s retirement, Guilford will continue to pay him his last annual base salary of $560,000, as well as provide current life, health and disability insurance benefits, and Dr. Smith will continue to vest in all currently unvested stock options. In addition, the agreement provides that Guilford will pay for Dr. Smith’s reasonable expenses in providing consulting services and granted him 100,000 restricted stock units under its 2002 Stock Award and Incentive Plan upon his retirement, which vest in equal amounts on the first and second anniversary thereof. These stock units were granted on December 1, 2004. The agreement also calls for Guilford to provide Dr. Smith a cash payment equal to 50% of his last annual base salary payable in two equal installments, the first installment of which was paid on January 3, 2005, and the second installment of which is due to be paid on December 1, 2005. The agreement also contains a two-year non-compete provision and customary releases. In addition to its assumption of Guilford’s obligations under the consulting agreement with Dr. Smith and in connection with his consulting services, MGI PHARMA expects to issue to Dr. Smith options to purchase                  shares of MGI PHARMA’s common stock with an exercise price equal to the fair market value of MGI PHARMA’s common stock on the day of the closing of the merger.

Acceleration of Guilford Stock Options

Guilford stock options, including those held by directors and executive officers, will accelerate and become 100% vested and exercisable in connection with the merger and then, to the extent not exercised, will terminate upon the closing of the merger. The following tables present specific information regarding stock option acceleration for these executive officers and directors. Monetary value is calculated by subtracting the exercise price due upon exercise of the option from the estimated value of the MGI PHARMA merger consideration to be received in the merger as a result of the exchange of the Guilford shares underlying the options. The table assumes that the merger was effective as of                     , 2005 and uses the average closing price of MGI PHARMA’s common stock for the five consecutive trading days ending on                     , 2005 for all monetary value calculations. The average closing price of MGI PHARMA’s common stock during that period was $            . Out of the money options are shown as having a monetary value of $0.

Name	Unvested Options Accelerated	Monetary Value of Accelerated Options as of , 2005	Exercise Price of Accelerated Options
Directors
George L. Bunting, Jr.	7,500 3,750	$ $	$ $	2.47 6.38
Joseph R. Chinnici	7,500 3,750	$ $	$ $	2.47 6.38
Barry M. Fox	7,500 3,750	$ $	$ $	2.47 6.38
Elizabeth M. Greetham	7,500 3,750	$ $	$ $	2.47 6.38
Joseph Klein, III	7,500 3,750	$ $	$ $	2.47 6.38
Dean J. Mitchell(1)	1,000,000	$		$5.64
Ronald M. Nordmann	7,500 3,750	$ $	$ $	2.47 6.38
Craig R. Smith, M.D.	39,584 64,584 21,877	$ $ $	$ $ $	2.99 7.94 8.81
Solomon H. Snyder	7,500 3,750	$ $	$ $	2.47 6.38
David C. U’Prichard, Ph.D.	7,500 15,000	$ $	$ $	2.47 6.62

(1)	Dean J. Mitchell is also an executive officer.

Name	Unvested Options Accelerated	Monetary Value of Accelerated Options as of , 2005	Exercise Price of Accelerated Options
Executive Officers
Michael Kelly	20,000 16,667 19,376	$ $ $	$ $ $	4.66 4.97 7.94
Asher M. Rubin	7,917 25,000 35,000 19,376 2,188	$ $ $ $ $	$ $ $ $ $	3.00 4.63 4.66 7.94 8.81
Barbara S. Slusher, Ph.D.	15,834 35,000 25,834 2,917	$ $ $ $	$ $ $ $	2.99 4.66 7.94 8.81
William F. Spengler	93,750 40,000	$ $	$ $	4.51 4.66
William C. Vincek, Ph.D.	15,834 35,000 25,834 5,105	$ $ $ $	$ $ $ $	2.99 4.66 7.94 8.81

Accelerated Vesting of Restricted Stock Units and Acceleration of Delivery of Shares Underlying Stock Units

In addition to the vesting of stock options, restricted stock units held by certain executive officers, including those granted pursuant to the employee retention plan, will vest immediately prior to the merger and in satisfaction of these units the executive officer will receive unrestricted shares of Guilford common stock that will be converted into merger consideration at closing of the merger. The following table sets forth the name of these executive officers, the number of restricted stock units held and the monetary value of the Guilford shares that will be distributed, assuming that the merger was effective as of                     , 2005 and using the average closing price of MGI PHARMA’s common stock for the five consecutive trading days ending on                     , 2005 for all monetary value calculations. The average closing price of MGI PHARMA’s common stock during that period was $            .

Name	Restricted Stock Units Accelerated	Monetary Value of Accelerated Restricted Stock Units as of , 2005
Michael Kelly	13,300	$
Dean J. Mitchell	100,000	$
Asher M. Rubin	17,800	$
Barbara S. Slusher, Ph.D.	17,800	$
William F. Spengler	24,700	$
William C. Vincek, Ph.D.	17,800	$

Certificates representing stock units held by certain directors that are already vested will be delivered immediately prior to the merger. Ordinarily each of these directors would not have received the certificates representing the shares underlying the stock units until six months after the director ceased to serve on the board of directors of Guilford. The following table sets forth the names of the directors, the number of shares of Guilford stock to be delivered and the monetary value of the Guilford shares that will be distributed, assuming that the merger was effective as of                     , 2005 and using the average closing price of MGI PHARMA’s

common stock for the five consecutive trading days ending on                     , 2005 for all monetary value calculations. The average closing price of MGI PHARMA’s common stock during that period was $            .

Name	Delivery of Shares Underlying Restricted Stock Units	Monetary Value of Shares Delivered as of
Directors
George L. Bunting, Jr.	28,206	$
Joseph R. Chinnici	10,748	$
Barry M. Fox	12,651	$
Elizabeth M. Greetham	7,664	$
Joseph Klein, III	18,040	$
Ronald M. Nordmann	9,867	$
Craig R. Smith, M.D.	100,000	$
David C. U’Prichard, Ph.D.	10,801	$

A portion of the board compensation payable to each independent member of Guilford’s board of directors is paid by delivery of fully-vested stock units at the end of each fiscal quarter. These stock units represent the right to receive shares of Guilford’s common stock six months following termination of a director’s service. The number of stock units delivered to a director at each quarter end is calculated based on the $6,000 quarterly installment of the annual director retainer and $3,750 for each meeting of Guilford’s science committee the director attends. In addition, at the election of the director, a director may also receive the compensation to which the director is entitled for attendance at meetings through delivery of stock units based upon $2,000 for each board meeting attended in person, $1,000 for each board meeting attended by telephone ($2,000 if the meeting relates to a major corporate action) and $1,500, $1,200 and $1,200, respectively, for each meeting of the audit committee, the compensation committee and the nominating and governance committee attended, and an additional $3,750 for each meeting of Guilford’s science committee attended. The number of stock units delivered in payment of board compensation is calculated by dividing the relevant dollar amount by the closing price of Guilford’s common stock on the Nasdaq National Market as of the last date of the relevant fiscal quarter. Immediately prior to the closing of the merger, all shares underlying stock units earned for the portion of the fiscal quarter in which the closing of the merger occurs will be delivered to the directors entitled to receive them, and the number of shares will be calculated based on the closing price of Guilford’s common stock on the Nasdaq National Market on the last trading day prior to the closing of the merger.

Restricted Stock

Mr. Mitchell was granted 500,000 shares of restricted Guilford common stock in December 2004 in connection with commencement of his employment, 250,000 of which were to vest on the first anniversary of the grant date and 250,000 of which were to vest on the seventh anniversary of the grant date or sooner if certain performance criteria were reached. In connection with the merger, the vesting of these shares of restricted stock will accelerate and become 100% vested in connection with the merger.

Parachute Payments

For certain executive officers of Guilford, severance payments, together with the acceleration of the vesting of options or restricted stock units in connection with the consummation of the merger, may result in “excess parachute payments” as defined in Section 280G of the Internal Revenue Code. Excess parachute payments will not be deductible by MGI PHARMA in accordance with Section 280G and will result in excise taxes payable by the employee under Section 4999 of the Internal Revenue Code. In connection with the change of control severance agreements described above, Guilford agreed to pay an additional amount to these executive officers to pay the excise taxes and to put them in the same after-tax position as if no excise tax was payable. The following table sets forth the names of the executive officers to whom it is estimated excess parachute payments could be paid and the estimated amount that would need to be paid to the executives to put them in the same after-tax position as if the excise tax were not applicable.

Name	Estimated Amount of Additional Payment in Connection with Excise Taxes (1)
Michael Kelly
Dean J. Mitchell
Asher M. Rubin
Barbara S. Slusher, Ph.D.
William F. Spengler
William C. Vincek, Ph.D.

(1)	The estimated payment assumes that all amounts potentially payable to or on behalf of the executive in connection with a change of control are paid, that such amounts constitute parachute payments, the consideration per share of Guilford common stock is $3.75 per share and the merger is closed on , 2005.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification and exculpation provided to current and former directors and officers of Guilford in the Guilford certificate of incorporation, bylaws and any indemnification agreements of Guilford shall continue in full force and effect following completion of the merger. In addition, MGI PHARMA has agreed to indemnify and hold harmless, and provide advancement of expenses to directors, officers and employees of Guilford to the same extent such persons were indemnified by, or had the right to advancement of expenses from, Guilford on the date of the merger agreement by Guilford pursuant to Guilford’s certificate of incorporation or bylaws.

The merger agreement provides that, for six years after completion of the merger, MGI PHARMA will maintain Guilford’s policies of directors’ and officers’ liability insurance or substitute comparable policies; provided that MGI PHARMA will not be required to pay aggregate premiums in excess of 200% of the amount paid by Guilford in its last full fiscal year prior to the date of the merger, but will at least maintain the level of coverage that can be purchased for that amount.

Shares Held by Certain Stockholders

The following table provides information about each stockholder known to Guilford to own beneficially more than 5% of the outstanding shares of Guilford common stock as of the close of business on August         , 2005 (based solely on information provided in Schedule 13Gs filed by each such entity with the SEC).

Name	Common Stock (1)	Percent of Class
Arnold Snider (entities affiliated with Deerfield Capital, L.P.) (2)	3,352,547
FMR Corp (3)	2,902,801
Kilkenny Capital Management, L.L.C. (4)	2,836,789
Fuller & Thaler Asset Management, Inc. (5)	2,598,305
Lotsoff Capital Management (6)	2,462,166

(1)	Includes shares for which the named person has sole voting and investment power, unless otherwise stated in these footnotes.
(2)

This stockholder’s address is 780 Third Avenue, 37Th Floor, New York, NY 10017. Based on a Schedule 13G/A filed with the SEC on February 11, 2005, the number of shares owned by entities affiliated with Arnold H. Snider and Deerfield Capital L.P. includes 1,619,279 shares held of record by Deerfield Capital L.P. and Deerfield Partners, L.P., each a Delaware limited partnership, and 1,733,268 shares held of record by Deerfield Management Company, a New York limited partnership, and Deerfield International Limited, a British Virgin Islands corporation. Each of Deerfield Capital L.P, Deerfield Partners, L.P.,

Deerfield Management Company, Deerfield International Limited and Arnold Snider have shared voting power and shared dispositive power with respect to the shares beneficially owned by them.
(3)	This stockholder’s address is 82 Devonshire Street, Boston, MA 02109. The information concerning this stockholder is based solely on Schedule 13G, filed with the SEC on May 10, 2005. FMR is the parent holding company of subsidiaries: Fidelity Management & Research Company (“Fidelity”), which is the beneficial owner of 2,887,201 shares of Guilford’s common stock as a result of acting as investment adviser to various investment companies, which number includes 138,301 shares of Guilford Common Stock resulting from the assumed conversion of $863,000 principal amount of Guilford’s convertible notes; and Fidelity Management Trust Company (“FMT”), which is the beneficial owner of 15,600 shares of Guilford’s common stock as a result of serving as investment manager of certain institutional accounts. Members of the Edward C. Johnson 3d family own stock of FMR representing approximately 49% of the voting power of FMR, and are parties to a voting agreement with other holders of FMR stock. Edward C. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the outstanding voting stock of FMR. Mr. Johnson is Chairman of FMR and Ms. Johnson is a director of FMR. Neither FMR nor Mr. Johnson has sole voting power with respect to the shares of Guilford’s common stock owned by the Fidelity funds, which power resides with the funds’ board of trustees. Each of FMR, Mr. Johnson and the funds has sole dispositive power with respect to the 2,887,724 shares of Guilford’s common stock owned by the Fidelity funds. Each of FMR and Mr. Johnson has sole dispositive and voting power with respect to 15,600 shares of Guilford’s common stock owned by the FMT institutional accounts.
(4)	This stockholder’s address is 311 South Wacker Drive, Suite 6350, Chicago, Illinois 60606. The information concerning this stockholder is based solely on a Schedule 13G filed with the SEC on February 14, 2005. Mr. Michael Walsh is the executive manager of Kilkenny Capital Management L.L.C. and with Ms. Elizabeth Forster are its controlling members. Each of Kilkenny Capital Management L.L.C., Mr. Walsh, and Ms. Forster have shared voting power and shared dispositive power with respect to the 2,836,789 shares of common stock owned by Kilkenny Capital Management, L.L.C.
(5)	This stockholder’s address is 411 Borel Avenue, Suite 402, San Mateo, California 94402. The information concerning this stockholder is based solely on a Schedule 13G/A filed with the SEC on February 9, 2005. Fuller & Thaler Asset Management Inc. has sole voting power with respect to 1,929,008 and sole dispositive power with respect to 2,598,305 shares of common stock.
(6)	This stockholder’s address is 20 North Clark Street, 34th Floor, Chicago, Illinois 60602. The information concerning this stockholder is based solely on a Schedule 13G filed with the SEC on January 14, 2005. Lotstuff Capital Management has sole voting power with respect to 843,743 shares of common stock, shared voting power with respect to 1,618,423 shares of common stock, and sole power to dispose of 2,462,166 shares of common stock.

The following table provides information about the beneficial ownership of Guilford common stock as of the close of business on August     , 2005 by each director, each executive officer and by all directors and executive officers as a group. The address of all of the persons named or identified below is c/o Guilford Pharmaceuticals Inc., 6611 Tributary Street, Baltimore, Maryland 21224.

Name	Common Stock (1)	Percent of Outstanding Shares (2)
Michael Kelly (3)
Dean J. Mitchell (4)
Asher M. Rubin (5)
Barbara S. Slusher, Ph.D. (6)
William F. Spengler (7)
William C. Vincek, Ph.D. (8)
George L. Bunting, Jr. (9)
Joseph R. Chinnici (10)
Barry M. Fox (11)
Elizabeth M. Greetham (12)

Name	Common Stock (1)	Percent of Outstanding Shares (2)
Joseph Klein, III (13)
Ronald M. Nordmann (14)
Craig R. Smith, M.D. (15)
Solomon H. Snyder (16)
David C. U’Prichard, Ph.D. (17)
All 15 officers and directors as a group

*	Represents less than 1% of the shares outstanding.
(1)	Includes shares for which the named person has sole voting and investment power, has shared voting and investment power with a spouse or minor child, and/or holds in a 401(k) Retirement Savings Plan account or other qualified retirement account, unless otherwise stated in these footnotes.
(2)	In computing the percentage ownership of each named person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after August 1, 2005 are deemed outstanding, without taking into account the merger. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The vesting of certain restricted stock units held by directors and officers may accelerate due to a change of control. This table does not take into account the acceleration of vesting for these restricted stock units in the event of the merger.
(3)	Includes options to purchase 46,248 shares.
(4)	Includes (a) 250,000 restricted shares of common stock that will vest on the first anniversary of Mr. Mitchell’s employment with the Company or earlier upon an acceleration event (defined to mean death, disability, termination without “cause” or termination by Mr. Mitchell for “good reason” (as each term is described in his employment agreement)); and (b) 250,000 restricted shares of common stock, vesting seven years from the commencement of his employment or in 2007, 2008 and 2009, if certain performance milestones that have not yet been determined are met.
(5)	Includes options to purchase 54,677 shares.
(6)	Includes options to purchase 114,265 shares.
(7)	Includes options to purchase 36,458 shares.
(8)	Includes options to purchase 208,519 shares.
(9)	Includes 650,000 shares held by The Abell Foundation, Inc., for which Mr. Bunting disclaims a beneficial interest. Mr. Bunting serves as a trustee and a member of the finance committee of The Abell Foundation. This does not include 3,500 shares held by a limited liability company for which Mr. Bunting disclaims beneficial interest except as to his 1% pecuniary interest in the limited liability company. Also includes options to purchase 86,250 shares.
(10)	Includes options to purchase 33,750 shares.
(11)	Includes options to purchase 33,750 shares.
(12)	Includes options to purchase 86,250 shares.
(13)	Includes options to purchase 63,750 shares.
(14)	Includes options to purchase 56,250 shares.
(15)	Includes options to purchase 723,585 shares.
(16)	Includes options to purchase 131,250 shares.
(17)	Includes options to purchase 15,000 shares.

Regulatory Matters

The merger is subject to the requirements of the HSR Act, which prevents certain acquisitions from being completed until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and certain waiting periods are terminated or expire. Each of MGI PHARMA and Guilford filed the required notification and report forms with the Antitrust Division of the DOJ and the FTC on August 1, 2005. The applicable waiting period began on the date of filing by both parties and will expire 30 days thereafter (or on the next regular business day if the 30th day falls on a Saturday, Sunday or legal public holiday), unless our request for early termination is granted or the waiting period is extended by a request for additional information, in which case the waiting period will expire 30 days after substantial compliance by both parties with respect to the request for additional information, or on the next regular business day if the 30th day falls on a Saturday, Sunday or legal public holiday.

At any time before or after completion of the merger, the Antitrust Division of the DOJ or the FTC may, however, challenge the merger on antitrust grounds. Private parties could take action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after the completion of the merger, notwithstanding expiration of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Guilford and MGI PHARMA will prevail.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes certain material federal income tax consequences of the merger that are generally applicable to holders of Guilford common stock. The discussion is for general information purposes only and does not deal with all federal income tax considerations that may be relevant to particular classes of Guilford stockholders in light of their special circumstances, such as stockholders who are dealers in securities, tax-exempt entities, foreign persons, or persons who acquired their Guilford common stock upon exercise of stock options or in other compensatory transactions. Furthermore, no state, local or foreign tax considerations are addressed herein. Except as discussed under the heading “Appraisal Rights,” this discussion addresses solely the material federal income tax consequences of the exchange in the merger of Guilford common stock for MGI PHARMA common stock and cash. The discussion is based on federal income tax law in effect as of the date hereof, which is subject to change at any time (possibly with retroactive effect). No opinions of counsel or rulings from the Internal Revenue Service have been requested or obtained in connection with the merger. Accordingly, all Guilford stockholders should consult their own tax advisors as to the specific federal, state, local and foreign tax consequences to them of the merger.

This discussion only applies to a Guilford stockholder that is (1) a citizen or resident of the U.S., (2) a corporation created or organized in or under the laws of the U.S., or any political subdivision thereof (including the District of Columbia), (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if either (a) a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (b) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes. If a partnership holds Guilford stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Guilford stock, you should consult your tax advisor.

General

Assuming the merger is completed as currently contemplated, it is expected that the merger will be a fully taxable transaction (rather than a tax-free reorganization) for U.S. federal income tax purposes. As a result, a Guilford stockholder will generally recognize gain or loss as a result of the merger in an amount equal to the difference between the amount of cash plus the fair market value (determined at the effective time of the merger) of MGI PHARMA stock received by such stockholder and the stockholder’s adjusted tax basis in Guilford common stock surrendered in the merger. Except as discussed below, such gain or loss will be a capital gain or loss if Guilford common stock is held as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code) and will be a long-term capital gain or loss if the stockholder’s holding period is more than one year as of the effective time of the merger. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to certain limitations.

The tax basis of MGI PHARMA common stock received in the merger will equal the fair market value of the stock at the effective time of the merger and the holder’s holding period for the MGI PHARMA common stock received will begin at the effective time of the merger. Gain or loss realized upon any subsequent sale or other taxable disposition of the MGI PHARMA stock received in the merger will equal the difference between the holder’s adjusted tax basis in the MGI PHARMA stock at the time of that disposition and the amount realized on the disposition.

Even if a Guilford stockholder would otherwise recognize capital gain with respect to the merger, to the extent that cash or MGI PHARMA stock is considered to be received in exchange for services or property (other than solely Guilford common stock), such stockholder could be required to recognize ordinary income.

Appraisal Rights

Under Delaware law, Guilford stockholders have the right to dissent from the merger and receive payment in cash for the fair value of their Guilford common stock. See “Appraisal Rights for Guilford Stockholders” on page 71. If a Guilford stockholder receives cash pursuant to the exercise of such appraisal rights, such stockholder generally will recognize gain or loss in an amount equal to the difference between the cash received and such stockholder’s adjusted tax basis in its Guilford common stock. Guilford stockholders who exercise appraisal rights are urged to consult their own tax advisors.

Backup Withholding

A stockholder (other than certain exempt stockholders, including corporations and certain foreign persons and entities) may be subject to backup withholding at a 28% rate unless that stockholder provides its correct taxpayer identification number (“TIN”), which, in the case of individuals is generally their social security number, or certifies that it is awaiting a TIN, and certifies as to no loss of exemption from backup withholding by completing substitute IRS Form W-9 included in the letter of transmittal and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who fails to furnish a TIN may be subject to penalties, and the gross proceeds of the merger payable to such stockholders may be subjected to backup withholding at a 28% rate. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of that stockholder, and a refund can be obtained by the stockholder if backup withholding results in an overpayment of tax. A stockholder may also be subject to certain information reporting requirements.

Accounting Treatment

MGI PHARMA intends to account for the merger under the purchase method of accounting for business combinations.

Restrictions on Sale of Shares by Affiliates of Guilford and MGI PHARMA

The shares of MGI PHARMA common stock to be received by Guilford’s stockholders in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of MGI PHARMA common stock issued to any person who is deemed to be an affiliate of either Guilford or MGI PHARMA at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with either Guilford or MGI PHARMA and may include the executive officers and directors, as well as the principal stockholders, of both companies. Affiliates may not sell their shares of MGI PHARMA common stock acquired in connection with the merger except as follows:

•	pursuant to an effective registration statement under the Securities Act covering the resale of those shares;

•	in accordance with Rule 145 under the Securities Act; or

•	upon delivery of an opinion of counsel or under a “no action” letter from the SEC that such sale will not violate or is otherwise exempt from registration under the Securities Act.

The merger agreement requires Guilford to use its reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell or otherwise dispose of any of the shares of MGI PHARMA common stock issued to such person in or pursuant to the merger except in compliance with the Securities Act and the rules and regulations promulgated by the SEC thereunder. MGI PHARMA’s registration statement on Form S-4, of which this proxy statement/prospectus forms a part, may not be used in connection with the resale of shares of MGI PHARMA common stock received in the merger by affiliates.

Stock Market Listing

An application for listing the shares of MGI PHARMA common stock to be issued in the merger on the Nasdaq National Market will be filed with the Nasdaq National Market. If the merger is completed, Guilford common stock will be delisted from the Nasdaq National Market and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following is a summary of selected provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement, and its related exhibits including the credit agreement, which are attached to this proxy statement/prospectus as Annex A, and made part of this proxy statement/prospectus. MGI PHARMA and Guilford urge you to read carefully the merger agreement in its entirety because this summary may not contain all the information that is important to you.

The merger agreement and its exhibits including the credit agreement have been included to provide you with information regarding their respective terms. They are not intended to provide any other factual information about MGI PHARMA or Guilford. Such information can be found elsewhere in this proxy statement/prospectus and in the other public filings each of us makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement and the credit agreement contain representations and warranties MGI PHARMA and Guilford have made to each other. These representations and warranties were made as of specific dates and may have been included in the agreements for the purpose of allocating risk between MGI PHARMA and Guilford rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in these agreements as current characterizations of factual information about MGI PHARMA and Guilford.

Structure of the Merger and Conversion of Guilford Common Stock

In accordance with the merger agreement and Delaware law, Granite Acquisition, a direct wholly owned subsidiary of MGI PHARMA, will merge with and into Guilford. As a result of the merger, the separate corporate existence of Granite Acquisition will cease, and Guilford will survive as a wholly owned subsidiary of MGI PHARMA.

Upon completion of the merger, each outstanding share of Guilford common stock, other than shares held by Guilford as treasury stock, or subsidiaries of Guilford or by holders who perfect appraisal rights under Delaware law, will be canceled and converted into the right to receive a fractional share of MGI PHARMA common stock and $1.125 in cash. The stock portion of this consideration is subject to a collar such that, if MGI PHARMA’s common stock average closing price, as determined over the five-day trading period ending three trading days prior to closing of the merger, is between $23.4345 and $31.7055, Guilford shareholders will receive total consideration of $3.75 per share, consisting of a fractional share of MGI PHARMA common stock equal to $2.625 divided by the average closing price, plus $1.125 in cash. If the average closing price of MGI PHARMA common stock is equal to or more than $31.7055, each share of Guilford common stock will be exchanged for 0.0828 of a share of MGI PHARMA common stock plus $1.125 in cash. If the average closing price of MGI PHARMA common stock is equal to or less than $23.4345, each share of Guilford common stock will be exchanged for 0.1120 of a share of MGI PHARMA common stock plus $1.125 in cash. The cash payment and the number of shares of MGI PHARMA common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend, recapitalization or similar event with respect to MGI PHARMA common stock or Guilford common stock effected between the date of the merger agreement and the completion of the merger.

No fractional shares of MGI PHARMA common stock will be issued in connection with the merger. Instead, you will receive an amount of cash (rounded to the nearest whole cent) in lieu of a fraction of a share of MGI PHARMA common stock equal to the product of such fraction multiplied by the average closing price of a share of MGI PHARMA common stock.

Each option to purchase Guilford common stock will vest in full thirty (30) days prior to the effective time of the merger, and the holder shall have the right (subject to applicable limits in the Guilford stock plans) to exercise the option until immediately prior to the merger’s effectiveness; provided that, these events shall be conditioned upon the consummation of the merger. At the effective time, all of the Guilford options shall, by virtue of the merger and without any further action on the part of Guilford or the holder thereof, be terminated. Each right to receive Guilford common stock pursuant to a Guilford restricted stock unit, including restricted stock units held by certain Guilford executive officers, will become fully vested and payable immediately prior to the effective date of the merger, and shall be converted into merger consideration at the effective time of the merger.

MGI PHARMA will assume Guilford’s stock plans as of the merger’s effectiveness. To the extent that the holder of a Guilford option or restricted stock unit is eligible to receive awards of stock options or restricted stock units for MGI PHARMA common stock under the terms of the assumed stock plans, MGI PHARMA may grant the holder after the merger an option or restricted stock unit for shares of MGI PHARMA common stock, in such numbers of shares of MGI PHARMA common stock, and with such vesting terms and exercise prices as MGI PHARMA shall determine. For participants in the Guilford 2002 Stock Purchase Plan, amounts contained on the participants accounts will be applied to the purchase of Guilford common stock on the last trading day prior to the effective date of the merger.

At the effective time of the merger, each outstanding warrant to purchase shares of Guilford common stock will be assumed by MGI PHARMA and will become a warrant to purchase the merger consideration applicable to the number of shares of Guilford common stock to which the warrant relates.

Closing and Effective Time

The closing of the merger will take place at 10:00 a.m. on a date that is no later than the second business day after satisfaction or waiver of all closing conditions, unless the parties agree to another date. The merger will become effective at the time at which the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such other time as MGI PHARMA and Guilford agree and specify in the certificate of merger.

Surrender of Guilford Stock Certificates

As soon as practicable after the effective time of the merger, Wells Fargo, the exchange agent for the merger, will mail to each record holder of Guilford common stock a transmittal letter that will detail the procedures for record holders to exchange Guilford common stock certificates for MGI PHARMA common stock and the cash payment including cash in lieu of any fractional shares. Since the MGI PHARMA common stock issued will be uncertificated, Guilford stockholders will receive a statement of ownership representing that number of whole shares of MGI PHARMA stock that they are entitled to receive pursuant to the merger agreement and a check for the cash that they are entitled to receive pursuant to the merger agreement. Do not surrender your certificates before the effective time of the merger and do not send them in with your proxy. After the effective time of the merger, transfers of Guilford common stock will not be registered on Guilford stock transfer books.

Dividends

You will be entitled to receive dividends or other distributions on MGI PHARMA common stock with a record date after the merger is completed, but only after you have surrendered your Guilford stock certificates. If there is any dividend or other distribution on MGI PHARMA common stock with a record date after the merger, you will receive the dividend or distribution promptly after the later of the date that your MGI PHARMA shares are issued to you in exchange for your Guilford certificates and the date the dividend or other distribution is paid to all MGI PHARMA shareholders.

Representations and Warranties

Each of Guilford, MGI PHARMA and Granite Acquisition made a number of representations and warranties in the merger agreement regarding its authority to enter into the merger agreement and to complete the other transactions contemplated by the merger agreement, and with regard to certain aspects of its respective business, financial condition, structure and other facts pertinent to the merger.

The representations and warranties made by Guilford cover the following topics as they relate to Guilford and its subsidiaries:

•	organization, standing and corporate power;

•	ownership of subsidiaries;

•	capital structure;

•	corporate power and authority to execute, deliver and perform its obligations under the merger agreement and consummate the merger;

•	absence of conflicts between the merger agreement and Guilford’s organizational documents, certain contracts, or applicable law;

•	governmental approvals;

•	filings and reports with the SEC;

•	absence of undisclosed liabilities;

•	information supplied by Guilford for the registration statement, of which this proxy statement/prospectus is a part;

•	absence of certain changes in business since December 31, 2004;

•	litigation;

•	matters relating to material contracts;

•	compliance with applicable laws;

•	employee benefit plans;

•	taxes;

•	intellectual property and software;

•	supply arrangements;

•	properties and assets;

•	environmental matters;

•	transactions with related parties;

•	regulatory compliance;

•	products and product candidates;

•	fees and commissions related to investment bankers, financial advisors or brokers engaged in connection with the merger; and

•	opinion of financial advisor.

Certain aspects of the representations and warranties are qualified by the concept of material adverse effect, which is discussed under “—Concept of Material Adverse Effect” beginning on page 62.

The representations made by MGI PHARMA and Granite Acquisition cover the following topics as they relate to MGI PHARMA, Granite Acquisition and MGI PHARMA’s other subsidiaries:

•	organization, standing and corporate power;

•	capital structure;

•	corporate power and authority to execute, deliver and perform its obligations under the merger agreement and consummate the merger;

•	absence of conflicts between the merger agreement and MGI PHARMA’s and Granite Acquisition’s organizational documents, certain contracts or applicable law;

•	governmental approvals;

•	filings and reports with the SEC;

•	information supplied by MGI PHARMA and Granite Acquisition for the registration statement, of which this proxy statement/prospectus is a part;

•	absence of certain changes in business since December 31, 2004;

•	litigation;

•	compliance with applicable laws;

•	employee benefit plans;

•	no previous business activities involving Granite Acquisition;

•	no approval by MGI PHARMA shareholders is necessary for the merger;

•	taxes;

•	regulatory compliance;

•	products and product candidates;

•	intellectual property;

•	fees and commissions related to investment bankers, financial advisors or brokers engaged in connection with the merger; and

•	availability of cash, assets convertible into cash and credit facilities sufficient to consummate the merger and related transactions.

Certain aspects of the representations and warranties are qualified by the concept of material adverse effect, which is discussed under “—Concept of Material Adverse Effect” beginning on page 62.

The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections in the merger agreement under the headings “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub.”

Concept of Material Adverse Effect

Many of the representations and warranties contained in the merger agreement are qualified by the concept of “material adverse effect.” This concept also applies to some of the covenants and conditions to the merger described under “—Conditions to the Merger” below, as well as to termination of the merger agreement for breaches of representations and warranties as described under “—Termination of the Merger Agreement.” For purposes of the merger agreement, the concept of material adverse effect means any effect that is materially adverse to the business, financial condition or results of operations of Guilford or MGI PHARMA, as the case may be, taken as a whole with their respective subsidiaries, other than any effect relating to:

•	the economy or the financial markets in general that does not specifically relate to the applicable company and is not more adverse to the applicable company than to other companies in its industry;

•	the industry in which the applicable company and its subsidiaries operate in general that does not specifically relate to the applicable company and is not more adverse to the applicable company than to other companies in its industry; or

•	the announcement of the merger agreement, the merger or the identity of the parties to the merger agreement, other than a breach or right of termination or acceleration under a contract that is triggered by an announcement.

Furthermore, the occurrence of one or more of the following events or conditions between the date of the merger agreement and the closing date will not give rise to a material adverse effect:

•	adverse developments due to losses from operations, inadequate cash reserves or reduced sales levels;

•	matters reasonably foreseeable resulting from clinical trials, including adverse events or serious adverse events; or

•	loss of key personnel.

Guilford’s Conduct of Business Before Completion of the Merger

Guilford has agreed that, until termination of the merger agreement or the completion of the merger, Guilford and its subsidiaries will operate their businesses in the ordinary course consistent with past practice, will comply with applicable laws in all material respects and will use reasonable efforts to preserve current business organizations, keep available the services of current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with Guilford or any of its subsidiaries. Guilford has also agreed that, until the completion of the merger, unless expressly contemplated by the merger agreement, as may be required in order to divest the Aggrastat product, as necessary in connection with the termination of Guilford’s obligations to Paul Royalty or upon obtaining MGI PHARMA’s written consent (to the extent permitted by applicable antitrust laws), Guilford and its subsidiaries will conduct their businesses in compliance with specific restrictions relating to the following:

•	the declaration of dividends or other distributions; the split, combination or reclassification of capital stock; or the purchase, redemption or other acquisition of Guilford capital stock;

•	the issuance, sale, delivery, grant or encumbrance of securities or any options, other than pursuant to the exercise of outstanding options or grants of options, restricted stock or restricted stock units to recent employees within a specified amount;

•	the amendment of any of Guilford’s or its subsidiaries’ certificates of incorporation or by-laws or adoption of a stockholder rights plan;

•	the acquisition of any business, equity interest or assets in excess of a specified amount;

•	the sale, lease, license, encumbrance or disposition of property or assets in excess of a specified amount, other than (1) permitted liens, (2) obsolete property or assets and/or (3) in the ordinary course of business;

•	unbudgeted capital expenditures involving the purchase of real property or in excess of a specified amount;

•	the repurchase or prepayment of any indebtedness (except as required by the terms of such indebtedness) or the incurrence or guarantee of any indebtedness or the issuance of any debt securities, other than investments in Guilford or any of its subsidiaries;

•	the payment, discharge or settlement of claims, liabilities or obligations exceeding a specified amount (other than in the ordinary course of business) or involving a material limitation on Guilford’s or any of its subsidiaries, conduct of business or the waiver or release of any right of Guilford or its subsidiaries with a value exceeding a specified amount;

•	the entering into, modification, amendment or termination of material contracts, if doing so would have a material adverse affect on Guilford or impair in any material respect its ability to perform its obligations under the merger agreement or prevent or materially delay the consummation of the transactions contemplated by the merger agreement, or any contract which involves Guilford or its subsidiaries incurring a liability exceeding a specified amount and which is not terminable without penalty upon one year or less notice (other than contracts or amendments entered into in the ordinary course of business with Guilford’s customers or providers) or contracts whereby Guilford or its subsidiaries grants intellectual property rights or contracts restricting Guilford’s or its subsidiaries’ ability to compete;

•	the entering into any material contract if the completion of the transactions contemplated by, or compliance with, the merger agreement would reasonably be expected to conflict with or result in a violation, breach or default of such contract or result in the creation of liens or rights of termination, cancellation or acceleration of an obligation or loss of benefit under such contract;

•	the increase of compensation or fringe benefits, the payment of bonuses or the payment of benefits not provided for under a benefit plan or contract to current or former officers, directors, employees or consultants except in the ordinary course of business, or the grant of awards under benefits plans other than as required by law, any contract or existing benefit plans, the exercise of any discretion to accelerate the vesting or payment of any compensation or benefit under any contract or Guilford plan, the material change of any actuarial or other assumption used to calculate funding obligations with respect to any Guilford plan or the change of any manner in which contributions to any Guilford plan are made or determined, or taking certain actions affecting payments under, obligations regarding, or contributions to, benefits plans or the entering into, altering or termination of any existing benefit plan for the benefit of any director, officer, employee or consultant, other than as required by law or by any tax qualification requirement;

•	the adoption or entering into any collective bargaining agreement or labor contract;

•	the use of reasonable efforts to maintain existing insurance policies or comparable replacement policies;

•	changes in fiscal year, revaluation of material assets or changes in accounting methods;

•	the making of any material tax election, settlement of material tax liabilities or agreement to extend the statute of limitations with respect to any material taxes; or

•	the authorizing of any of, or committing, proposing or agreeing to take any of, the foregoing actions.

The agreements related to the conduct of Guilford’s business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections in the merger agreement under the heading “Covenants Relating to Conduct of Business.”

MGI PHARMA has agreed that, until termination of the merger agreement or completion of the merger, it will not (1) amend its articles or bylaws in a manner materially adverse to Guilford’s stockholders or (2) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) dividends or distributions by a direct or indirect wholly owned subsidiary of MGI PHARMA to its parent company or (B) regular cash dividends paid in the ordinary course of business consistent with past practice.

No Solicitation of Transactions

Until the merger is completed or the merger agreement is terminated, Guilford has agreed to instruct its officers, directors and employees and any investment bankers, financial advisors, attorneys, accountants and other advisors, agents or representatives to terminate discussions, if any, with third parties regarding takeover proposals and request the return or destruction of any confidential information provided in relation to such discussions. Guilford has also agreed that it will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives to, whether directly or indirectly;

•	solicit, initiate, cause, knowingly encourage or knowingly facilitate, any inquiries or takeover proposals (as described below); or

•	participate in discussions or negotiations with, or furnish any information to, a third party in connection with or in furtherance of a takeover proposal.

However, prior to the special meeting, Guilford may, in response to an unsolicited bona fide written takeover proposal by a third party and after giving at least twenty four (24) hours’ prior written notice to MGI PHARMA, furnish information to, pursuant to a confidentiality agreement no less restrictive than the one with MGI PHARMA, and participate in discussions with, such third party regarding a takeover proposal if:

•	Guilford’s board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside counsel), that the takeover proposal is, or is reasonably likely to lead to, a superior proposal (as described below); and

•	Guilford’s board of directors determines in good faith, after receiving advice from its outside counsel, that failure to take such action could reasonably be expected to be considered a breach of its fiduciary duties to Guilford stockholders under applicable law.

Additionally, Guilford’s board of directors is not prohibited from taking and disclosing to Guilford’s stockholders a position contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act. Furthermore, Guilford’s board of directors is not prohibited from making any required disclosure to Guilford stockholders if in the good faith judgment of the board of directors (after receiving advice of its outside counsel), failure to so disclose would be inconsistent with its obligations under applicable law. Guilford has agreed to provide MGI PHARMA with notice of any inquiry Guilford reasonably believes could lead to a takeover proposal, the terms of such inquiry and the identity of the person making such inquiry, and to keep MGI PHARMA fully informed of the status and details of any such inquiry.

Guilford’s board of directors may not withdraw or modify (in a manner adverse to MGI PHARMA) its approval or recommendation of the merger agreement or merger or approve or recommend any takeover proposal or any agreement related to a takeover proposal, unless Guilford’s board of directors determines in good faith (after receiving advice of its outside counsel) that its failure to do so could reasonably be expected to be considered a breach of its fiduciary duties under applicable law, and Guilford provides five business days’ prior written notice to MGI PHARMA of such action, along with copies of any written offer or proposal relating to such takeover proposal.

A takeover proposal is any inquiry, proposal or offer (other than the merger) for a merger, consolidation or other business combination involving Guilford, for the issuance of 20% or more of the equity securities of Guilford as consideration for the assets or securities of a third party or for the acquisition of 20% or more of the assets or the equity securities, of Guilford (excluding the divestiture by Guilford of the Aggrastat product). A superior proposal is a bona fide written takeover proposal to acquire 50% or more of the outstanding capital stock of Guilford (or the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger), or all or substantially all of the assets of Guilford and its subsidiaries, taken as a whole on terms that the Guilford board determines, in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), (1) to be more favorable to Guilford’s stockholders from a financial point of view than the terms of the merger and (2) to be reasonably capable of being completed.

For purposes of the foregoing, any violation of the restrictions described above by any director, officer or employee of Guilford or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of Guilford is deemed to be a breach of the relevant restriction by Guilford.

Commercially Reasonable Efforts

Each of MGI PHARMA and Guilford has agreed to use commercially reasonable efforts to take all actions necessary, proper or advisable to complete the merger and the transactions contemplated by the merger agreement in the most expeditious manner practicable. Notwithstanding this covenant, nothing shall require MGI PHARMA to agree to or proffer to, divest or hold separate any assets or any portion of any business, not compete in any geographic area or line of business, restrict the manner in which, or whether, MGI PHARMA or its affiliates may carry on business in any part of the world or maintain, among other things, facilities, operations, employment levels or businesses, which restrictions or obligations would reasonably be likely to (1) have a material adverse effect on Guilford or MGI PHARMA (measuring such effect on MGI PHARMA at the level of what would be material to Guilford) or (2) materially impair the benefits sought to be derived by MGI PHARMA from the transactions contemplated by the merger agreement, including the merger.

Employee Matters

MGI PHARMA has agreed to honor any bonus, stay incentive and severance payments for Guilford’s 2005 calendar year under the bonus, stay incentive and severance plans scheduled in connection with the merger agreement, in accordance with the terms of the plans as in effect immediately before the merger.

MGI PHARMA has agreed that, following the completion of the merger, it will provide to employees of Guilford immediately prior to the completion of the merger who remain employees with the surviving entity or any of MGI PHARMA’s subsidiaries, compensation and employee benefits no less favorable in the aggregate than, at MGI PHARMA’s election from time to time, those provided (1) pursuant to Guilford’s and its subsidiaries’ compensation and employee benefit policies, plans and programs immediately prior to the completion of the merger or (2) to similarly situated employees of MGI PHARMA and its subsidiaries. MGI PHARMA has also agreed to, and will cause the surviving entity to, waive pre-existing conditions exclusions, waiting periods and certain other requirements, provide credit for co-payments and deductibles paid and generally recognize prior service with Guilford for purposes of MGI PHARMA’s benefit plans. MGI PHARMA will, or will cause the surviving entity, to honor all accrued vacation and sick leave and bonus payments.

For six months after the merger, Guilford employees who remain employed by MGI PHARMA or one of its subsidiaries, will receive base salaries no less favorable than the base salaries that they received from Guilford immediately prior to the merger.

Conditions to the Merger

The parties’ obligations to complete the merger are subject to the prior satisfaction, or waiver to the extent permitted by law or stock exchange rule, of each of the following conditions specified in the merger agreement:

•	the merger agreement must be adopted by the holders of a majority of the outstanding shares of Guilford common stock as of the record date;

•	the waiting period (and any extension thereof) applicable to the merger pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act, or any other applicable competition, merger, antitrust or similar law shall have expired or been terminated;

•	there shall be no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition in effect preventing the consummation of the merger;

•	the shares of MGI PHARMA common stock issuable to Guilford stockholders must have been approved for listing, subject to official notice of issuance, on the Nasdaq National Market;

•

the representations and warranties of each party set forth in the merger agreement shall be true and correct without giving effect to any qualification as to materiality or material adverse effect, except where the failure to be true and correct would not reasonably be likely to have a material adverse effect on such party, in each case as of the date of the merger agreement and as of the date the merger is to be completed;

•	the parties to the merger agreement shall have performed in all material respects all of their obligations under the merger agreement; and

•	the registration statement, of which this proxy statement/prospectus is a part, must be effective under the Securities Act, and must not be the subject of any stop order or proceeding seeking a stop order.

In addition, the obligations of MGI PHARMA and Granite Acquisition to complete the merger are subject to the satisfaction or waiver to the extent permitted by law or stock exchange rule, of each of the following conditions specified in the merger agreement:

•	there shall be no litigation or other proceeding by a governmental entity pending or threatened seeking (1) to challenge or restrain the consummation of the merger, (2) to prohibit or limit the ownership or operation of Guilford by MGI PHARMA (including by requiring disposal of assets or requiring maintenance of operations), or (3) damages, which in the case of (2) or (3) would reasonably be likely to (A) have a material adverse effect on Guilford or MGI PHARMA (measuring such effect on MGI PHARMA at the level of what would be material to Guilford) or (B) materially impair the benefits sought to be derived by MGI PHARMA from the transactions contemplated by the merger agreement, including the merger;

•	there shall be no legal restraint in effect which would reasonably be likely to have any of the effects set forth in (1) through (3) of the preceding bullet point; and

•	there shall be no event of default, or circumstances constituting an event of default, existing pursuant to the arrangements between Guilford and Paul Royalty, including but not limited to the revenue interest assignment agreement and the promissory note, and there shall be no violations of the covenants therein that have not been cured pursuant to the terms of the arrangements.

Under applicable law and stock exchange rules, the parties are able to waive closing conditions with respect to pending or threatened litigation, representations and warranties, and performance of agreements and covenants.

Termination of the Merger Agreement

The merger agreement may be terminated by mutual consent, or by either MGI PHARMA or Guilford, at any time before the completion of the merger under specified circumstances, including:

•	if the merger is not completed by December 31, 2005;

•	if Guilford’s stockholders do not adopt the merger agreement at the special meeting;

•	if any legal restraint having the effect of permanently prohibiting the merger shall have become final and non-appealable; or

•	if the other party has breached any of its representations and warranties or failed to perform any of its covenants and the breach or failure to perform would give rise to the failure of specified closing conditions and is not cured or curable within 30 days following receipt of written notice of the breach.

The merger agreement may also be terminated by MGI PHARMA within 45 days of:

•	the date on which Guilford’s board of directors or any of its committees withdraws or modifies, in a manner adverse to MGI PHARMA, its recommendation of the merger or the merger agreement to Guilford’s stockholders, or approves or recommends a takeover proposal other than the merger with MGI PHARMA; or

•	the failure by Guilford’s board of directors to, within three days of a written request by MGI PHARMA, publicly confirm its recommendation of the merger and the merger agreement with MGI PHARMA.

The merger agreement may be terminated by Guilford, if prior to the Guilford stockholders’ approval of the merger, the Guilford board of directors determines in good faith that an unsolicited bona fide written takeover proposal is a superior proposal, and that failure to terminate the merger agreement and to accept the takeover proposal could reasonably be expected to be considered a breach of the board of director’s fiduciary duties.

Expenses; Payment of Termination Fees

Except as described below, whether the merger is completed or the merger agreement is terminated, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expense. The parties will split the costs of preparing and distributing this proxy statement/prospectus and MGI PHARMA shall bear all costs of filing the pre-merger notification and report under the HSR Act.

Guilford has agreed to pay MGI PHARMA a termination fee of $7,000,000 if the merger agreement is terminated under several specified circumstances:

•	if the merger agreement is terminated by MGI PHARMA within 45 days of Guilford responding to a takeover proposal by withdrawing, (or modifying in a manner adverse to MGI PHARMA), or recommending a takeover proposal, or failing to publicly confirm its recommendation of the merger agreement and the merger within three days of a request by MGI PHARMA for such confirmation.

•	if Guilford enters into or consummates a takeover proposal within one year from the termination of the merger agreement, but only if that takeover proposal was communicated to Guilford or its stockholders after the date of the merger agreement, and the merger agreement was terminated due to the merger not being consummated by December 31, 2005.

•	if Guilford enters into or consummates a takeover proposal within one year after the termination of the merger agreement, but only if a takeover proposal was communicated to Guilford or its stockholders after the date of the merger agreement, at least one such takeover proposal had not been withdrawn prior to the event giving rise to the right of termination and the merger agreement was terminated due to a failure to obtain Guilford stockholder adoption of the merger agreement at a Guilford stockholders meeting duly convened for such purpose or any adjournment or postponement thereof. In the case of takeover proposals received after termination of the merger agreement, only takeover proposals for 50% or more of Guilford’s equity or assets will trigger the termination fee in this case.

•	if (1) the merger agreement is terminated by MGI PHARMA due to a willful breach by Guilford of its representations, warranties, covenants or agreements that is not cured within 30 days’ written notice from MGI PHARMA or is incapable of being cured and which breach of representation or warranty would be reasonably likely to result in a material adverse effect on Guilford, or which breach of covenant or agreement shall constitute a failure to perform Guilford’s obligations in a material respect, (2) a takeover proposal was communicated to Guilford or its stockholders after the date of the merger agreement, and (3) Guilford enters into or consummates a takeover proposal within one year after such termination. In the case of takeover proposals received after termination of the merger agreement, only takeover proposals for 50% or more of Guilford’s equity or assets will trigger the termination fee in this case.

•	if prior to the Guilford stockholders’ approval of the merger, the Guilford board of directors determines in good faith that an unsolicited bona fide written takeover proposal is a superior proposal, and that failure to terminate the merger agreement and to accept the takeover proposal could reasonably be expected to be considered a breach of the board of director’s fiduciary duties.

MGI PHARMA has agreed to pay Guilford a termination fee of $6,000,000 if the merger agreement is terminated by Guilford due to a willful breach by MGI PHARMA of its representations, warranties, covenants or agreements that is not cured within 30 days’ written notice from Guilford or is incapable of being cured and which breach of representation or warranty would be reasonably likely to result in a material adverse effect on MGI PHARMA, or which breach of covenant or agreement shall constitute a failure to perform MGI PHARMA’s obligations in a material respect.

Failure to pay the termination fee promptly will require Guilford to pay MGI PHARMA’s expenses in obtaining a judgment against Guilford as well as interest on the payments due at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Amendments, Extension and Waivers

The merger agreement may be amended by action of the board of directors of each of the parties at any time before or after the special meeting, provided that any amendment made after the special meeting that would otherwise require stockholder approval under applicable law must be submitted to the stockholders of Guilford. All amendments to the merger agreement must be in a writing signed by each party. At any time before the effective time of the merger, any party to the merger agreement may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or any document delivered pursuant to the merger agreement; and

•	waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

Ancillary Agreements

Credit Agreement

In connection with the merger, MGI PHARMA and Guilford entered into a credit agreement. From October 1, 2005, until the earlier of December 31, 2005 or the termination of the merger agreement, MGI PHARMA has agreed to advance Guilford up to $18 million if the merger agreement has not become effective by October 1, 2005 and the merger agreement has not been terminated. Unless due sooner pursuant to the terms of the credit agreement, the outstanding principal and interest with respect to the loan will be due on December 31, 2006. The loan will bear interest at a rate equal to 14% per annum, payable in arrears on the first day of each month, commencing January 1, 2006. So long as the loan remains unpaid, Guilford has agreed not to merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any person (except in accordance with the merger agreement) and to maintain available cash, cash equivalents, marketable securities and investments in excess of $30 million.

For a period of ninety days following the termination of the merger agreement, Guilford would have the right to sell to MGI PHARMA, and MGI PHARMA would have the obligation to purchase from Guilford, the Guilford assets related to Gliadel for a purchase price of $90 million. To secure its obligations under the credit agreement, Guilford has agreed to grant to MGI PHARMA a first priority security interest in (1) the NAALADase Inhibitor Compounds and PARP Inhibitor Compounds and (2) Aquavan intellectual property and related assets, as long as the security interest does not attach to any property in which Guilford’s creditor Paul Royalty has a security interest.

Please refer to the credit agreement attached as an exhibit to the merger agreement in Annex A for the complete terms summarized in this section.

Letter Agreement with Paul Royalty

In October 2003, Guilford acquired from Merck and Co., Inc. the rights to Aggrastat in the United States and its territories. In order to partially finance this acquisition, Guilford entered into a revenue interest financing arrangement with Paul Royalty. Pursuant to the terms and conditions of the Revenue Interest Assignment Agreement dated October 29, 2003 among Artery, LLC, Guilford, GPI Holdings, Inc., and Paul Royalty, in the event of a change of control of Guilford, Paul Royalty may require Guilford to repurchase Paul Royalty’s revenue interest granted under the revenue interest assignment agreement.

In connection with the merger, Guilford entered into a letter agreement with Paul Royalty and MGI PHARMA whereby Paul Royalty agreed to sell, and MGI PHARMA agreed to repurchase, Paul Royalty’s revenue interest granted under the revenue interest assignment agreement for approximately $60 million on the effective date of the merger. In the event the merger is not consummated, the letter agreement will terminate.

APPRAISAL RIGHTS FOR GUILFORD STOCKHOLDERS

Under Delaware law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your Guilford common stock, as determined by the Court of Chancery of the State of Delaware. Guilford stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Guilford will require strict compliance with the statutory procedures. A copy of Section 262 is attached to this proxy statement/prospectus as Annex B.

The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex B because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

Section 262 requires that stockholders of record on the record date be notified not less than 20 days before the special meeting to vote on the merger for which dissenters’ appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement/prospectus constitutes Guilford’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

1. You must deliver to Guilford a written demand for appraisal of your shares before the vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. Voting against or failing to vote for the merger itself does not constitute a demand for appraisal under Section 262.

2. You must not vote in favor of the merger. A vote in favor of the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions, and the merger is completed, you will be entitled to receive the shares of MGI PHARMA common stock and cash payment for your shares of Guilford common stock as provided for in the merger agreement, but will have no appraisal rights with respect to your shares of Guilford common stock.

All demands for appraisal should be addressed to Guilford Pharmaceuticals Inc., 6611 Tributary Street, Baltimore, Maryland 21224, Attention: Corporate Secretary, should be delivered before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Guilford common stock. The demand must reasonably inform Guilford of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Guilford common stock must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of such shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for one or more stockholders of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

If you hold your shares of Guilford common stock in a brokerage or bank account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Within 10 days after the effective date of the merger, the surviving entity must give written notice of the date the merger became effective to each Guilford stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date of the merger, either the surviving entity or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving entity has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder’s previous written demand for appraisal.

At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the shares of MGI PHARMA common stock and cash payment specified by the merger agreement for his or her shares of Guilford common stock. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of the surviving entity. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of Guilford common stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving entity, the surviving entity will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares of Guilford common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. When the value is determined the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving entity and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the shares of MGI PHARMA common stock and cash payment for shares of his or her Guilford common stock pursuant to the merger agreement. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court shall be dismissed as to any stockholder without the approval of the Chancery Court.

In view of the complexity of Section 262, Guilford stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights.

COMPARISON OF RIGHTS

OF

SHAREHOLDERS OF MGI PHARMA

AND

STOCKHOLDERS OF GUILFORD

This section of the proxy statement/prospectus describes certain differences between the rights of holders of Guilford common stock and the rights of holders of MGI PHARMA common stock. While MGI PHARMA and Guilford believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between being a stockholder of Guilford and being a shareholder of MGI PHARMA.

As a Guilford stockholder, your rights are governed by Guilford’s certificate of incorporation, as amended, and its amended and restated bylaws, each as currently in effect. After completion of the merger, you will become a shareholder of MGI PHARMA. MGI PHARMA’s common stock is quoted on the Nasdaq National Market under the symbol “MOGN.” As an MGI PHARMA shareholder, your rights will be governed by MGI PHARMA’s second amended and restated articles of incorporation, as amended, and MGI PHARMA’s restated bylaws, as amended. In addition, MGI PHARMA is incorporated in Minnesota while Guilford is incorporated in Delaware. Although the rights and privileges of stockholders of a Delaware corporation are in many instances comparable to those of shareholders of a Minnesota corporation, there are also differences.

MGI PHARMA	GUILFORD

Shareholder Meetings

Under the MGI PHARMA bylaws, holders of MGI PHARMA common stock are entitled to at least five days’ prior written notice for each regular meeting and special meeting to consider any matter, except that Minnesota law and the MGI PHARMA bylaws require that notice of a meeting at which an agreement of merger or exchange is to be considered shall be mailed to shareholders of record, whether entitled to vote or not, at least 14 days prior to such meeting.	Delaware law and the Guilford bylaws require that stockholders be provided prior written notice no more than 60 days nor less than 10 days prior to the date of any meeting of stockholders. Notice must be given at least 20 days prior to a meeting at which the stockholders will be asked to adopt an agreement relating to the merger of the corporation.

Right to Call Special Meetings

Under Minnesota law and the MGI PHARMA bylaws, a special meeting of shareholders may be called by the chief executive officer, the chief financial officer, any two or more directors, a person authorized in the articles or bylaws to call special meetings or a shareholder or shareholders holding 10% or more of all shares entitled to vote, except that a special meeting called by a shareholder for the purpose of considering any action to facilitate, directly or indirectly, or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote.	Under Delaware law, a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. The Guilford bylaws authorize a special meeting of stockholders to be called by the chairman of the board of directors or a majority of the board of directors.

Actions by Written Consent of Shareholders/Stockholders

Under Minnesota law and the MGI PHARMA bylaws, any action required or permitted to be taken in a meeting of the shareholders may be taken without a meeting by a written action signed by all of the shareholders entitled to vote on that action. The MGI PHARMA articles do not restrict shareholder action by written consent.	Under Delaware law and the Guilford bylaws, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act by a written consent in lieu of a meeting provided the written consent is signed by the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present. The Guilford certificate of incorporation does not prohibit stockholder action by written consent.

Rights of Dissenting Shareholders/Stockholders

Under both Minnesota and Delaware law, shareholders may exercise a right of dissent from certain corporate actions and obtain payment of the fair value of their shares. Generally, under Minnesota law, the categories of transactions subject to dissenters’ rights are broader than those under Delaware law. Shareholders of a Minnesota corporation may exercise dissenters’ rights in connection with:

•      an amendment of the articles of incorporation that materially and adversely affects the rights and preferences of the shares of the dissenting shareholder in certain respects;

•      a sale or transfer of all or substantially all of the assets of the corporation;

•      a plan of merger to which the corporation is a party;

•      a plan of exchange of shares to which the corporation is a party; and

•      any other corporate action with respect to which the corporation’s articles of incorporation or bylaws give dissenting shareholders the right to obtain payment for their shares.

Unless the articles, the bylaws, or a resolution approved by the board of directors otherwise provide, such dissenters’ rights do not apply to a shareholder of the surviving corporation in a merger if the shares of the shareholder are not entitled to be voted on the merger. The MGI PHARMA articles do not grant any other dissenters’ rights. Shareholders who desire to exercise their dissenters’ rights must satisfy all of the conditions and requirements as set forth in the Minnesota Business Corporation Act in order to maintain such rights and obtain such payment.

Under Delaware law, appraisal rights are available in connection with certain statutory mergers or consolidations in which the corporation is a constituent corporation, or if such rights are otherwise provided in the corporation’s certificate of incorporation. Appraisal rights are not available under Delaware law, however, if the corporation’s stock is (i) listed on a national securities exchange or designated on the Nasdaq National market, or (ii) held of record by more than 2,000 stockholders; provided, that if the merger or consolidation requires stockholders to exchange their stock for anything other than: (a) shares of the surviving corporation; (b) shares of another corporation that will be listed on national securities exchange; (c) cash in lieu of fractional shares of any such corporation; or (d) any combination of such shares and cash in lieu of fractional shares, then appraisal rights will be available. The Guilford certificate of incorporation does not grant any other appraisal rights. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions and requirements as set forth in the Delaware General Corporation Law in order to maintain such rights and obtain such payment.

Board of Directors

Minnesota law provides that the board of directors of a Minnesota corporation shall consist of one or more directors as fixed by the articles of incorporation or bylaws. The MGI PHARMA board of directors currently consists of seven directors plus two vacant seats due to resignations. Upon effectiveness of the merger, Mr. Mitchell will be appointed to fill one of the vacancies on the board of directors. The number of directors may be increased or decreased from time to time by resolution adopted by a majority of the board of directors or by the affirmative vote of the holders of a majority of the voting stock of MGI PHARMA, considered as one class.

Minnesota law and the MGI PHARMA bylaws provide that, unless modified by the articles or bylaws of MGI PHARMA or by shareholder agreement, the directors may be removed with or without cause by the affirmative vote of that proportion or number of the voting power of the shares of the classes or series the director represents which would be sufficient to elect such director (with an exception for corporations with cumulative voting). Shareholders of MGI PHARMA do not have the right to cumulative voting in the election of directors.

Delaware law states that the board of directors shall consist of one or more members with the number of directors to be fixed as provided in the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. Guilford’s certificate of incorporation provides that the number of directors shall be established in the bylaws subject to amendment by the board of directors, but in no instance shall the number be less than three or more than 12. The Guilford bylaws provide that, unless otherwise fixed by the directors, the number of directors which shall constitute the board of directors shall be nine.

Except in the case of a classified board, Delaware law states that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. The Guilford certificate of incorporation provides that directors may be removed with or without cause, by the affirmative vote of a majority of the shares of outstanding common stock entitled to vote generally in the election of directors (with an exception for directors representing holders of preferred stock).

Filling Vacancies on the Board of Directors

Under Minnesota law, unless different rules for filling vacancies are provided for in the articles of incorporation or bylaws, vacancies resulting from the death, resignation, removal or disqualification of a director may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum, and vacancies resulting from a newly-created directorship may be filled by the affirmative vote of a majority of the directors serving at the time of the increase. The shareholders may also elect a new director to fill a vacancy that is created by the removal of a director by the shareholders.

The MGI PHARMA bylaws provide that vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining members of the board, though less than a quorum; newly created directorships resulting from an increase in the authorized number of directors shall be filled by the vote of 66 2/3% a majority of the directors present at a meeting at the time the action is taken.

Delaware law provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies may be filled by a majority of the directors then in office, although less than a quorum or by a sole remaining director. Guilford’s certificate of incorporation and bylaws contain no provisions to the contrary. Further, if, at the time of filling any vacancy, the directors then in office shall constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder holding at least 10% of the voting stock having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office.

Amendments to Bylaws and Articles

Minnesota law and the MGI PHARMA bylaws provide that the power to adopt, amend or repeal the bylaws is vested in the board (subject to certain notice requirements set forth in the MGI PHARMA bylaws). Minnesota law provides that the authority in the board of directors is subject to the power of the shareholders to change or repeal such bylaws by a majority vote of the shareholders at a meeting of the shareholders called for such purpose, and the board of directors shall not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors, or fixing the number of directors or their classifications, qualifications or terms of office. Under Minnesota law, a shareholder or shareholders holding 3% or more of the voting power of all shares entitled to vote may propose a resolution to amend or repeal bylaws adopted, amended or repealed by the board, in which event such resolutions must be brought before the shareholders for their consideration pursuant to the procedures for amending the articles of incorporation.

Delaware law requires a vote of the corporation’s board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval, or a class vote, is required by the certificate of incorporation. Guilford’s certificate of incorporation does not require a greater level of approval. Further, Delaware law states that if an amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of shares of such class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation.

Delaware law also states that the power to adopt, amend or repeal the bylaws of a corporation shall be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. The Guilford certificate of incorporation expressly authorizes the board of directors to make, adopt, alter, or repeal any or all of the bylaws of Guilford.

Minnesota law provides that a proposal to amend the articles of incorporation may be presented to the shareholders of a Minnesota corporation by a resolution (i) approved by the affirmative vote of a majority of the directors present or (ii) proposed by a shareholder or shareholders holding 3% or more of the voting shares entitled to vote thereon. Under Minnesota law, any such amendment must be approved by the affirmative vote of a majority of the shareholders entitled to vote thereon, except that the articles may provide for a specified proportion or number larger than a majority.

Indemnification of Directors, Officers and Employees

Minnesota law and Delaware law both contain provisions setting forth conditions under which a corporation may indemnify its directors, officers and employees. While indemnification is permitted only if certain statutory standards of conduct are met, Minnesota law and Delaware law are substantially similar in providing for indemnification if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The statutes	Although indemnification is permissive in Delaware, a corporation may, through its certificate of incorporation, bylaws or other intracorporate agreements, make indemnification mandatory. Pursuant to this authority, the Guilford certificate of incorporation and bylaws provide that Guilford shall indemnify its officers and directors to the fullest extent permitted under Delaware law.

differ, however, with respect to whether indemnification is permissive or mandatory, where there is a distinction between third-party actions and actions by or in the right of the corporation, and whether, and to what extent, reimbursement of judgments, fines, settlements, and expenses is allowed. The major difference between Minnesota law and Delaware law is that while indemnification of officers, directors and employees is mandatory under Minnesota law, indemnification is permissive under Delaware law, except that a Delaware corporation must indemnify a person who is successful on the merits or otherwise in the defense of certain specified actions, suits or proceedings for expenses and attorney’s fees actually and reasonably incurred in connection therewith. Minnesota law requires a corporation to indemnify any director, officer or employee who is made or threatened to be made party to a proceeding by reason of the former or present official capacity of the director, officer or employee, against judgments, penalties, fines, settlements and reasonable expenses. Minnesota law permits a corporation to prohibit indemnification by so providing in its articles of incorporation or its bylaws. MGI PHARMA has not limited the statutory indemnification in its articles of incorporation, however, and the bylaws of MGI PHARMA state that MGI PHARMA shall indemnify such persons for such expenses and liabilities to such extent as permitted by statute.

Liabilities of Directors

Under Minnesota law, a director may be liable to the corporation for distributions made in violation of Minnesota law or a restriction contained in the corporation’s articles or bylaws. The MGI PHARMA articles provide that a director shall not be personally liable to MGI PHARMA or its shareholders for monetary liability relating to breach of fiduciary duty as a director, unless the liability relates to:

•      a breach of the director’s duty of loyalty to the corporation or its shareholders;

•      acts or omissions involving a lack of good faith or which involve intentional misconduct or a knowing violation of law;

•      liability for illegal distributions and unlawful sales of MGI PHARMA securities;

•      transactions where the director gained an improper personal benefit; or

Under Delaware law, a certificate of incorporation may contain a provision limiting or eliminating a director’s personal liability to the corporation or its stockholders for monetary damages for a director’s breach of fiduciary duty unless the liability relates to:

•      a breach of the director’s duty of loyalty to the corporation or its shareholders;

•      acts or omissions involving a lack of good faith or which involve intentional misconduct or a knowing violation of law;

•      liability for unlawful dividends and unlawful stock purchases or redemption of Guilford securities; or

•      transactions where the director gained an improper personal benefit.

•      any acts or omissions occurring prior to the date on which the liability limitation provisions of the MGI PHARMA articles become effective.

The MGI PHARMA articles provide that any repeal or modification of the foregoing provisions shall not adversely affect any right or protection of a director of MGI PHARMA existing at the time of such repeal or modification.

The Guilford certificate of incorporation provides that, to the fullest extent permitted under Delaware law as it currently exists or is hereafter amended, the corporation’s directors shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Shareholder/Stockholder Approval of Merger

Minnesota law provides that a resolution containing a plan of merger or exchange must be approved by the affirmative vote of a majority of the directors present at a meeting and submitted to the shareholders and approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote. Unlike Delaware law, Minnesota law requires that any class of shares of a Minnesota corporation must be given the right to approve the plan if it contains a provision which, if contained in a proposed amendment to the corporation’s articles of incorporation, would entitle such a class to vote as a class.	In order to effect a merger under Delaware law, a corporation’s board of directors must approve and adopt an agreement of merger and recommend it to the stockholders. The agreement must be adopted by holders of a majority of the outstanding shares of the corporation entitled to vote thereon unless the certificate of incorporation requires a greater vote. Guilford’s certificate of incorporation does not require a greater vote.

Business Combinations, Control Share Acquisitions and Anti-Takeover Provisions

Minnesota law prohibits certain “business combinations” (as defined in the Minnesota Business Corporations Act) between a Minnesota corporation with at least 100 shareholders, or a publicly held corporation that has at least 50 shareholders, and an “interested shareholder” for a four-year period following the share acquisition date by the interested shareholder, unless certain conditions are satisfied or an exemption is found. An “interested shareholder” is generally defined to include a person who beneficially owns at least 10% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. Minnesota law also limits the ability of a shareholder who acquires beneficial ownership of more than certain thresholds of the percentage voting power of a Minnesota corporation (starting at 20%) from voting those shares in excess of the threshold unless such acquisition has been approved in advance by a majority of the voting power held by shareholders unaffiliated with such shareholder. Minnesota law also includes a provision restricting certain “control share acquisitions” of Minnesota corporations.

Delaware law prohibits, in certain circumstances, a “business combination” between the corporation and an “interested stockholder” within three years of the stockholder becoming an “interested stockholder.” Subject to certain exceptions, an “interested stockholder” is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A “business combination” includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. This provision does not apply where:

•      either the business combination or the transaction which resulted in the stockholder becoming an

Minnesota law provides that during any tender offer, a publicly held corporation may not enter into or amend an agreement (whether or not subject to contingencies) that increases the current or future compensation of any officer or director. In addition, under Minnesota law, a publicly held corporation is prohibited from purchasing any voting shares owned for less than two years from a 5% shareholder for more than the market value unless the transaction has been approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or unless the corporation makes a comparable offer to all holders of shares of the class or series of stock held by the 5% shareholder and to all holders of any class or series into which such securities may be converted.

It should be noted that in addition to the anti-takeover measures discussed above, the provisions of the MGI PHARMA articles and bylaws (i) requiring the request of holders of at least 25% of the outstanding shares in order for shareholders to call a special meeting of shareholders involving a business combination or any change in the composition of the board of directors as a result of such business combination and (ii) providing for the issuance of preferred stock in one or more series, with the powers, rights and preferences of such stock determined solely by the board of directors, may make it more difficult to effect a change in control of MGI PHARMA and may discourage or deter a third party from attempting a takeover.

interested stockholder is approved by the corporation’s board of directors prior to the date the interested stockholder acquired such 15% interest;

•      upon the completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the number of shares of outstanding voting stock held by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered in a tender or exchange offer;

•      the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding voting stock that is not held by the interested stockholders and not by written consent;

•      the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

•      the stockholder acquires a 15% interest inadvertently and as soon as practicable divests itself of such ownership so as not to be an interested stockholder and would not have been a 15% stockholder in the preceding 3 years but for the inadvertent acquisition of ownership;

•      the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or notice to existing interested stockholders of the proposed transaction that (i) constitutes certain extraordinary transactions, (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the board of directors or before the restrictions applied and (iii)

is approved or not opposed by a majority of the members of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors;

•      the stockholder acquired the 15% interest when these restrictions did not apply; or

•      the corporation has opted out of this provision. Guilford has not expressly opted out of this provision in its certificate of incorporation.

Preemptive Rights

A preemptive right allows a shareholder to maintain its proportionate share of ownership of a corporation by permitting such shareholder the right to purchase a proportionate share of any new stock issuance thereby protecting the shareholder from dilution of value and control upon new stock issuances.

Minnesota law provides that all shareholders are entitled to preemptive rights unless the articles of incorporation specifically deny or limit preemptive rights. MGI PHARMA’s articles of incorporation provide that the shareholders have no preemptive rights to purchase securities of any class, kind or series.

Unless the certificate of incorporation provides otherwise, under Delaware law, stockholders of a corporation have no preemptive rights. Guilford’s certificate of incorporation does not provide for preemptive rights.

Advance Notice Requirements of Shareholder/Stockholder Proposals

MGI PHARMA’s bylaws provide that for a shareholder proposal to be properly made by a shareholder at a regular meeting, the shareholder must give written notice of the proposal. MGI PHARMA’s bylaws also provide that for a nomination of a director to be properly made by a shareholder at a regular meeting, the shareholder must give written notice of the nomination. In both cases, MGI PHARMA must receive the relevant notice at least 120 days before the anniversary of the date of the proxy statement from the previous year’s regular meeting.	Guilford’s bylaws provide that for a stockholder proposal, including a proposal for a nomination of a director, to be properly made by a stockholder at an annual meeting, the stockholder must have given timely notice in writing. To be timely, a stockholder’s notice must be delivered or mailed to and received at the principal executive offices of Guilford at least 45 days in advance of the first anniversary of the date on which Guilford’s proxy statement and notice of the annual stockholder meeting was mailed to stockholders in connection with the previous year’s annual meeting. However, in the event that Guilford did not hold an annual meeting in the previous year, or if the date of the current year’s meeting has changed more than 30 days, then notice of a stockholder proposal must be received by Guilford within 10 days following Guilford’s notice of the meeting.

Inspection of Corporate Documents

Under Minnesota law and the MGI PHARMA bylaws, MGI PHARMA’s board of directors is required to keep at MGI PHARMA’s principal executive office, or, if its principal executive office is not in Minnesota, to make available at its registered office within ten days after receipt by an officer of the corporation of a written demand for them made by a shareholder or other person authorized by Minnesota Statutes Section 302A.461, originals or copies of:

(1)    records of all proceedings of shareholders for the last three years;

(2)    records of all proceedings of the board for the last three years;

Under Delaware law, a stockholder’s right to inspect the corporate books is fixed by statute. Section 220(b) of the Delaware General Corporation Law provides that “[a]ny stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from: (1) the corporation’s stock ledger, a list of its stockholders, and its other books and records; and (2) [for limited purposes a] subsidiary’s books and records . . . . A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder.”

(3)    its articles and all amendments currently in effect;

(4)    its bylaws and all amendments currently in effect;

(5)    financial statements required by Minnesota Statutes, Section 302A.463, and the financial statement for the most recent interim period prepared in the course of the operation of the corporation for distribution to the shareholders or to a governmental agency as a matter of public record;

(6)    reports made to shareholders generally within the last three years;

(7)    a statement of the names and usual business addresses of its directors and principal officers;

(8)    voting trust agreements described in Section 302A.453;

(9)    shareholder control agreements described in Section 302A.457; and

(10)  agreements, contracts or other arrangements or portions of them described in resolutions fixing the terms of shares as described in Section 302A.401, subdivision 3.

Classes of Stock

MGI PHARMA is authorized by its articles of incorporation to issue 140,000,000 shares of common stock, par value $.01 per share and 10,000,000 shares of preferred stock, par value $.10 per share. There are no shares of preferred stock issued or outstanding. In addition, the MGI PHARMA board is authorized to issue preferred stock in one or more series and to fix	Guilford is authorized by its certificate of incorporation to issue an aggregate of 125,000,000 shares of common stock, par value $.01 per share. In addition, Guilford’s board is authorized to issue 5,000,000 shares of preferred stock, par value $.01 per share, in one or more series and to fix the voting rights, liquidation preferences, dividend rights,

the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and terms, including sinking fund provisions and certain other rights and preferences, of the preferred stock. There are no shares of preferred stock issued or outstanding, however, MGI PHARMA has authorized shares of Series A Junior Participating Preferred Stock pursuant to MGI PHARMA’s Shareholder Rights Plan.	conversion rights, redemption rights and terms, including sinking fund provisions and certain other rights and preferences, of the preferred stock. There are no shares of preferred stock issued or outstanding, however, Guilford has authorized 300,000 shares of Series A Junior Participating Preferred Stock pursuant to Guilford’s shareholder rights plan.

Stockholder Rights Plan

Each share of MGI PHARMA common stock has one preferred stock purchase right attached to it, which entitles the registered holder to purchase one one-hundredth of a share of MGI PHARMA Series A Junior Participating Preferred Stock. In the event any person becomes the beneficial owner of 15% or more of the outstanding common stock of MGI PHARMA, each holder of a share purchase right will have a right to receive such number of shares of MGI PHARMA common stock having a current aggregate market price equal to twice the current aggregate exercise price. In the event that at any time after there is a beneficial owner of 15% or more of the outstanding common stock, certain change of control events occur, holders of the rights will have the right to receive such number of shares of common stock of the acquiring company or, in certain cases, one of its affiliates, having a current aggregate market price equal to twice the current aggregate exercise price. In certain instances, the board of directors may (1) exchange all or part of the rights for common stock at an exchange ratio of one share of common stock per right, subject to adjustment or (2) redeem the rights in whole at a price of $0.01 per right, subject to adjustment. Because this summary is not complete, if you would like additional information, you should read the “Description of MGI PHARMA Capital Stock” below and the full text of the rights agreement, as amended.	Guilford has adopted a shareholder rights plan that is currently due to expire on October 10, 2005. The Guilford plan is substantially similar to the MGI PHARMA plan described at left, except the 15% beneficial ownership threshold is 20% in the Guilford plan. The shareholder rights plan has been amended to provide that the transactions contemplated by the merger agreement will not cause the rights to become exercisable.

DESCRIPTION OF MGI PHARMA CAPITAL STOCK

The following description of the capital stock of MGI PHARMA does not purport to be complete, and is subject, in all respects, to applicable Minnesota law and to the provisions of the MGI PHARMA articles of incorporation. The following description is qualified by reference to the MGI PHARMA articles of incorporation.

MGI PHARMA Common Stock

MGI PHARMA is authorized by the MGI PHARMA articles of incorporation to issue 140,000,000 shares of common stock, par value $.01 per share, of which              shares were issued and outstanding as of August         , 2005 and which were held of record by approximately              shareholders.

Holders of shares of MGI PHARMA common stock are entitled to one vote per share on all matters to be voted on by shareholders. MGI PHARMA shareholders are not entitled to cumulate their votes in the election of directors. The holders of MGI PHARMA common stock are entitled to receive such dividends, if any, as may be declared by the MGI PHARMA board of directors in its discretion out of funds legally available therefor. Subject to the rights of any preferred stock outstanding, upon liquidation or dissolution of MGI PHARMA, the holders of MGI PHARMA common stock are entitled to receive on a pro rata basis all assets remaining for distribution to shareholders. Shares of MGI PHARMA common stock do not have preemptive or conversion rights and are not subject to any redemption or sinking fund provisions.

Each share of MGI PHARMA common stock has one preferred stock purchase right attached to it. Each right entitles the registered holder to purchase one one-hundredth of a share of MGI PHARMA Series A Junior Participating Preferred Stock, par value $0.10 per share, at a price of $200.00 per one one-hundredth of a preferred share, subject to adjustment. The description and terms of the share purchase rights are set forth in a rights agreement dated as of July 14, 1998, as amended on March 14, 2000, between MGI PHARMA and Wells Fargo (formerly Norwest) Bank Minnesota, N.A., as rights agent, a copy of which has been filed with the SEC and is publicly available. Because this summary is not complete, you should read the full text of the rights agreement, as amended, if you would like additional information.

In the event any person becomes the beneficial owner of 15% or more of the outstanding common stock, each holder of a share purchase right shall thereafter have a right to receive, upon exercise thereof at the then current aggregate exercise price, in lieu of preferred shares, such number of shares of MGI PHARMA common stock having a current aggregate market price equal to twice the current aggregate exercise price. In the event that at any time after there is a beneficial owner of 15% or more of the outstanding common stock, MGI PHARMA is acquired in certain mergers or other business combination transactions or 50% or more of MGI PHARMA’s assets or earning power, taken as a whole, are sold, holders of the rights will thereafter have the right to receive, upon exercise thereof at the then current aggregate exercise price, such number of shares of common stock of the acquiring company or, in certain cases, one of its affiliates, having a current aggregate market price equal to twice the current aggregate exercise price.

At any time after a person becomes the beneficial owner of 15% or more of MGI PHARMA outstanding common stock, subject to certain exceptions, and prior to the acquisition by a person of 50% or more of the outstanding common stock, the board of directors may exchange all or part of the rights for common stock at an exchange ratio of one share of common stock per right, subject to adjustment.

At any time before a person has become the beneficial owner of 15% or more of MGI PHARMA outstanding common stock, the board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right, subject to adjustment. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire MGI PHARMA pursuant to an offer that is not approved by the board of directors, unless the rights have been redeemed. However, the rights should not interfere with any tender offer or merger approved by the board because the board of directors may redeem the rights or approve an offer at any time prior to such time as any person becomes the beneficial owner of 15% or more of the outstanding common stock.

All of the outstanding shares of MGI PHARMA common stock are, and the shares of MGI PHARMA common stock to be issued as described in this proxy statement/prospectus will be, fully paid and nonassessable.

MGI PHARMA Preferred Stock

MGI PHARMA is authorized by the MGI PHARMA articles of incorporation to issue 10,000,000 shares of preferred stock, par value $.10 per share, in one or more series, of which 1,000,000 shares of preferred stock have been designated as Series A Junior Participating Preferred Stock pursuant to a rights agreement dated as of July 14, 1998, as amended between MGI PHARMA and Wells Fargo (formerly Norwest) Bank Minnesota, N.A., as rights agent. There are no shares of preferred stock issued or outstanding. The MGI PHARMA board is authorized to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and terms, including sinking fund provisions and certain other rights and preferences, of the preferred stock. The MGI PHARMA board of directors can, without shareholder approval, issue shares of such preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of MGI PHARMA common stock and may have the effect of delaying, deferring or preventing a change in control of MGI PHARMA.

Transfer Agent and Registrar

The transfer agent and registrar for the MGI PHARMA common stock is Wells Fargo Shareowner Services, St. Paul, Minnesota.

EXPERTS

The consolidated financial statements and schedule of MGI PHARMA as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and schedule of Guilford as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Dorsey & Whitney LLP, MGI PHARMA’s corporate counsel, will pass on the validity of the securities offered in this proxy statement/prospectus for MGI PHARMA.

WHERE YOU CAN FIND MORE INFORMATION

Guilford and MGI PHARMA file annual, quarterly, current and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information they file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Guilford and MGI PHARMA filings with the SEC are also available to the public from commercial document retrieval services and at the Internet Website maintained by the SEC at http://www.sec.gov. MGI PHARMA and Guilford filings are also available at the offices of the Nasdaq National Market. For further information on obtaining copies of their public filings at the Nasdaq National Market, you should call (203) 375-9609.

MGI PHARMA has filed a registration statement on Form S-4 to register the shares of MGI PHARMA common stock to be issued to Guilford stockholders in the merger. This proxy statement/prospectus is a part of the registration statement and constitutes the prospectus of MGI PHARMA as well as the proxy statement of Guilford for the special meeting. This proxy statement/prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Such additional information may be obtained from the SEC’s principal office in Washington, D.C. or at the Internet website maintained by the SEC at http://www.sec.gov. Statements contained in this proxy statement/prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows MGI PHARMA and Guilford to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that MGI PHARMA and Guilford have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

MGI PHARMA filings with the SEC (all filed under file number 0-10736):

•	Annual Report on Form 10-K for fiscal year ended December 31, 2004.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

•	Current Reports on Form 8-K dated February 10, 2005; March 4, 2005; July 21, 2005; July 22, 2005; and July 29, 2005.

•	The description of MGI PHARMA common stock and preferred stock purchase rights contained in any Registration Statement on Form 8-A filed by MGI PHARMA with the SEC and any amendment or report filed for the purpose of updating this description.

•	Any filings made by MGI PHARMA with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this document and prior to the date of the Guilford special meeting.

Guilford filings with the SEC (all filed under file number 0-23736):

•	Annual Report on Form 10-K for fiscal year ended December 31, 2004.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

•	Current Reports on Form 8-K dated January 26, 2005; March 24, 2005; April 6, 2005; April 11, 2005; April 20, 2005; April 21, 2005; May 24, 2005; July 21, 2005; and July 22, 2005.

•	Any filings made by Guilford with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this document and prior to the date of the Guilford special meeting.

You should rely only on the information contained in this proxy statement/prospectus including the Annexes to this proxy statement/prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than its date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of MGI PHARMA common stock in the merger shall create any implication to the contrary. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

This proxy statement/prospectus does not cover any resales of the MGI PHARMA common stock offered hereby to be received by stockholders of Guilford deemed to be “affiliates” of Guilford or MGI PHARMA upon the completion of the merger. No person is authorized to make use of this proxy statement/prospectus in connection with such resales.

CERTAIN INFORMATION REGARDING MGI PHARMA AND GUILFORD

MGI PHARMA has supplied all the information contained in this proxy statement/prospectus relating to MGI PHARMA and Guilford has supplied all such information relating to Guilford.

MGI PHARMA and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Guilford common stock in connection with the proposed transaction. Information about the directors and executive officers of MGI PHARMA is set forth in the proxy statement for MGI PHARMA’s 2005 Annual Meeting of Stockholders, which was filed with the SEC on March 29, 2005.

Guilford and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Guilford common stock in connection with the proposed transaction. Information about the directors and executive officers of Guilford and their ownership of Guilford common stock is set forth in the proxy statement for Guilford’s 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2005.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 20, 2005

BY AND AMONG

MGI PHARMA, INC.,

GRANITE ACQUISITION, INC.

AND

GUILFORD PHARMACEUTICALS INC.

A-i

A-ii

EXHIBITS

Exhibit A – Form of Affiliate Letter
Exhibit B – Closing Consents
Exhibit C – Form of Credit Agreement
Exhibit D – Form of Certificate of Incorporation for Surviving Entity
Exhibit E – Form of Bylaws for Surviving Entity

A-iii

TABLE OF DEFINED TERMS

PAGE
Adverse Recommendation Notice Section 5.02(b)	48
Affiliate Section 9.03(a)	64
Agreement Preamble	1
Average Parent Stock Price Section 2.01	3
Cash Consideration Section 2.01(c)	3
Certificate of Merger Section 1.03	2
Certificate Section 2.01	3
Closing Date Section 1.02	1
Closing Section 1.02	1
COBRA Section 3.12(h)	19
Collaboration Section 3.19(a)	27
Collaborative Partner Section 3.19(a)	27
Company Adverse Recommendation Change Section 5.02(b)	48
Company By-laws Section 3.01	9
Company Certificate Section 3.01	9
Company Common Stock Section 2.01	2
Company Disclosure Letter Article III	9
Company Equity Awards Section 2.03(a)	7
Company Material Adverse Effect Section 3.04(c)	12
Company Plans Section 3.12(a)	18
Company Preferred Stock Section 3.03(a)	9
Company Rights Plan Section 3.04(a)	11
Company RSUs Section 2.03(a)	7
Company SEC Documents Section 3.06(a)	13
Company Stock Options Section 2.03(a)	7
Company Stock Plans Section 2.03(a)	8
Company Stockholder Approval Section 3.04(a)	11
Company Stockholders Meeting Section 6.01(b)	49
Company Superior Proposal Section 5.02(a)	47
Company Takeover Proposal Section 5.02(a)	47
Company Termination Fee Section 8.02(a)	61
Company Warrant Section 2.03(b)	8
Company Preamble	1
Confidentiality Agreement Section 6.02(a)	50
Contract Section 3.04(b)	11
Convertible Notes Section 3.03(a)	10
Credit Agreement Preamble	1
DGCL Section 1.01	1
Dissenting Shares Section 2.02(k)	7
DOJ Section 6.03	51
Effective Time Section 1.03	2
Employees Section 3.12(a)	18
Environmental Laws Section 3.17(b)(i)	26
Environmental Liabilities Section 3.17(b)(ii)	27
ERISA Section 3.12(a)	18
Exchange Agent Section 2.02	4
Exchange Fund Section 2.02	4
Exchange Ratio Section 2.01(c)	3
FDA Section 3.19(a)	27

A-iv

FDCA Section 3.19(a)	28
Form S-4 Section 3.07	13
FTC Section 6.03	51
GAAP Section 3.06(a)	13
Governmental Authority Section 3.05	12
Hazardous Material Section 3.17(b)(iii)	27
HSR Act Section 3.05	12
Indemnified Parties Section 6.04(a)	52
Intellectual Property Section 3.14(a)(i)	22
IRS Section 3.13(c)	20
Knowledge Section 9.03(b)	64
Laws Section 3.11(a)	16
Leased Real Property Section 3.16	25
License(s) Section 3.14(a)(ii)	22
Licensed Intellectual Property Section 3.14(a)(iv)	22
Liens Section 3.02	9
Merger Consideration Section 2.01(c)	3
Merger Sub Common Stock Section 2.01	2
Merger Sub Stock Section 4.02(b)	32
Merger Sub Preamble	1
Merger Preamble	1
NASDAQ Section 2.01	3
Necessary Consents Section 3.05	13
New Equity Award Section 2.03(a)	8
Owned Intellectual Property Section 3.14(a)(iii)	22
Parent Articles Section 4.01	31
Parent Board Section 4.03(a)	32
Parent By-laws Section 4.01	31
Parent Common Stock Section 2.01(c)	3
Parent Disclosure Letter Article IV	31
Parent Intellectual Property Section 4.16	41
Parent Material Adverse Effect Section 4.03(c)	33
Parent Plans Section 4.10(a)	36
Parent Preferred Stock Section 4.02(a)	32
Parent SEC Documents Section 4.05(a)	34
Parent Stock Plans Section 4.02(a)	32
Parent Termination Fee Section 8.02(b)	62
Parent Preamble	1
Patents Section 3.14(a)(i)	22
Permits Section 3.11(a)	16
Permitted Liens Section 9.03(d)	64
Person Section 9.03(c)	64
Proxy Statement Section 3.07	14
Registered Trademark Section 3.14(b)(ii)	22
Release Section 3.17(b)(iv)	27
Representatives Section 5.02(a)	46
Restraints Section 7.01(d)	57
Sarbanes-Oxley Section 3.11(e)	17
Securities Act Section 3.05	12
Stock Consideration Section 2.01(c)	3
Subsidiary Section 9.03(e)	64
Substitute Warrant Section 2.03(b)	8

A-v

Surviving Entity Section 1.01	1
Tax Returns Section 3.13(k)	21
Taxes Section 3.13(k)	21
Termination Date Section 8.01(b)(i)	59
Termination Fees Section 8.02(b)	62
Trademarks Section 3.14(a)(i)	22
Unregistered Trademark Section 3.14(b)(iii)	22

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 20, 2005, is by and among MGI PHARMA, INC., a Minnesota corporation (“Parent”), Granite Acquisition, Inc., a corporation organized under the laws of the State of Delaware and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Guilford Pharmaceuticals Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in order to induce the Company to enter into this Agreement, concurrently herewith, Parent and the Company are entering into a line of credit agreement in the form attached hereto as Exhibit C (the “Credit Agreement”) pursuant to which, among other things, Parent has agreed, subject to the terms and conditions set forth therein, to provide the Company with funds sufficient to operate the Company’s business in the ordinary course prior to the Closing Date (as defined herein); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving entity in the Merger (the “Surviving Entity”) in accordance with the DGCL.

Section 1.02 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota 55402, unless another date or place is agreed to in writing by the parties hereto.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

Section 1.05 Certificate of Incorporation; By-Laws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety in the form attached hereto as Exhibit D, and, as so amended, shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with its terms and applicable Law.

(b) At the Effective Time, the by-laws of the Company shall be amended so as to read in its entirety in the form attached hereto as Exhibit E, and, as so amended, shall be the by-laws of the Surviving Entity until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law.

Section 1.06 Directors and Officers. The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as the of the Effective Time. Immediately after the Effective Time, Parent shall take the necessary actions to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Entity, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Entity. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity, each to hold office until the earlier of his or her resignation or removal.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent

Entities; Exchange of Certificates; Company Stock Options

Section 2.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or of shares of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”):

(a) Shares of Merger Sub. Each issued and outstanding share of Merger Sub Common Stock immediately prior to the Merger shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Entity.

(b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise), automatically shall be canceled and retired and shall cease to exist, and no shares of Parent Common Stock, cash or other consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 2.02(e), each share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and other than as provided in Section 2.02(k) with respect to shares of Company Common Stock held by persons who object to the Merger and comply with all provisions of the DGCL concerning the right of such holders to dissent from the Merger and demand appraisal for their shares) shall be converted into and become the right to receive (i) $1.125 in cash (the “Cash Consideration”); plus (ii) a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) at an exchange ratio (the “Exchange Ratio”) as determined in accordance with this Section 2.01 (the “Stock Consideration”). The Cash Consideration and the Stock Consideration, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.02(e), is referred to collectively herein as the “Merger Consideration.”

(i) If the Average Parent Stock Price (as defined below) is equal to or more than $ 31.7055 (the “Upper Limit”), then the Exchange Ratio shall be .0828 shares of Parent Common Stock for each share of Company Common Stock.

(ii) If the Average Parent Stock Price is less than the Upper Limit, but more than $23.4345 (the “Lower Limit”), then the Exchange Ratio shall be equal to a fraction of a share of Parent Common

Stock for each share of Company Common Stock determined by dividing 2.625 by the Average Parent Stock Price.

(iii) If the Average Parent Stock Price is equal to or less than the Lower Limit, then the Exchange Ratio shall be 0.1120 shares of Parent Common Stock for each share of Company Common Stock.

For the purposes of this Agreement, “Average Parent Stock Price” means the average of the closing sales price per share of Parent Common Stock as reported by NASDAQ National Market (“NASDAQ”) (or, if not reported thereby, as reported by any other authoritative source) on each of the five consecutive trading days immediately preceding the third trading day prior to the Closing Date.

As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 2.02 Exchange of Certificates.

(a) Exchange Agent. As of the Effective Time, Parent shall deposit with Wells Fargo Bank, N.A. or such other bank or trust company as may be designated by Parent, with the Company’s prior written consent, which shall not be unreasonably withheld or delayed (the “Exchange Agent”) for exchange in accordance with this Article II (i) cash and certificates representing the shares of Parent Common Stock to be delivered pursuant to Section 2.01(c) in exchange for outstanding shares of Company Common Stock, (ii) and from time to time as needed, additional cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.02(e) hereof and any dividends and other distributions pursuant to Section 2.02(c) hereof (such cash and shares of Parent Common Stock, together with any dividends or other distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in customary form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for cash and/or certificates representing the Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.02(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.02(e). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Parent Common Stock that such holder has the right to receive as Stock Consideration pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered and (B) a check for the cash that such holder is entitled to receive pursuant to the provisions of this Article II, including any Cash Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, (w) a certificate representing the proper number of shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article II, (x) a check for the cash that such holder is entitled to receive pursuant to the provisions of this Article II, including any Cash Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and (y) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of cash and/or shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.02(c) and cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e). No interest will be paid or will accrue on the Merger Consideration or on any cash payable to holders of Certificates pursuant to Section 2.02(c) or (e).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the share of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.02(e), shall be paid to any such holder, in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate, there shall be paid to the holder thereof (i) at the time of such surrender, the amount of cash payable in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), and the amount of dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and paid with respect to Parent Common Stock prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Common Stock. All Stock Consideration issued and cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any Cash Consideration, any dividends or other distributions paid pursuant to Section 2.02(c) and cash paid in lieu of any fractional shares pursuant to Section 2.02(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.02(f), if, at any time after the Effective Time, Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares.

(i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii) In lieu of such fractional share interests, Parent shall pay to each former holder of shares of Company Common Stock an amount in cash equal to the product obtained by multiplying (1) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (2) the Average Parent Stock Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent and Parent shall cause the Surviving Entity to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any dividends or other distributions with respect to shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.02(c) and all cash payable in lieu of fractional shares pursuant to Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Authority (as defined below), any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.02(c) and all cash payable in lieu of fractional shares pursuant to Section 2.02(e)) in respect thereof shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(g) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent. Any losses resulting from such investments shall not in any way diminish Parent’s and Merger Sub’s obligation to pay the full amount of the Merger Consideration.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.02(c) and cash in lieu of any fractional share of Parent Common Stock to which such holder would be entitled pursuant to Section 2.02(e), in each case in accordance with the terms of this Agreement.

(j) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock. The Exchange Agent shall sell in the open market such shares of Parent Common Stock on behalf of the former holder of Company Common

Stock as is necessary to satisfy such withholding obligation and shall pay such cash proceeds to the appropriate taxing authority.

(k) Dissenting Shares. Notwithstanding Section 2.01(c), any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a person who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with Delaware Law. If, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

Section 2.03 Company Equity Awards and Warrants.

(a) All stock options (the “Company Stock Options”) and restricted stock units (“Company RSUs” and, collectively, with Company Stock Options, “Company Equity Awards”) outstanding, whether or not exercisable and whether or not vested, at the Effective Time granted under the Company’s 1993 and 1998 Employee Share Option and Restricted Share Plans, the Company’s Directors Option Plan, the Company’s 2002 Plan, the Company’s 2002 Employee Stock Purchase Plan and the Dean J. Mitchell Employment Inducement Equity Plan (collectively, the “Company Stock Plans”) and under agreements with consultants shall vest in full thirty (30) days prior to the Effective Time, and the holders shall have the right (subject to applicable limits in the Company Stock Plans) to exercise the Company Stock Options until immediately prior to the Effective Time; provided that, these events shall be conditioned upon the consummation of the Merger. At the Effective Time, all of the Company Equity Awards shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be terminated, and Parent shall have assumed the Company Stock Plans as of the Effective Time by virtue of this Agreement and without any further action by Parent. From and after the Effective Time, all references to the Company in the Company Stock Plans shall be deemed to refer to Parent. To the extent that the holder of a Company Equity Award is eligible to receive awards of stock options or restricted stock units for Parent Common Stock under the terms of the assumed Company Stock Plans, the holder shall receive an option or restricted stock unit for shares of Parent Common Stock, in such numbers of shares of Parent Common Stock, and with such vesting terms and exercise prices as Parent shall determine (each, a “New Equity Award”). Parent shall promptly file a Form S-8 or a post-effective amendment to the Company’s Forms S-8s to register all shares underlying New Equity Awards.

(b) At the Effective Time, except as otherwise agreed between Parent and the holders thereof, all outstanding warrants to purchase shares of Company Common Stock (all such warrants of a warrant holder having the same exercise price, a “Company Warrant”) shall be converted into a warrant to acquire shares of Parent Common Stock on the terms and conditions as are applicable under such Company Warrant (all such new warrants of a warrant holder, a “Substitute Warrant”). At or prior to the Effective Time, the Company shall take all reasonable action, if any, necessary with respect to the applicable warrants or warrant agreements to permit the replacement of the outstanding Company Warrants by Parent pursuant to this Section.

(c) As soon as reasonably practicable after the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of a New Equity Award or Substitute Warrant a notice setting forth such holder’s rights pursuant thereto. Except as provided herein, Parent shall comply with the terms of all such New Equity Awards and Substitute Warrants. Parent shall take all actions with respect to the Company Stock

Plans, the Company Equity Awards and the Company Warrants that are necessary to implement the provisions of this Section 2.03, including all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of New Equity Awards or Substitute Warrants pursuant to the terms set forth in this Section 2.03.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) or in the Company SEC Documents filed since January 31, 2005 (other than any information included in or provided as part of any risk factors, cautionary statements or other risk-based disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of its Certificate of Incorporation (the “Company Certificate”) and By-laws (the “Company By-laws”) and the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent and its representatives correct and complete copies of the minutes of all meetings of stockholders, the Company Board and each committee of the Company Board and the board of directors of each of its Subsidiaries held since December 31, 2001.

Section 3.02 Subsidiaries. Section 3.02 of the Company Disclosure Letter lists all the Subsidiaries of the Company and, for each such Subsidiary, the jurisdiction of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.

Section 3.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 125,000,000 shares of Company Common Stock, and 5,000,000 shares of preferred stock, par value $0.01 per share, including 300,000 shares designated as Series A junior participating preferred stock ( the “Company Preferred Stock”). At the close of business on July 15, 2005, (i) 46,638,788 shares of Company Common Stock were issued and 46,577,927 shares were outstanding, (ii) 60,861 shares of Company Common Stock were held by the Company in its treasury, (iii) 15,042,303 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and agreements with consultants and pursuant to Company Warrants (of which 7,116,011 shares of Company Common Stock were subject to outstanding Company Stock Options, 2,761,465 shares of Company Common Stock were subject to outstanding Company Warrants, 430,800 shares were subject to outstanding agreements with consultants and 629,542 shares of Company Common Stock were subject to outstanding Company RSUs), (iv) 11,114,423 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 5% Convertible Subordinated Notes due July 1, 2008 (the “Convertible Notes”) and (v) no shares of Company Preferred Stock were issued or outstanding.

(b) The Company has delivered or made available to Parent a correct and complete list, as of July 15, 2005, of all outstanding Company Stock Options, Company Warrants and Company RSUs, and other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto, whether or not a stock option is an incentive stock option, expiration dates and exercise prices thereof, in each case broken down as to each plan, agreement or other arrangement and as to each individual holder. Except as set forth above in this Section 3.03, at the close of business on July 15, 2005, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as set forth above in this Section 3.03, there are no outstanding stock appreciation rights, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of Company Common Stock granted under the Company Stock Plans or otherwise. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c) Except for the Convertible Notes, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.03, (i) there are not issued, reserved for issuance or outstanding (A) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or (B) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries and (ii) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

Section 3.04 Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). The Company Board, at a meeting duly called and held at which all of the directors of the Company were present in person or by telephone, unanimously adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s stockholders, (ii) approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement. The Company Board has taken all action necessary to render the provisions of Section 203 of the DGCL inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. No “fair price”, “merger moratorium”, “control share acquisition” or other anti-takeover or similar statute or regulation applies or purports to apply to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company has amended the Stockholder Rights Agreement between the Company and American Stock Transfer & Trust Company dated September 26, 1995, as amended to date (the “Company Rights Plan”) so that (i) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause the Rights (as defined therein) to become exercisable, (ii) cause Parent or any of its Affiliates or Associates (as each such term is defined in the Company Rights Plan) to become an Acquiring Person (as such term is defined in the Company Rights Plan) or (iii) give rise to a Stock Acquisition Date or a Distribution Date (as each such term is defined in the Company Rights Plan), and (b) the Rights will expire immediately prior to the Effective Time without any payment being made in respect thereof. The Company has made available to Parent a true and complete copy of such amendment.

(b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Company Certificate or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, instrument or license (each, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 3.05, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Company Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(c) For purposes of this Agreement, “Company Material Adverse Effect” shall mean any effect that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any effect relating to or resulting from (a) the economy or the financial markets in general, (b) the industry in which the Company and its Subsidiaries operate in general, or (c) the announcement of this Agreement or the transactions contemplated hereby (provided that the exclusion set forth in this clause (c) shall not apply to Section 3.04(b) hereof); provided that with respect to clauses (a) and (b), such effect (i) does not specifically relate to (or have the effect of specifically relating to) the Company and its Subsidiaries and (ii) is not more adverse to the Company and its Subsidiaries than to other companies operating in the industry in which the Company and its Subsidiaries operate. Notwithstanding the foregoing, the occurrence of one or more of the following events or conditions between the date of this Agreement and the Closing Date shall not give rise to a Company Material Adverse Effect: (A) adverse developments in the Company’s business due to losses from operations, inadequate cash reserves or reduced sales levels; (B) matters reasonably foreseeable resulting from the Company’s clinical trials, including adverse events or serious adverse events; and (C) loss of key personnel.

Section 3.05 Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Authority”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) the premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (c) the Exchange Act, (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and appropriate documents to be filed with the relevant authorities of other states in which the Company is qualified to do business, (e) any appropriate filings with and approvals of NASDAQ, (f) state securities or “blue sky” laws and (g) the applicable requirements of antitrust or other competition laws of other jurisdictions or investment laws relating to foreign ownership, if any, and (h) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations hereunder or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (a) through (h) above or listed in Section 3.05 of the Company Disclosure Letter are referred to herein as “Necessary Consents.”

Section 3.06 Company SEC Documents; No Undisclosed Liabilities.

(a) The Company has filed all reports, schedules, forms, statements, certifications and other documents (including exhibits and other information incorporated therein) required to be filed by the Company with the SEC since December 31, 2001 (the “Company SEC Documents”). No Subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Company SEC Document has been corrected by a later-filed Company SEC Document. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

(b) Except (i) as set forth in Section 3.06(b) of the Company Disclosure Letter, (ii) as set forth in the financial statements included in the Company’s Annual Report on Form 10-K filed prior to the date hereof for the year ended December 31, 2004 or (iii) as incurred in the ordinary course of business since December 31, 2004, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Company Material Adverse Effect. Section 3.06(b) of the Company

Disclosure Letter sets forth a description of the aggregate indebtedness (including guarantees of indebtedness of any other person) of the Company and its Subsidiaries outstanding as of June 30, 2005.

Section 3.07 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the proxy statement relating to the Company Stockholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company’s stockholders, the “Proxy Statement”) will, at the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

Section 3.08 Absence of Certain Changes or Events. Since December 31, 2004, except (a) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby to Parent, Merger Sub and the Company’s financial and legal advisors, (b) as disclosed in the Company SEC Documents, or (c) as disclosed in Section 3.08 of the Company Disclosure Letter, there has not been any change, effect, event, circumstance, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.09 Litigation. There is no suit, action, claim, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

Section 3.10 Contracts.

(a) Neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act, other than any Contract that is filed as an exhibit to the Company SEC Documents.

(b) Except for Contracts filed in unredacted form as exhibits to the Company SEC Documents, and except for Contracts between the Company and its Subsidiaries or among Subsidiaries, Section 3.10(b) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement, and the Company has made available to Parent correct and complete copies (including all amendments, modifications, extensions, renewals, guaranties or other Contracts with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable Laws governing the sharing of information), of:

(i) all Contracts of the Company or any of its Subsidiaries having an aggregate value per Contract, or involving payments by or to the Company or any of its Subsidiaries, of more than $1,000,000 on an annual basis;

(ii) all Contracts to which the Company or any of its Subsidiaries is a party, or by which the Company, any of its Subsidiaries or any of its Affiliates is bound, that contain a covenant materially restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of Parent or any of its Subsidiaries, including the Surviving Entity and its Subsidiaries) to compete in any business or with any person or in any geographic area;

(iii) all material Contracts of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries);

(iv) any (A) Contract to which the Company or any of its Subsidiaries is a party granting any license to Intellectual Property of the Company or any of its Subsidiaries that involves payments by the Company or any of its Subsidiaries with respect to such license of more than $500,000 on an annual basis, and (B) other license (other than real estate) having an aggregate value per license, or involving payments by the Company or any of its Subsidiaries, of more than $500,000 on an annual basis;

(v) all confidentiality agreements (other than those entered into in the ordinary course of business), agreements by the Company not to acquire assets or securities of a third party or agreements by a third party not to acquire assets or securities of the Company;

(vi) any Contract having an aggregate value per Contract, or involving payments by or to the Company or any of its Subsidiaries, of more than $500,000 on an annual basis that requires consent of or notice to a third party in the event of or with respect to the Merger, including in order to avoid a breach or termination of or loss of benefit under any such Contract;

(vii) all material joint venture, partnership or other similar agreements involving co-investment with a third party to which the Company or any of its Subsidiaries is a party;

(viii) any Contract with a Governmental Authority which imposes any material obligation or restriction on the Company or its Subsidiaries;

(ix) all leases, subleases, licenses or other Contracts pursuant to which the Company or any of its Subsidiaries use or hold any material property involving payments by or to the Company or any of its Subsidiaries of more than $500,000 on an annual basis;

(x) all material outsourcing Contracts;

(xi) all Contracts with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries of more than $500,000 on an annual basis;

(xii) all Contracts providing for the indemnification by the Company or any of its Subsidiaries of any person, except for any such Contract that (i) is not material to the Company or any of its Subsidiaries and (ii) was entered into in the ordinary course of business; and

(xiii) all Contracts pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any indebtedness of any other person (other than the Company or any of its Subsidiaries) (except for such indebtedness or guarantees the aggregate principal amount of which does not exceed $1,000,000 on an annual basis and excluding trade payables arising in the ordinary course of business).

(c) (i) None of the Company or any of its Subsidiaries (x) is, or has received written notice or has Knowledge that any other party to any of its Contracts is, in violation or breach of or default (with or without notice or lapse of time or both) under, or (y) has waived or failed to enforce any rights or benefits under, any Contract to which it is a party or any of its properties or other assets is subject, and (ii) to the

Knowledge of the Company, there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Contract except for violations, breaches, defaults, waivers or failures to enforce rights or benefits covered by clauses (i) or (ii) above that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Compliance with Laws.

(a) The Company and each of its Subsidiaries has been since December 31, 2001 and is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Authority (collectively, “Laws”) applicable to it, its properties or other assets or its business or operations, except where any failures to be in compliance have not had and would not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect. The Company and its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Authorities (collectively, “Permits”) necessary to carry on their businesses as now conducted, and there has occurred no material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit. There is no event which has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect. Assuming all Closing Consents (as defined below) are made or obtained, the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit.

(b) Since December 31, 2001, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party service provider acting on behalf of the Company or any of its Subsidiaries, in connection services rendered by the third party service provider to the Company or any of its Subsidiaries, has received, or otherwise has any Knowledge of, any written notice from any Governmental Authority that (y) alleges any material noncompliance (or that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged material noncompliance) with any applicable material Law, or (z) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any Permit; and (ii) neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its non-compliance with, or violation of, any applicable Law.

(c) Since December 31, 2001, except as disclosed in Section 3.11(c) of the Company Disclosure Letter, the Company and each of its Subsidiaries has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority.

(d) The Company and its Subsidiaries have implemented policies, procedures and/or programs designed to provide reasonable assurance that its agents and employees are in material compliance with all applicable Laws, including laws, regulations, directives and opinions of Governmental Authorities relating to advertising, licensing and sales practices.

(e) The Company and each of its employees are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (“Sarbanes-Oxley”) and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. The Company has previously disclosed to Parent all of the information required to be disclosed by the Company and its officers and employees, including the Company’s chief executive officer and chief financial officer, to the Company Board or any committee thereof as a result of potential significant deficiencies, material weaknesses or fraud. The Company and each of its Subsidiaries maintain systems of disclosure controls and procedures, internal control over financial reporting and internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the Company and such Subsidiary.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a correct and complete list of: all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, Company Stock Plans, individual stock option agreements to which the Company is a party granting stock options to acquire Company Common Stock that have not been granted under a Company Stock Plan, incentive and other equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of the Company or any of its Subsidiaries (the “Employees”) (collectively, the “Company Plans”).

(b) Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been delivered or made available to Parent by the Company, to the extent applicable: (i) any plans, all amendments and attachments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; and (v) material written communications to employees generally.

(c) The Company Plans have been maintained in material accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and neither the Company (or any of its Subsidiaries) nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan, except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) To the Company’s Knowledge, the Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt, except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) None of the Company, its Subsidiaries or any trade or business (whether or not incorporated) that is treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements, with such exceptions that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

(g) To the Company’s Knowledge, there are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such action, claim or lawsuit, other than such actions, claims or lawsuits that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(h) None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or applicable state law, and at the expense of the participant or the participant’s beneficiary. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(i) Except as set forth in Section 3.12(i) of the Company Disclosure Letter (to the extent applicable, in each case broken down as to each item, and the individual and amount involved), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the Company Stockholder Approval or the Merger, will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Plan. Except as set forth in Section 3.12(i) of the Company Disclosure Letter, since January 1, 2005, the Company, including the Company Board, any committee thereof and any officer of the Company, has not taken any action to increase the compensation or benefits payable after the date hereof to any officer having the title of Senior Vice President or higher of the Company.

(j) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan, except as required by applicable Law or tax qualification requirement.

(k) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for Federal income tax purposes by the Company or any of its Subsidiaries is not an employee for such purposes, except as individually or in the aggregate, together with any breach or breaches of Section 3.12(c) hereof (without regard to any materiality or Company Material Adverse Effect qualifiers therein), has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(l) Except as set forth in Section 3.12(l) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any contract, agreement or other arrangement providing for the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code.

Section 3.13 Taxes.

(a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns are correct and complete in all material respects. All taxes shown to be due on such tax returns, and all material taxes otherwise required to be paid by the Company or any of its Subsidiaries, have been timely paid.

(b) All taxes due and payable by the Company and its Subsidiaries have been adequately provided for in the financial statements of the Company and its Subsidiaries for all periods ending through the date hereof. No material deficiency with respect to taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer. No reductions have been made to the December 31, 2004 current tax reserve and valuation allowance previously reported to Parent.

(c) The income tax returns of the Company and each of its Subsidiaries have been examined by and settled with (or received a “no change” letter from) the Internal Revenue Service (the “IRS”) (or, to the Knowledge of the Company, the applicable statute of limitations has expired) for all years through 2001. All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

(e) Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent or (ii) any material liability for the taxes of any other person (other than the Company or any of its Subsidiaries) under any state, local or foreign law, as a transferee or successor, by contract, or otherwise.

(f) Except as set forth in Section 3.13(f) of the Company Disclosure Letter, no audit or other administrative or court proceedings are pending with any taxing authority with respect to any Federal, state or local income or other material taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received by the Company or any of its Subsidiaries. No issue has been raised by any taxing authority in any presently pending tax audit that could be material and adverse to the Company or any of its Subsidiaries for any period after the Effective Time. Neither the Company nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any Federal, state or local income or other material taxes.

(g) No written claim that could give rise to material taxes has been made within the previous five years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(h) The Company has made available to Parent correct and complete copies of (i) all income and franchise tax returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise taxes of the Company or any of its Subsidiaries.

(i) No Liens for material taxes exist with respect to any properties or other assets of the Company or any of its Subsidiaries, except for Liens for taxes not yet due.

(j) All material taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and have been or will be duly and timely paid to the proper taxing authority.

(k) For purposes of this Agreement, (i) ”taxes” shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign and shall include any transferee or successor liability in respect of taxes (whether by contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and (ii) ”tax returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any taxing authority with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.14 Intellectual Property; Software.

(a) For the purposes of this Agreement:

(i) “Intellectual Property” means: (a) United States, foreign and international patents, patent applications, including provisional applications, and statutory invention registrations (“Patents”), (b) trademarks, service marks, trade dress, logos and other source identifiers, including registrations and applications for registration thereof (“Trademarks”), (c) copyrights, including registrations and applications for registration thereof (“Copyrights”), (d) internet domain names, including registrations and applications for registration thereof (“Domain Names”), (e) rights of privacy, publicity and endorsement and (f) all other rights associated therewith in any jurisdiction.

(ii) “License(s)” means all contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party: (A) with respect to Owned Intellectual Property licensed to any third party and (B) pursuant to which a third party has licensed any Licensed Intellectual Property to the Company or any of its Subsidiaries as of the date hereof (excluding commercial off-the-shelf or shrink wrap licenses of computer software).

(iii) “Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries, including all Owned Intellectual Property listed on Section 3.14(b) of the Company Disclosure Letter, used in or necessary for the business of the Company or its Subsidiaries as currently conducted.

(iv) “Licensed Intellectual Property” means all Intellectual Property licensed to the Company or any of its Subsidiaries by a third party pursuant to a License or Licenses and used in or necessary for the business of the Company or its Subsidiaries as currently conducted.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof and the Closing Date, of the following to the extent included within the Owned Intellectual Property

(i) Patents for the Company and its Subsidiaries, including: (A) issued Patents and for each, its number, issue date, and title for each jurisdiction in which such Patent has been issued; and (B) Patent applications (including provisional applications, divisional applications, continuation applications, re-examination applications, reissue applications and interference proceedings) and for each, the application number, date of filing, and title for each jurisdiction in which such Patent application is pending;

(ii) Trademarks registered by the Company or any of its Subsidiaries (each a “Registered Trademark”), the registration number thereof, the date of registration and the jurisdiction in which such Registered Trademark is registered;

(iii) material Trademarks used by the Company or any of its Subsidiaries but not registered (each an “Unregistered Trademark”), the application serial number thereof (if any), the date of filing, and the jurisdiction in which such application was filed;

(iv) Copyrights registered by the Company or any of its Subsidiaries (each a “Registered Copyright”), the registration number thereof, the date of registration and the jurisdiction in which such Registered Copyright is registered;

(v) applications for registration of Copyrights and the dates and jurisdictions in which such applications were filed; and

(vi) Domain Names and applications for registration thereof.

Section 3.14(a)(ii)(B) of the Company Disclosure Letter also lists each material License for Licensed Intellectual Property and, to the extent set forth in such Licenses, the U.S. and foreign patents and patent applications and their respective patent numbers, issue dates and titles relating to such Licensed Intellectual Property as of the date hereof and the Closing Date.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Letter, the use of the Owned Intellectual Property and the Licensed Intellectual Property, in each case in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, to the Knowledge of the Company and its Subsidiaries, does not infringe or misappropriate the Intellectual Property rights of any third party, and to the Knowledge of the Company and its Subsidiaries, no claim is pending or threatened against the Company or its Subsidiaries alleging any of the foregoing. Except as listed on Section 3.14(b) of the Company Disclosure Letter, no right, license, lease, consent or other agreement is required with respect to any material Intellectual Property for the conduct of the business of the Company and its Subsidiaries as currently conducted that has not already been obtained. Except as set forth in Section 3.14(c) of the Company Disclosure Letter, none of the Patents listed in Section 3.14(b) of the Company Disclosure Letter is currently involved in any interference, reexamination, or opposition proceeding. Except as set forth in Section 3.14(c) of the Company Disclosure Letter, none of the Registered Trademarks, Unregistered Trademarks or registrations or applications therefore listed in Section 3.14(b) of the Company Disclosure Letter is currently involved in any opposition, cancellation, nullification, interference, or concurrent use proceeding.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Letter, the Company or one of its Subsidiaries is the sole or joint owner of the entire right, title and interest in and to each item of the Owned Intellectual Property, free and clear of any Liens other than Permitted Liens. Except where the failure thereof would not reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries is entitled to use the Owned Intellectual Property and Licensed Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, subject in the case of the Licensed Intellectual Property, to the terms of any Licenses for such Licensed Intellectual Property.

(e) The Owned Intellectual Property and Licensed Intellectual Property include all of the material Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted. Except as set forth in Section 3.14(e) of the Company Disclosure Letter, the Patents (excluding patent applications) included in the Owned Intellectual Property and Licensed Intellectual Property are, to the Knowledge of the Company and its Subsidiaries, (i) in good standing, and (ii) have not been adjudged invalid or unenforceable in whole or part.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Letter, no legal proceedings are pending or, to the Knowledge of the Company, are overtly threatened against the Company or its Subsidiaries (i) challenging or seeking to deny or restrict the use of any of the Owned Intellectual Property or Licensed Intellectual Property, or (ii) alleging that any services provided by, processes used by, or products manufactured or sold or to be manufactured or sold by the Company infringe or misappropriate any Intellectual Property right of any third party.

(g) Maintenance fee(s), annuity fee(s) or renewal fee payment(s) for each jurisdiction in which each issued Patent, Patent application, Registered Trademark, Unregistered Trademark application, Registered Copyright, Copyright application, Domain Name or Domain Name application has issued or is pending have been timely paid, except in each case where the failure to do so would not be reasonably expected to have a Company Material Adverse Effect.

(h) To the Knowledge of the Company and its Subsidiaries, no third party is engaging in any activity that infringes or misappropriates the Owned Intellectual Property or Licensed Intellectual Property in any respect that would reasonably be expected to have a Company Material Adverse Effect. Section 3.14(h) of the Company Disclosure Letter lists each License in which Company or its Subsidiaries have granted to a third party exclusive rights in any Owned Intellectual Property.

(i) The Company has delivered or made available to Parent true and complete copies of issued Patents, Patent applications, and all applications and registrations for the Trademarks, Copyrights, and Domain Names listed or described in Section 3.14(b) of the Company Disclosure Letter.

(j) The Company and its Subsidiaries have used commercially reasonable efforts to maintain their trade secrets in confidence.

(k) Except in each case where such action would not reasonably be likely to have a Company Material Adverse Effect, to the Knowledge of the Company and its Subsidiaries, (i) there has been no misappropriation of any trade secrets or other confidential information of the Company or its Subsidiaries by any Person, (ii) no employee, independent contractor or agent of the Company or any of its Subsidiaries has misappropriated any trade secrets of any other Person, in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of the Company or any of its Subsidiaries is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Owned Intellectual Property or Licensed Intellectual Property.

(l) Except where the failure thereof would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have secured written assignments from all current and former consultants and employees who contributed to the creation or development of Owned Intellectual Property of such Person’s ownership interest therein. To the Knowledge of the Company and its Subsidiaries, none of the employees of the Company or its Subsidiaries and none of their consultants is in violation thereof. Except where the failure thereof would not reasonably be expected to have a Company Material Adverse Effect, all employees of, consultants to or vendors of the Company or any of its Subsidiaries are parties to written agreements under which each such employee, consultant or vendor is obligated to maintain the confidentiality of confidential information of the Company and its Subsidiaries. To the Knowledge of the Company and its Subsidiaries, none of the employees, consultants or vendors of the Company or any of its Subsidiaries is in violation of such agreements.

(m) Except where the failure thereof would not reasonably be expected to have a Company Material Adverse Effect or as otherwise set forth in Section 3.14(m) of the Company Disclosure Letter and except for any applicable Contracts filed in unredacted form as exhibits to the Company SEC Documents, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to (i) any right of termination or other right to impair or limit any of the Company’s or its Subsidiaries’ rights to own or retain a license to any of the Owned Intellectual Property or Licensed Intellectual Property used in the conduct of business of the Company and its Subsidiaries, taken as a whole, as currently conducted, or (ii) the inability of the Company or its Subsidiaries to transfer such rights to Parent or the Surviving Entity pursuant to the terms of this Agreement immediately following the Closing.

Section 3.15 Supply Arrangements. There are no facts or circumstances that have caused a Company Material Adverse Effect or are reasonably likely to cause a Company Material Adverse Effect on the continued supply (either for clinical purposes or in bulk) of the active ingredients of the compounds, product candidates or products of the Company or its Subsidiaries currently used in clinical trials.

Section 3.16 Properties and Assets. Neither the Company nor its Subsidiaries owns any real property. Section 3.16 of the Company Disclosure Letter sets forth the address of each parcel of all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixture or other interest in real property held by or for the Company or its Subsidiaries (the “Leased Real Property”). Section 3.16 of the Company Disclosure Letter sets forth all sublicenses, licenses and other grants by the Company or any of its Subsidiaries to any person of the right to use or occupy such Leased Real Property or any portion thereof involving, in any such case, payments of more than $250,000 annually. The Company and each of its Subsidiaries has such good and valid title to, or such valid rights by lease, license, other agreement or otherwise to use, all assets and properties (in each case, tangible and intangible) necessary to enable the

Company and its Subsidiaries to conduct their business as currently conducted, except where the failure to have such title or rights would not result in a Company Material Adverse Effect.

Section 3.17 Environmental Matters.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect in the case of clauses (a)(iii), (iv) and (v) below (it being agreed that clauses (a)(i) and (ii) below shall not be qualified by a Company Material Adverse Effect), except as set forth on Schedule 3.17, (i) neither the Company nor any of its Subsidiaries have received any material written notice, demand, request for information by a Governmental Entity, citation, summons, complaint or order pursuant to Environmental Laws for which the Company or any of its Subsidiaries has or may have retained or assumed liability, (ii)(A) no material action, claim, suit, or proceeding brought by any person pursuant to Environmental Law is pending, and (B) to the Knowledge of the Company or any of its Subsidiaries, no material investigation or review under Environmental Laws is pending and no material action, claim, suit, proceeding, investigation or review under Environmental Law is threatened by any person against, the Company or any of its Subsidiaries, in each case (A) and (B), for which the Company or any of its Subsidiaries has or may have retained or assumed liability; (iii)(A) the Company and its Subsidiaries have been and are in compliance with all Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under Environmental Laws, and (B) to the knowledge of the Company and its Subsidiaries, there is no reasonable basis to believe, based on current operations, that such authorizations will not be granted or extended in the ordinary course or that any grant or extension would cause the Company or Subsidiaries to materially limit future operations of the business or incur a material operating expense except for operating expenses arising in the ordinary course of business consistent with past practice; (iv) the Company and its Subsidiaries do not have any Environmental Liabilities and, to the Knowledge of the Company or any of its Subsidiaries, no existing facts, circumstances or conditions relating to, arising from, or associated with (A) any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries or operations thereon or (B) any person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law would reasonably be expected to result in Environmental Liabilities; (v) with respect to any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries, (A) there have been no Releases of Hazardous Materials by the Company or any Subsidiary except in compliance, in all material respects, with applicable Environmental Laws, and (B) there have been no Releases of Hazardous Materials that have or are reasonably likely to result in a liability of the Company or its Subsidiaries under the Environmental Laws; (vi) no real property currently or formerly owned or leased by the Company or its Subsidiaries is listed on the National Priorities List or any other public list, schedule, log, inventory or record maintained by any governmental agency with respect to sites from which there has been a Release or threatened Release of Hazardous Materials; and (vii) neither the Company nor any Subsidiary owns or operates any underground or aboveground storage tanks located on any real property currently owned, operated or leased by the Company or any Subsidiary.

(b) As used in this Agreement, (i) the term “Environmental Laws” means applicable Federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to the protection of human health as it relates to Hazardous Materials exposure or the environment;

(ii) the term “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, including contractual, which (A) arise under applicable Environmental Laws or with respect to Hazardous Materials and (B) relate to actions occurring or conditions existing on or prior to the Closing Date;

(iii) the term “Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including (A)

petroleum, asbestos or polychlorinated biphenyls and (B) in the United States, any substance defined as a “hazardous substance,” “oil,” “pollutant” or “contaminant” in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5;

(iv) the term “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

(c) Notwithstanding any other provision of this Agreement, this Section 3.17 sets forth the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Environmental Laws, Environmental Liabilities, Hazardous Materials and other environmental matters.

Section 3.18 Transactions with Related Parties. Except as set forth in Section 3.18 of the Company Disclosure Letter, since December 31, 2004, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.19 Regulatory Compliance. To the extent applicable to the Company and its Subsidiaries:

(a) All products currently being manufactured, distributed or developed by the Company or its Subsidiaries, or by any other person (a “Collaborative Partner”) pursuant to a collaboration arrangement (other than an arrangement that is solely a license to market, distribute or sell products in a specified territory) with the Company or its Subsidiaries (a “Collaboration”), that are subject to the jurisdiction of the United States Food and Drug Administration (the “FDA”) are, or in the case of such manufacture, distribution or development by a Collaborative Partner pursuant to a Collaboration, to the Knowledge of the Company and its Subsidiaries are, being developed, labeled, stored, tested and distributed in compliance with all applicable requirements under the Federal Food Drug and Cosmetic Act 21 U.S.C. §§301 et. seq. (“FDCA”), the Public Health Service Act 42 U.S.C. §§201 et. seq., their implementing regulations, and all applicable similar state and foreign regulatory requirements of any Governmental Authority, including those relating to investigational use, premarket clearance and applications or abbreviated applications to market a new product, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) All preclinical trials and clinical trials conducted by or on behalf of the Company or its Subsidiaries have been, and are being, conducted in compliance with the requirements of Good Laboratory Practice and Good Clinical Practice requirements contained in 21 C.F.R. Part 58 and Part 312 and all requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) All manufacturing operations conducted by or for the benefit of the Company or its Subsidiaries have been and are being conducted in material compliance with the FDA’s current Good Manufacturing Practice regulations for drug and biological products, including, without limitation, 21 C.F.R. Parts 210, 211 and 606. In addition, the Company and its Subsidiaries are in compliance with all registration and listing requirements set forth in 21 U.S.C. §360 and 21 C.F.R. Part 207 and all similar laws, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) None of the Company’s or its Subsidiaries’ products, and no products of a Collaboration, have been recalled, suspended, or discontinued as a result of any action by the FDA or any other similar foreign Governmental Authority, by the Company, one of its Subsidiaries, a Collaborative Partner, or by any licensee, distributor or marketer of any such products, in the United States or outside of the United States.

(e) The Company, its Subsidiaries, and to the Knowledge of the Company and its Subsidiaries, their Collaborative Partners, have not received any notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to withdraw approval or request the recall of any of their products, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production of any of their products.

(f) To the Knowledge of the Company and its Subsidiaries, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding with respect to a recall, suspension or discontinuance of any of its products or the products of a Collaboration.

(g) As to the products of the Company or its Subsidiaries, and the products of a Collaboration, for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, the Company and its Subsidiaries, and to the Knowledge of the Company and its Subsidiaries, their Collaborative Partners, are in compliance with 21 U.S.C. §§ 355, Section 262 of the Public Health Service Act or 21 C.F.R. Parts 312, 314, 600 or 601 et seq., respectively, and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. As to each such drug, the Company, its Subsidiaries and any relevant Collaborative Partner, and the officers, employees or agents of the Company, its Subsidiaries and any relevant Collaborative Partner, have included in the application for such drug, where required, the certification described in 21 U.S.C. § 335a(k)(1) and the list described in 21 U.S.C. § 335a(k)(2) and each such certification and list was true, complete and correct in all material respects when made.

(h) The Company and its Subsidiaries, and to the Knowledge of the Company and its subsidiaries, their Collaborative Partners have not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, the Company and its Subsidiaries, and to the Knowledge of the Company and its Subsidiaries, their Collaborative Partners and all officers, key employees or agents of the Company, its Subsidiaries or of any Collaborative Partner, have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under 21 U.S.C. Section 335a or 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

Section 3.20 Products.

(a) Set forth in Section 3.20 to the Company Disclosure Letter is a complete and accurate list of all of the Company’s and its Subsidiaries’ products or product candidates, noting, where applicable, those products or product candidates where the FDA and/or other regulatory approval has been applied for and/or received, and listing the approval obtained and application made. For those products or product candidates listed in Section 3.20 to the Company Disclosure Letter as receiving FDA and/or other regulatory approval, such approval is in good standing, has not been revoked, rescinded, amended or modified, and to the Company’s and its Subsidiaries’ Knowledge, no event has occurred or notification received by the Company or its Subsidiaries from the FDA, a notified body or any other party that would materially adversely affect or otherwise jeopardize the FDA or other regulatory approval status of such products or product candidates. No applications made or other materials submitted by the Company or its Subsidiaries to the FDA or a notified body contained an untrue statement of material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. For the purposes of this Agreement, “product candidates” means compounds on which investigational new drug applications have been filed with the FDA.

(b) The product registration files and dossiers of the Company and its Subsidiaries have been maintained in accordance with reasonable industry standards. The Company and its Subsidiaries have in their possession copies of all the material documentation filed in connection with filings made by the Company or its Subsidiaries for regulatory approval or registration of the products or product candidates of the Company or its Subsidiaries, as the case may be. To the Knowledge of the Company and its Subsidiaries, the filings made by the Company or its Subsidiaries for regulatory approval or registration of the products or product candidates of the Company or its Subsidiaries did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

(c) Except as set forth in Section 3.20 of the Company Disclosure Letter, the development and commercialization of:

(i) that certain product candidate known as Aquavan, including both IV and oral formulations, is, as of the time of execution of this Agreement, unencumbered by obligations between the Company, its subsidiaries and all third parties.

(ii) that certain product known as Gliadel is, at the time of execution of this Agreement, unencumbered by obligations between the Company, its subsidiaries and all third parties.

(iii) that certain product candidate known as Aggrastat, is, as of the time of execution of this Agreement, unencumbered by obligations between the Company, its subsidiaries and all third parties.

Section 3.21 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than UBS Securities LLC, the fees and expenses of which will be paid by the Company in accordance with the Company’s agreement with such firm (a complete copy of which has heretofore been made available to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries.

Section 3.22 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of UBS Securities LLC to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock, a complete copy of which opinion will be made available to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

Section 3.23 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in Article III of this Agreement, Parent acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company with respect to any other information provided to Parent. Except in the case of fraud or willful misrepresentation, neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent or any other person resulting from the distribution to Parent, or use by Parent of, any such information, including any information, documents, projections, forecasts or other material made available to Parent in certain “data rooms,” confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.

(b) In connection with the investigation by Parent of the Company and its Subsidiaries, Parent has received or may receive from the Company and/or its Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans), and that, absent fraud or willful misrepresentation, Parent shall have no claim against anyone with respect thereto. Accordingly, Parent acknowledges that the Company makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans.)

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that, any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) or in the Parent SEC Documents filed since January 31, 2005 (other than any information included in or provided as part of any risk factors, cautionary statements or other risk-based disclosure), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01 Organization, Standing and Corporate Power. Each of Parent, its Subsidiaries and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. Parent, its Subsidiaries and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not resulted in, and would not reasonably be expected to result in, a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of its Articles of Incorporation (the “Parent Articles”) and By-laws (the “Parent By-laws”) and the articles of incorporation and by-laws or comparable organizational documents) of each of its Subsidiaries and Merger Sub, in each case as amended to the date of this Agreement. Parent has made available to the Company and its representatives correct and complete copies of the minutes of all meetings of stockholders, the Parent Board and each committee of the Parent Board and the board of directors of each of its Subsidiaries held since December 31, 2001.

Section 4.02 Capital Structure.

(a) The authorized capital stock of Parent consists of 140,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). At the close of business on July 15, 2005, (i) 71,901,863 shares of Parent Common Stock were issued and outstanding, (ii) 1,219,807 shares of Parent Common Stock were reserved for issuance (including shares underlying outstanding stock options and shares available for future grant) pursuant to the 1994 Stock Incentive Plan, 1997 Stock Incentive Plan, as amended, 1993 Nonemployee Director Stock Option Plan, Deferred Compensation Plan for Nonemployee Directors, 1999 Nonemployee Director Stock Option Plan, as amended, Amended and Restated Employee Stock Purchase Plan (collectively, the “Parent Stock Plans”), (iii) 8,269,946 shares of Parent Common Stock were reserved for issuance upon conversion of the Senior Subordinated Convertible Notes due 2024 and (iv) no shares of Parent Preferred Stock were issued or outstanding. Except as set forth above in this Section 4.02(a), at the close of business on July 15, 2005, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued (including shares of Parent Common Stock to be issued in accordance with this Agreement) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Senior Subordinated Convertible Notes due 2024, there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(b) The authorized equity interests of Merger Sub consist of 100 shares of common stock, par value $.01 (“Merger Sub Stock”). All of the issued and outstanding shares of Merger Sub Stock are owned by Parent. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any Merger Sub Stock to any person, other than Parent.

Section 4.03 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all requisite organizational power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other organizational action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). As of the date hereof, the board of directors of Parent (the “Parent Board”), at a meeting duly called and held, duly and unanimously adopted resolutions, approving this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent, any of its Subsidiaries or Merger Sub under (i) the Parent Articles or Parent By-laws or the comparable organizational documents of any of its Subsidiaries or Merger Sub, (ii) any Contract to which Parent, any of its Subsidiaries or Merger Sub is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.04 hereof, any Law applicable to Parent, any of its Subsidiaries or Merger Sub or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(c) For purposes of this Agreement, “Parent Material Adverse Effect” shall mean any effect that is materially adverse to the business, financial condition, or results of operations of Parent and its Subsidiaries, taken as a whole, other than any effect relating to or resulting from (a) the economy or the financial markets in general, (b) the industry in which Parent and its Subsidiaries operate in general or (c) the announcement of this Agreement or the transactions contemplated hereby (provided that the exclusion set forth in this clause (c) shall not apply to Section 4.03(b) hereof); provided that with respect to clauses (a) and (b), such effect (i) does not specifically relate to (or have the effect of specifically relating to) to Parent and its Subsidiaries and (ii) is not more adverse to Parent and its Subsidiaries than to other companies operating in the industry in which Parent and its Subsidiaries operate. Notwithstanding the foregoing, the occurrence of one or more of the following events or conditions between the date of this Agreement and the Closing Date shall not give rise to a Parent Material Adverse Effect: (A) adverse developments in Parent’s business due to losses from operations, inadequate cash reserves or reduced sales levels; (B) matters reasonably foreseeable resulting from Parent’s clinical trials, including adverse events or serious adverse events; and (C) loss of key personnel.

Section 4.04 Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent, any of its Subsidiaries or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (a) Necessary Consents and (b) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Parent Material Adverse Effect, (y) impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

Section 4.05 Parent SEC Documents.

(a) Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed by Parent with the SEC since December 31, 2001 (such documents, the “Parent SEC Documents”). No Subsidiary of Parent is required to file, or files, any form, report or other document with the SEC. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Parent SEC Document has been corrected by a later-filed Parent SEC Document. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

(b) Except (i) as set forth in the financial statements included in Parent’s Annual Report on Form 10-K filed prior to the date hereof for the year ended December 31, 2004 or (ii) as incurred in the ordinary course of business since December 31, 2004, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.06 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

Section 4.07 Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, except (a) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby to the Company or (b) as disclosed in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, there has not been any change, effect, event, circumstance, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.08 Litigation. There is no suit, action, claim, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

Section 4.09 Compliance with Laws.

(a) Parent and each of its Subsidiaries has been since December 31, 2001 and is in compliance with all Laws applicable to it, its properties or other assets or its business or operations, except where any failures to be in compliance have not had or would not reasonably be expected to have individually or in the aggregate a Parent Material Adverse Effect. Parent and its Subsidiaries have in effect all material Permits necessary to carry on their businesses as now conducted, and there has occurred no material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit. There is no event which has occurred that, to the Knowledge of Parent, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit that individually or in the aggregate would reasonably be expected to cause a Parent Material Adverse Effect. Assuming all Closing Consents are made or obtained, the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit.

(b) Since December 31, 2001, (i) neither Parent nor any of its Subsidiaries has received, or otherwise has any Knowledge of, any written notice from any Governmental Authority that (y) alleges any material noncompliance (or that Parent or any of its Subsidiaries is under investigation or the subject of a formal inquiry by any such Governmental Authority for such alleged material noncompliance) with any applicable material Law, or (z) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any Permit; and (ii) neither Parent nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its non-compliance with, or violation of, any applicable Law.

(c) Since December 31, 2001, Parent and each of its Subsidiaries has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority.

(d) Parent and its Subsidiaries have implemented policies, procedures and/or programs designed to provide reasonable assurance that its agents and employees are in material compliance with all applicable Laws, including laws, regulations, directives and opinions of Governmental Authorities relating to advertising, licensing and sales practices.

(e) Parent and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of Sarbanes-Oxley and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. Parent has previously disclosed to the Company all of the information required to be disclosed by Parent and its officers and employees, including Parent’s chief executive officer and chief financial officer, to the Parent Board or any committee thereof as a result of potential significant deficiencies, material weaknesses or fraud. Parent and each of its Subsidiaries maintain systems of disclosure controls and procedures, internal controls over financial reporting and internal accounting controls sufficient to comply with all legal and accounting requirements applicable to Parent and such Subsidiary.

Section 4.10 Employee Benefit Plans.

(a) All “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, Parent Stock Plans, individual stock option agreements to which the Parent is a party granting stock options to acquire Parent Common Stock that have not been granted under a Parent Stock Plan, incentive and other equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of Parent or any of its Subsidiaries (collectively, the “Parent Plans”) have been maintained in material accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and neither Parent (or any of its Subsidiaries) nor any “party in interest” or “disqualified person” with respect to the Parent Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, except as individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Parent Plan, except as individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) To the Knowledge of Parent, the Parent Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt, except as individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) To the Knowledge of Parent, there are no pending actions, claims or lawsuits that have been asserted or instituted against the Parent Plans, the assets of any of the trusts under the Parent Plans or the sponsor or administrator of any of the Parent Plans, or against any fiduciary of the Parent Plans with respect to the operation of any of the Parent Plans (other than routine benefit claims), nor does Parent have any Knowledge of facts that could form the basis for any such action, claim or lawsuit, other than such actions, claims or lawsuits that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11 No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.12 No Parent Vote Required. No vote or other action of the stockholders of Parent is required by Law, the Parent Articles or the Parent By-laws or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

Section 4.13 Taxes.

(a) Except as otherwise described herein with respect to Canadian Goods and Services Tax (“GST”), Parent and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns are correct and complete in all material respects. Except as otherwise described herein with respect to GST, all taxes shown to be due on such tax returns, and all material taxes otherwise required to be paid by Parent or any of its Subsidiaries, have been timely paid. Parent has entered into a licensing agreement with Pfizer Canada, Inc. pursuant to which Pfizer Canada, Inc. is responsible for reimbursing Parent for Parent’s GST liability with respect to the royalty payments. Parent has neither timely filed the

GST returns nor remitted the tax with respect to the GST liability for the periods July 1, 2002 through June 30, 2005. Parent expects to file these returns and pay the GST, and related interest and penalties, by September 30, 2005. Parent expects that the amount of GST, interest and penalties will be approximately U.S. $130,000, of which U.S. $110,000 in GST will be reimbursed by Pfizer under the royalty agreement.

(b) All taxes due and payable by Parent and its Subsidiaries have been adequately provided for in the financial statements of Parent and its Subsidiaries for all periods ending through the date hereof. No material deficiency with respect to taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer. No reductions have been made to the December 31, 2004 current tax reserve and valuation allowance previously reported to the Company.

(c) The income tax returns of Parent and each of its Subsidiaries have been examined by and settled with (or received a “no change” letter from) the IRS (or, to the Knowledge of Parent, the applicable statute of limitations has expired) for all years through 2000. All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

(e) Neither Parent nor any of its Subsidiaries has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which Parent is the common parent or (ii) any material liability for the taxes of any other person (other than Parent or any of its Subsidiaries) under any state, local or foreign law, as a transferee or successor, by contract, or otherwise.

(f) MGI Pharma Biologics, Inc. a Subsidiary of Parent, is undergoing a pending sales and use tax audit being conducted by the Commonwealth of Massachusetts for the tax years 1997 through 2003, and Parent expects that the amount of the claim for taxes, interest and penalties will be approximately $175,000. With the exception of the preceding sales and use tax audit, no audit or other administrative or court proceedings are pending with any taxing authority with respect to any Federal, state or local income or other material taxes of Parent or any of its Subsidiaries, and no written notice thereof has been received by Parent or any of its Subsidiaries. No issue has been raised by any taxing authority in any presently pending tax audit that could be material and adverse to Parent or any of its Subsidiaries for any period after the Effective Time. Neither Parent nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any Federal, state or local income or other material taxes.

(g) There are no unresolved outstanding written claims that could give rise to material taxes by a taxing authority in a jurisdiction where Parent or any of its Subsidiaries does not file tax returns that Parent or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(h) No Liens for material taxes exist with respect to any properties or other assets of Parent or any of its Subsidiaries, except for Liens for taxes not yet due.

(i) All material taxes required to be withheld by Parent or any of its Subsidiaries have been withheld and have been or will be duly and timely paid to the proper taxing authority.

Section 4.14 Regulatory Compliance. To the extent applicable to Parent and its Subsidiaries:

(a) All products currently being manufactured, distributed or developed by Parent or its Subsidiaries, or by any Collaborative Partner pursuant to a Collaboration, that are subject to the jurisdiction of the FDA are, or in the case of such manufacture, distribution or development by a Collaborative Partner pursuant to a Collaboration, to the Knowledge of Parent and its Subsidiaries are, being developed, labeled, stored, tested and distributed in compliance with all applicable requirements under the FDCA, the Public Health Service

Act 42 U.S.C. §§201 et. seq., their implementing regulations, and all applicable similar state and foreign regulatory requirements of any Governmental Authority, including those relating to investigational use, premarket clearance and applications or abbreviated applications to market a new product, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) All preclinical trials and clinical trials conducted by or on behalf of Parent or its Subsidiaries have been, and are being, conducted in compliance with the requirements of Good Laboratory Practice and Good Clinical Practice requirements contained in 21 C.F.R. Part 58 and Part 312 and all requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c) All manufacturing operations conducted by or for the benefit of Parent or its Subsidiaries have been and are being conducted in material compliance with the FDA’s current Good Manufacturing Practice regulations for drug and biological products, including, without limitation, 21 C.F.R. Parts 210, 211 and 606. In addition, Parent and its Subsidiaries are in compliance with all registration and listing requirements set forth in 21 U.S.C. §360 and 21 C.F.R. Part 207 and all similar laws, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(d) None of Parent’s or its Subsidiaries’ products, and no products of a Collaboration, have been recalled, suspended, or discontinued as a result of any action by the FDA or any other similar foreign Governmental Authority, by Parent, one of its Subsidiaries, a Collaborative Partner, or by any licensee, distributor or marketer of any such products, in the United States or outside of the United States.

(e) Parent, its Subsidiaries, and to the Knowledge of Parent and its Subsidiaries, their Collaborative Partners, have not received any notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to withdraw approval or request the recall of any of their products, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production of any of their products.

(f) To the Knowledge of Parent and its Subsidiaries, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding with respect to a recall, suspension or discontinuance of any of its products or the products of a Collaboration.

(g) As to the products of Parent or its Subsidiaries, and the products of a Collaboration, for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, Parent and its Subsidiaries, and to the Knowledge of Parent and its Subsidiaries, their Collaborative Partners, are in compliance with 21 U.S.C. §§ 355, Section 262 of the Public Health Service Act or 21 C.F.R. Parts 312, 314, 600 or 601 et seq., respectively, and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. As to each such drug, Parent, its Subsidiaries and any relevant Collaborative Partner, and the officers, employees or agents of Parent, its Subsidiaries and any relevant Collaborative Partner, have included in the application for such drug, where required, the certification described in 21 U.S.C. § 335a(k)(1) and the list described in 21 U.S.C. § 335a(k)(2) and each such certification and list was true, complete and correct in all material respects when made.

(h) Parent and its Subsidiaries, and to the Knowledge of Parent and its subsidiaries, their Collaborative Partners have not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, Parent and its Subsidiaries, and to the Knowledge of Parent and its Subsidiaries, their Collaborative Partners and all officers, key employees or agents of Parent, its Subsidiaries or of any Collaborative Partner, have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under 21 U.S.C. Section 335a or 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

Section 4.15 Products.

(a) Set forth in Section 4.15 to Parent Disclosure Letter is a complete and accurate list of all of Parent’s and its Subsidiaries’ products or product candidates, noting, where applicable, those products or product candidates where the FDA and/or other regulatory approval has been applied for and/or received, and listing the approval obtained and application made. For those products or product candidates listed in Section 4.15 to Parent Disclosure Letter as receiving FDA and/or other regulatory approval, such approval is in good standing, has not been revoked, rescinded, amended or modified, and to Parent’s and its Subsidiaries’ Knowledge, no event has occurred or notification received by Parent or its Subsidiaries from the FDA, a notified body or any other party that would materially adversely affect or otherwise jeopardize the FDA or other regulatory approval status of such products or product candidates. No applications made or other materials submitted by Parent or its Subsidiaries to the FDA or a notified body contained an untrue statement of material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b) The product registration files and dossiers of Parent and its Subsidiaries have been maintained in accordance with reasonable industry standards. Parent and its Subsidiaries have in their possession copies of all the material documentation filed in connection with filings made by Parent or its Subsidiaries for regulatory approval or registration of the products or product candidates of Parent or its Subsidiaries, as the case may be. To the Knowledge of Parent and its Subsidiaries, the filings made by Parent or its Subsidiaries for regulatory approval or registration of the products or product candidates of Parent or its Subsidiaries did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

Section 4.16 Intellectual Property. To the Knowledge of Parent and its Subsidiaries, they own free and clear of all Liens or have a valid license to all Intellectual Property necessary for the conduct of the business of Parent and its Subsidiaries as currently conducted (“Parent Intellectual Property”). To the Knowledge of the Parent and its Subsidiaries, the use of the Owned Intellectual Property and the Licensed Intellectual Property, in each case in connection with the operation of the business of the Parent and its Subsidiaries as currently conducted, does not infringe or misappropriate the Intellectual Property rights of any third party in any material respect, and to the Knowledge of the Parent and its Subsidiaries, no claim is pending or threatened against the Parent or its Subsidiaries alleging any of the foregoing. The patents (excluding patent applications) included in the Parent Intellectual Property are, to the Knowledge of the Parent and its Subsidiaries, (i) in good standing, and (ii) have not been adjudged invalid or unenforceable in whole or part. No legal proceedings are pending or, to the knowledge of the Parent, are overtly threatened against the Parent or its Subsidiaries (i) challenging or seeking to deny or restrict the use of any of the Parent Intellectual Property, or (ii) alleging that any services provided by, processes used by, or products manufactured or sold or to be manufactured or sold by the Parent or any Subsidiary infringe or misappropriate any Intellectual Property right of any third party. To the Knowledge of the Parent and its Subsidiaries, no third party is engaging in any activity that infringes or misappropriates the Parent Intellectual Property in any material respect. The Parent and its Subsidiaries have used commercially reasonable efforts to maintain their trade secrets in confidence.

Section 4.17 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Lazard Frères & Co. LLC, the fees and expenses of which will be paid by Parent in accordance with Parent’s agreements with such firm, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Subsidiaries.

Section 4.18 Financing. Parent or Merger Sub has on the date hereof and will have at the Effective Time sufficient cash, assets readily convertible into cash and borrowing availability under committed credit facilities to consummate the Merger (including payment of the Cash Consideration) and the transactions contemplated hereby on a timely basis in accordance with this Agreement.

Section 4.19 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in Article IV of this Agreement, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub with respect to any other information provided to the Company. Except in the case of fraud or willful misrepresentation, none of Parent, Merger Sub or any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or use by the Company of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms,” confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.

(b) In connection with the investigation by the Company of Parent and its Subsidiaries, the Company has received or may receive from Parent and/or its Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information. The Company acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Company is familiar with such uncertainties, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans), and that, absent fraud or willful misrepresentation, the Company shall have no claim against anyone with respect thereto. Accordingly, the Company acknowledges that Parent makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans.)

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01 Conduct of Business.

(a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use its reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall not be materially impaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (i) as provided in Section 5.01(a) of the Company Disclosure Letter, (ii) as expressly contemplated by this Agreement, (iii) as may be required in order to divest the Company of the Aggrastat product or (iv) as necessary in connection with the satisfaction and termination of the Company’s obligations to Paul Royalty Fund, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent, which shall not be sought and obtained unless consistent with applicable antitrust Law and which shall not be unreasonably withheld or delayed:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof or granted after the date hereof in accordance with clause (B) below, in either case in accordance with their terms on the date hereof (or on the date of grant, if later), and (B) the grant of options to employees hired within one year prior to, or anytime after, the date hereof to acquire shares of Company Common Stock, restricted stock and RSUs to Company employees, directors and consultants in accordance with the Company’s ordinary course of business consistent with past practice, but not to exceed an aggregate of 100,000 shares and RSUs total);

(iii) amend the Company Certificate or the Company By-laws or the comparable charter or organizational documents of any of its Subsidiaries or adopt a stockholders’ rights plan (i.e., “poison pill”) in addition to the current plan (or any renewal or extension of the current plan);

(iv) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person or (B) any assets forming part of such a division or business that have a purchase price in excess of $500,000 individually or $1,000,000 in the aggregate;

(v) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets with a fair market value in excess of $500,000 individually or $1,000,000 in the aggregate to a third party (except (A) by incurring Permitted Liens, (B) with respect to properties or other assets no longer used in the operation of the Company’s business and/or (C) in the ordinary course of business);

(vi) with respect to the Company’s 2005 fiscal year, make any capital expenditure or expenditures not budgeted for in the Company’s 2005 fiscal year capital expenditure plan, a correct and complete copy of which shall have been provided to Parent prior to the date of this Agreement, which (1) involves the purchase of any real property or (2) is in excess of $500,000 individually, or $1,000,000 in the aggregate;

(vii) (A) repurchase or prepay any indebtedness for borrowed money except as required by the terms of such indebtedness, (B) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (C) make any loans, advances or capital contributions to, or investments in, any other person in excess of $500,000 in the aggregate, other than in the Company or in or to any direct or indirect wholly-owned Subsidiary of the Company;

(viii) (A) pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) (1) in excess of $500,000 individually and $1,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice or (2) involving any material limitation on the conduct of the business of the Company or its Subsidiaries or (B) waive or release any right of the Company or any of its Subsidiaries with a value in excess of $500,000;

(ix) enter into, modify, amend or terminate (A) any Contract which if so entered into, modified, amended or terminated would reasonably be expected to (1) have a Company Material Adverse Effect, (2) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (3) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, (B) any other Contract that involves the Company or any of its Subsidiaries incurring a liability in excess of $500,000 individually or $1,000,000 in the aggregate and that is not terminable by the Company without penalty with one year or less notice (excluding contracts or amendments entered into or made in the ordinary course of business with customers or Providers of the Company or its Subsidiaries), (C) any Contract by which the Company or any of its Subsidiaries grants any license to Company Intellectual Property or (D) any Contract that contains a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Entity and its Subsidiaries) to compete in any business or with any person or in any geographic area;

(x) enter into any Contract which if in effect as of the date hereof would be required to be disclosed pursuant to Section 3.10(b) hereof (other than Contracts required to be disclosed pursuant to Section 3.10(b)(v)) to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed right or entitlement of any third party under, or result in any material alteration of, any provision of such Contract;

(xi) except as required to comply with applicable Law or any Contract disclosed in Section 3.12 of the Company Disclosure Letter, (A) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (B) pay to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any benefit not provided for under any Contract or Company Plan other than the payment of cash compensation in the ordinary course of business consistent with past practice and except as provided in Section 5.01(a)(ii), (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan, (D) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Plan, (E) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined or (F) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, other than required by applicable Law or tax qualification requirement;

(xii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries;

(xiii) fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xiv) change its fiscal year, revalue any of its material assets, or make any changes in accounting principles or practices, except in each case as required by GAAP or applicable Law;

(xv) make any material tax election or settle or compromise any material tax liability, or agree to an extension of a statute of limitations with respect to material taxes; or

(xvi) authorize any of, or commit, propose or agree to take any of, the foregoing actions.

(b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use its reasonable efforts to preserve intact its current business organizations, and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall not be materially impaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Parent shall not (i) amend the Parent Articles or the Parent By-laws in a manner materially adverse to the Company’s stockholders or (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent or (B) regular cash dividends paid in the ordinary course of business consistent with past practice.

(c) Other Actions. Except as otherwise contemplated or permitted by this Agreement, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would reasonably be expected to result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified by materiality, Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.

(d) Advice of Changes. Each of the Company and Parent shall as promptly as practicable advise the other party orally and in writing upon obtaining Knowledge of (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement that is qualified as to materiality, Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, becoming untrue or inaccurate in any respect or any representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby, except for filings and submissions made under antitrust Laws.

Section 5.02 No Solicitation by the Company.

(a) From and after the date hereof, the Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, officers, employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by the Company or any Subsidiary in connection with the transactions contemplated by this Agreement (collectively, “Representatives”) to, directly or indirectly through another person, (i) solicit, initiate, cause, knowingly encourage, or knowingly facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal, or furnish to any person any information in connection with or in furtherance of any Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 5.02(a) by the Company. The Company shall, and shall cause its Subsidiaries and instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval (and in no event after obtaining such Company Stockholder Approval), in response to an unsolicited bona fide written Company Takeover Proposal made after the date hereof that the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside counsel and in light of all circumstances that the Company Board deems reasonably relevant, including, without limitation, the terms and conditions of such proposal and this Agreement) constitutes or is reasonably likely to lead to a Company Superior Proposal, the Company may, if the Company Board determines in good faith (after receiving advice of its outside counsel) that its failure to do so could reasonably be expected to be considered a breach of its fiduciary duties to the stockholders of the

Company under applicable Law, and subject to compliance with Section 5.02(c) after giving Parent at least 24 hours’ prior written notice of such determination, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Company Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrent with the time it is provided or made available to such person, as the case may be, and (B) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal.

For purposes of this Agreement, “Company Takeover Proposal” shall mean any inquiry, proposal or offer, whether or not conditional and whether or not withdrawn, (a) for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (b) for the issuance of 20% or more of the equity securities of the Company as consideration for the assets or securities of another person or (c) to acquire in any manner, directly or indirectly, 20% or more of the equity securities of the Company or assets (including equity securities of any Subsidiary of the Company) that represent 20% or more of the total consolidated assets of the Company, other than the transactions contemplated by this Agreement and the divestiture by the Company of the Aggrastat product.

For purposes of this Agreement, “Company Superior Proposal” shall mean any bona fide written offer made by a third party, that if consummated would result in such person (or its stockholders) owning, directly or indirectly, greater than 50% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of the Company which the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside counsel and in light of all circumstances that the Company Board deems reasonably relevant, including, without limitation, the terms and conditions of such proposal and this Agreement) (i) to be more favorable to the stockholders of the Company from a financial point of view than the Merger and (ii) is reasonably capable of being completed, taking into account any financing and approval requirements and all other financial, legal, regulatory and other aspects of such proposal.

(b) Subject to Section 6.01(b), neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Company Board or any such committee thereof of this Agreement or the Merger or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change” or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Company Takeover Proposal (other than a confidentiality agreement pursuant to Section 5.02(a)). Notwithstanding the foregoing, the Company Board may make a Company Adverse Recommendation Change if such Company Board determines in good faith (after receiving advice of its outside counsel) that its failure to do so could reasonably be expected to be considered a breach of its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that no Company Adverse Recommendation Change may be made in response to a Company Takeover Proposal until after the fifth business day following Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) advising Parent that the Company Board has determined that such Company Takeover Proposal is a Company Superior Proposal, that the Company Board intends to make such Company Adverse Recommendation Change and containing all information required by Section 5.02(c), together with copies of any written offer or proposal in respect of such Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Company Superior

Proposal shall require a new Adverse Recommendation Notice and a new five (5) business day period). In determining whether to make a Company Adverse Recommendation Change in response to a Company Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice) in determining whether such third party Company Takeover Proposal shall constitute a Company Superior Proposal.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly advise Parent orally and in writing of any request for information or other inquiry that the Company reasonably believes could lead to any Company Takeover Proposal, the terms and conditions of any such request, Company Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such request, Company Takeover Proposal or inquiry. The Company shall promptly keep Parent fully informed of the status and details (including any change to the terms thereof) of any such request, Company Takeover Proposal or inquiry.

(d) Nothing contained in this Section 5.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any required disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board (after receiving advice of its outside counsel), failure to so disclose would be inconsistent with its obligations under applicable Law.

ARTICLE VI

Additional Agreements

Section 6.01 Preparation of the Form S-4 and the Proxy Statement; Stockholder Meetings.

(a) As soon as practicable following the date of this Agreement, the Company shall file with the SEC the Proxy Statement and Parent shall prepare and Parent shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent will respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement or Form S-4. Each of the Company and Parent shall use its reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Merger. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of shares of Company Common Stock as may be reasonably requested by Parent in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to the Proxy Statement will be made by the Company, without providing the other party and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for and promptly take any and all actions in connection therewith, and as soon as practicable after the Form S-4 is declared effective, duly call, give notice of, convene and hold, a meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.02(b), the Company shall, through the Company Board, recommend to its stockholders adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the adoption of this Agreement by the Company’s stockholders in accordance with this Agreement, the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside counsel and in light of all circumstances that the Company Board deems reasonably relevant, including, without limitation, the terms and conditions of such proposal and this Agreement), in response to a bona fide written Company Takeover Proposal that was unsolicited and did not otherwise result from a material breach of Section 5.02(a), that such proposal is a Company Superior Proposal and the Company Board’s failure to terminate this Agreement to accept such Company Superior Proposal and/or recommend such Company Superior Proposal to the stockholders of the Company could reasonably be expected to be considered a breach of its fiduciary duties, the Company may terminate this Agreement and/or the Company Board may approve or recommend such Company Superior Proposal to its stockholders, and immediately prior to or concurrently with the termination of this Agreement enter into any agreement, understanding, letter of intent or arrangement with respect to such Company Superior Proposal, as applicable; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence or approve or recommend such Company Superior Proposal until after the fifth business day following Parent’s receipt of written notice from the Company advising Parent that the Company Board has determined to terminate this Agreement or approve or recommend such Company Superior Proposal and containing all information required by Section 5.02(c) together with copies of any written offer or proposal in respect of such Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Company Superior Proposal shall require a new notice from the Company and a new five business day period), and any purported termination pursuant to this sentence shall be void and of no force or effect, unless concurrently with such termination pursuant to this Section 6.01(b) the Company pays to Parent the Company Termination Fee payable pursuant to Section 8.02(a)(iv).

Section 6.02 Access to Information; Confidentiality.

(a) Each party shall afford to the other parties hereto, and the other parties’ Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, each party shall furnish promptly to the others (a) a copy of each report, schedule, registration statement and other document filed by such party during such period pursuant to the requirements of Federal or state securities Laws and (b) consistent with its legal obligations all other information concerning such party and its Subsidiaries’ business, properties and personnel as the other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Authority applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information. Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated as of April 28, 2005, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), each party shall hold, and shall cause its Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 6.02 or information provided, made available or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

(b) In addition to and without limiting the foregoing, from the date hereof until the Effective Time, the Company shall furnish to Parent, within eighteen (18) business days after the end of each month, the standard monthly reporting package set forth in Section 6.02(b) of the Company Disclosure Letter.

Section 6.03 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (b) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (c) the obtaining of all necessary consents, approvals or waivers from third parties and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the first sentence of this Section 6.03, each of the Company and the Company Board and Parent and the Parent Board shall (i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Parent, on the one hand, and the Company, on the other hand, shall use commercially reasonable efforts to (i) take all actions necessary to make the filings required of it or its Affiliates under the HSR Act or any other antitrust Law with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement, (ii) comply with any request for additional information received from the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority pursuant to the HSR Act or any other antitrust Law, (iii) cooperate with each other in connection with filings under the HSR Act or any other antitrust Law, (iv) request early termination of the applicable waiting period, and (v) notify each other of any material communication from the FTC, DOJ, or any foreign Governmental Authority concerning any antitrust filings, consult with each other concerning responses to the same, and permit the other to participate in any material conversations and meetings with any Governmental Authority regarding the same (if the Governmental Authority permits such participation by the other party). Notwithstanding the foregoing or anything else to the contrary in this Agreement, nothing shall be deemed to require Parent to (A) agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Entity or any of their respective Affiliates may carry on business in any part of the world or (D) agree to any terms or conditions that would impose any obligations on Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, to maintain facilities, operations, places of business, employment levels, products or businesses, which, in the case of any of clauses (A) through (D), (i) would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or on Parent and its Subsidiaries, taken as a whole (it being agreed that in the case of measuring the effect on Parent and its Subsidiaries in this clause (i), (A) ”Subsidiaries” shall not include the Company or its Subsidiaries, (B) ”material adverse effect” shall be the level of, and shall be measured as to, what would have, or would be reasonably likely to have, a “material adverse effect” on the Company and its Subsidiaries, taken as a whole, and not the level or measure of what would have, or would be reasonably likely to have, a “material adverse effect” on Parent and its Subsidiaries, taken as a whole, and (C) the effect shall be with respect to Parent and its Subsidiaries) or (ii) would, or would be reasonably likely to, materially impair the benefits sought to be derived by Parent from the transactions contemplated by this Agreement, including the Merger.

Section 6.04 Indemnification, Exculpation and Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers and employees of the Company and its Subsidiaries (the “Indemnified Parties”) as provided in the Company Certificate or the Company By-laws or in any Company indemnification agreement (in each case, as in effect on the date hereof) shall be assumed by the Surviving Entity in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Parent shall indemnify and hold harmless, and provide advancement of expenses to the Indemnified Parties to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by the Company pursuant to the Company Certificate and the Company By-laws.

(b) For six years after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) covering the Indemnified Parties currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may substitute therefor policies of Parent containing terms with respect to coverage and amount no less favorable to such Indemnified Parties; provided, further, however, that in satisfying its obligation under this Section 6.04(b) Parent shall not be obligated to pay aggregate premiums in excess of 200% of the amount paid by the Company in its last full fiscal year (which premiums are hereby represented and warranted by the Company to be approximately $500,000), it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount.

(c) The covenants contained in this Section 6.04 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

Section 6.05 Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that (a) each of the Company and Parent shall bear and pay one-half of the costs and expenses incurred in connection with filing, printing and mailing the Form S-4 and (b) Parent shall bear and pay the filing fees for the premerger notification and report forms under the HSR Act.

Section 6.06 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 6.07 Affiliates. Prior to the Effective Time the Company shall deliver to Parent a letter identifying all persons who will be at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations. The Company shall use its reasonable efforts to cause each such person to deliver to Parent at least 10 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit A.

Section 6.08 Stock Exchange Listing. Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

Section 6.09 Stockholder Litigation. The Company shall promptly advise Parent orally and in writing of any stockholder litigation against the Company and/or its directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Parent’s advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that the Company further will not, without Parent’s prior written consent, settle any stockholder litigation (a) for an amount greater than $500,000, individually, and $2,000,000 in the aggregate or (b) that involves or has the effect of imposing any remedy or restriction upon the Company or any of its Subsidiaries other than monetary damages.

Section 6.10 Employee Matters.

(a) Parent agrees to honor, or cause the Surviving Entity to honor, from and after the Effective Time any bonus, stay incentive and severance payments for the Company’s 2005 calendar year (or any portion thereof) under the bonus, stay incentive and severance plans as set forth in Section 6.10 of the Company Disclosure Letter in accordance with their terms as in effect immediately before the Effective Time, and the other bonus, stay incentive and severance payments set forth in Section 6.10 of the Company Disclosure Letter.

(b) Following the Effective Time, Parent shall cause to be provided to individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time and who remain employed with the Surviving Entity or any of Parent’s Subsidiaries (the “Affected Employees”), compensation and employee benefits no less favorable in the aggregate than, at Parent’s election from time to time, those provided (i) pursuant to the Company’s and its Subsidiaries’ compensation and employee benefit policies, plans and programs immediately prior to the Effective Time or (ii) to similarly situated employees of Parent and its Subsidiaries. Notwithstanding Section 6.10(f), for six months after the Effective Time, the Affected Employees’ base salaries shall be no less favorable than as provided by the Company immediately prior to the Effective Time, subject to the Affected Employees’ remaining employed with Parent or its Subsidiaries in accordance with Parent’s or a Subsidiary’s employment policies.

(c) For all purposes, with respect to any benefit plan, program, arrangement (including any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any vacation program), other than under Parent’s 1997 Stock Incentive Plan, as amended through May 14, 2002 (or any successor plan thereto), Parent shall, and shall cause the Surviving Entity to, recognize the service with the Company and its Subsidiaries prior to the Effective Time of the Affected Employees for purposes of such plan, program or arrangement; provided, however, that such recognition shall not result in a duplication of benefits. Parent agrees to honor, or cause the Surviving Entity to honor, all vacation and sick leave accrued by Affected Employees as of the Effective Time.

(d) With respect to any welfare plan in which employees of the Company and its Subsidiaries are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Entity to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the welfare plans of the Company and its Subsidiaries prior to the Effective Time, and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e) Prior to the Effective Time, the Company shall, if requested to do so by Parent, terminate its defined contribution 401(k) plan. Parent shall provide, or cause the Surviving Entity to provide, that the

Affected Employees are eligible to participate in a defined contribution 401(k) plan immediately following the Effective Time and that such defined contribution plan shall accept “eligible rollover distributions” for Affected Employees from the terminated Company defined contribution 401(k) plan.

(f) This Section is an agreement solely between the Company, on the one hand, and Parent and Merger Sub on the other hand. Nothing in this Section, whether express or implied, confers upon any employee of the Company (including the Affected Employees) or any other Person, any rights or remedies, including, without limitation (a) any right to employment or recall, or (b) any right to claim any particular compensation, benefit or aggregation of benefits, of any kind or nature whatsoever, as a result of this Section.

Section 6.11 Standstill Agreements, Confidentiality Agreements, Anti-takeover Provisions. During the period from the date of this Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any agreement required to be disclosed pursuant to Section 3.10(b)(v) hereof to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto. During such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any material breaches of such agreements and to enforce specifically the material terms and provisions thereof in any court of the United States of America or of any state having jurisdiction. In addition, the Company will not approve a Company Takeover Proposal or Company Superior Proposal for purposes of Section 203 of the DGCL. Notwithstanding the foregoing, Parent shall waive the obligations under this Section to the extent necessary if the Company Board, in satisfaction of its fiduciary obligations to its shareholders, exercises its right to consider a Company Superior Proposal in accordance with Section 6.01 of this Agreement.

Section 6.12 Cooperation. Each of the Company and its Subsidiaries will, and will cause each of its Representatives to, use its reasonable efforts, subject to applicable Laws, to cooperate with and assist Parent and Merger Sub in connection with planning the integration of the Company and its Subsidiaries and their respective employees with the business operations of Parent and its Subsidiaries.

Section 6.13 Letters of the Accountants.

(a) The Company shall use its reasonable efforts to cause to be delivered to Parent a letter from the Company’s independent accountants dated a date on or prior to (but no more than two (2) business days prior to) the date on which the Form S-4 shall become effective addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4; provided that the failure of such a letter to be delivered by the Company’s independent accountants shall not result in a failure of a condition to Closing (including Section 7.02(b) hereof).

(b) Parent shall use its reasonable efforts to cause to be delivered to the Company a letter from Parent’s independent accountants dated a date on or prior to (but no more than two (2) business days prior to) the date on which the Form S-4 shall become effective addressed to the Company and Parent, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4; provided that the failure of such a letter to be delivered by Parent’s independent accounts shall not result in a failure of a condition to Closing (including Section 7.03(b) hereof).

Section 6.14 Section 16. Assuming that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Parent Board, or a committee of two or more Non-Employee Directors thereof (as such item is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt resolutions prior to the consummation of the Merger, providing that the receipt by the Company Insiders (as defined below) of Parent Common Stock in exchange for capital stock of the Company pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the numbers of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended make the receipt of such securities exempt pursuant to Rule 16b-3(d). “Section 16 Information” shall mean information accurate in all respects regarding the Company Insiders, the number of shares of capital stock of the Company held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger. “Company Insiders” shall mean those officers and directors of the Company whom Parent notifies the Company prior to the Merger will be subject to the reporting requirements of Section 16(b) of the Exchange Act with respect to Parent and who are listed in the Section 16 Information and shall include the individual named in Section 6.15 below.

Section 6.15 Board Seat. Prior to the Effective Time, Parent Board shall have taken all action necessary to increase the size of the Parent Board by one and to cause to be elected to the vacancy created thereby a member selected by the Company’s Board of Directors, to be effective at the Effective Time.

ARTICLE VII

Conditions Precedent

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Stock Exchange Listing. The shares of Parent Common Stock issuable to the stockholders of the Company as contemplated by this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(c) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any other applicable competition, merger control, antitrust or similar Law shall have been terminated or shall have expired.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(f) Closing Consents. The consents, authorizations, orders, permits and approvals listed on Exhibit B hereto shall have been obtained and shall be in full force and effect.

Section 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Section 3.03) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Company Material Adverse Effect qualifiers contained therein), except (i) to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and (ii) where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The representations and warranties of the Company set forth in Section 3.03 shall be true and correct in all respects (subject to the exception set forth in Section 5.02(a)(i)) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect of the foregoing two sentences.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Authority (i) challenging the acquisition by Parent or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, seeking to place limitations on the ownership of shares of Company Common Stock (or membership interests of the Surviving Entity) by Parent or Merger Sub, (ii) seeking to (A) prohibit or limit the ownership or operation by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries of any portion of any business or of any assets of the Company and its Subsidiaries or Parent and its Subsidiaries, (B) compel the Company or any of its Subsidiaries or Parent or any of its Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as a result of the Merger or (C) impose any obligations on Parent or any of its Subsidiaries or the Company or any of its Subsidiaries to maintain facilities, operations, places of business, employment levels, products or businesses or (iii) seeking to obtain from the Company, Parent or Merger Sub any damages, which in the case of clauses (ii) and (iii) above (x) would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or on Parent and its Subsidiaries, taken as a whole (it being agreed that in the case of measuring the effect on Parent and its Subsidiaries in this clause (x), (A) ”Subsidiaries” shall not include the Company or its Subsidiaries, (B) ”material adverse effect” shall be the level of, and shall be measured as to, what would have, or would be reasonably likely to have, a “material adverse effect” on the Company and its Subsidiaries, taken as a whole, and not the level or measure of what would have, or would be reasonably likely to have, a “material adverse effect” on Parent and its Subsidiaries, taken as a whole, and (C) the effect shall be with respect to Parent and its Subsidiaries) or (y) would, or would be reasonably likely to, materially impair the benefits sought to be derived by Parent from the transactions contemplated by this Agreement, including the Merger.

(d) Restraint. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 7.02(c) shall be in effect.

(e) Closing Consents. The consents, authorizations, orders, permits and approvals listed on Exhibit B hereto shall have been obtained and shall be in full force and effect, without any conditions, restrictions, requirements or change of regulation or any other action taken, which (if implemented), (i) would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or on Parent and its Subsidiaries, taken as a whole (it being agreed that in the case of measuring the effect on Parent and its Subsidiaries in this clause (i), (A) ”Subsidiaries” shall not include the Company or its Subsidiaries, (B) ”material adverse effect” shall be the level of, and shall be measured as to, what would have, or would be reasonably likely to have, a “material adverse effect” on the Company and its Subsidiaries, taken as a whole, and not the level or measure of what would have, or would be reasonably likely to have, a “material adverse effect” on Parent and its Subsidiaries, taken as a whole, and (C) the effect shall be with respect to Parent and its Subsidiaries) or (ii) would, or would be reasonably likely to, materially impair the benefits sought to be derived by Parent from the transactions contemplated by this Agreement, including the Merger.

(f) Paul Royalty Fund Obligations. There shall be no event of default, or circumstances constituting an event of default, existing pursuant to the arrangements between the Company and Paul Royalty Fund LP, including but not limited to the Revenue Interest Assignment Agreement and the promissory note, and there shall be no violations of the covenants therein that have not been cured pursuant to the terms of the arrangements.

Section 7.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the representations and warranties of Parent set forth in Section 4.02) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Parent Material Adverse Effect qualifiers contained therein), except (i) to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and (ii) where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.04 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before December 31, 2005 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger and the transactions contemplated by this Agreement shall be in effect and shall have become final and nonappealable;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or (b) and (ii) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice from Parent of such breach or failure to perform;

(d) by the Company, (i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03(a) or (b) and (B) is incapable of being cured, or is not cured, by Parent within 30 calendar days following receipt of written notice from the Company of such breach or failure to perform, or (ii) prior to the approval of the transactions contemplated by this Agreement by the stockholders of the Company in accordance with this Agreement, in accordance with, and subject to, the terms and conditions of Section 6.01(b); or

(e) by Parent, within 45 days of the date on which (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company Board or any committee thereof shall have failed to publicly confirm its recommendation and declaration of advisability of this Agreement and the Merger within three (3) business days after a written request by Parent that it do so.

Section 8.02 Termination Fee.

(a) In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i), and (A) a vote to obtain the Company Stockholder Approval has not been held, (B) after the date of this Agreement a Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally (and that Company Takeover Proposal shall not have been withdrawn prior to the event giving rise to the right of termination under Section 8.01(b)(i)) and (C) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, that Company Takeover Proposal;

(ii) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(iii) and (A) after the date of this Agreement a Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally (and at least one such Company Takeover Proposal shall not have been withdrawn prior to the event giving rise to the right of termination under Section 8.01(b)(iii)) and (B) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, a Company Takeover Proposal communicated prior to the termination, or a Company Takeover Proposal communicated after the termination with the meaning assigned to such term in Section 5.02(a), except that the references to “20% or more” shall be deemed to be references to “50% or more;”

(iii) this Agreement is terminated by Parent pursuant to Section 8.01(c) and (A) the Company’s breach or failure triggering such termination shall have been willful, (B) after the date of this Agreement a Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally and (C) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, a Company Takeover Proposal communicated prior to the termination, or a Company Takeover Proposal communicated after the termination with the meaning assigned to such term in Section 5.02(a), except that the references to “20% or more” shall be deemed to be references to “50% or more;”

(iv) this Agreement is terminated by the Company pursuant to Section 8.01(d)(ii), or

(v) this Agreement is terminated by Parent pursuant to Section 8.01(e) (but only if after the date of this Agreement a Company Takeover Proposal shall have been made and the Company Adverse Recommendation Change is made in response thereto);

then the Company shall (1) in the case of a Company Termination Fee payable pursuant to clauses (i), (ii) or (iii) of this Section 8.02(a), upon the earlier of the date of such definitive agreement and such consummation of a Company Takeover Proposal or (2) in the case of a Company Termination Fee payable pursuant to clauses (iv) or (v) of this Section 8.02(a), on the date of such termination, pay Parent a fee equal to $7,000,000 (the “Company Termination Fee”) by wire transfer of same-day funds. Notwithstanding the foregoing sentence, in the event that the Company proposes to terminate this Agreement at a time when the Company Termination Fee is payable, the Company shall pay Parent the Company Termination Fee as described above prior to such termination by the Company. Notwithstanding the foregoing in Section 8.02(a)(i) or Section 8.02(a)(ii), if a Company Termination Fee would have been payable under Section 8.02(a)(i) or Section 8.02(a)(ii) but for the fact that the person (or any of its Affiliates) with whom the Company shall have reached a definitive agreement to consummate, or shall have consummated, a Company Takeover Proposal within twelve (12) months after termination of this Agreement withdrew a Company Takeover Proposal prior to the event giving rise to the right of termination of this Agreement under Section 8.01(b)(i) or Section 8.01(b)(iii), then the Company shall upon the earlier of such definitive agreement and such consummation of a Company Takeover Proposal pay Parent the Company Termination Fee by wire transfer of same-day funds. In the case of a Termination Fee payable pursuant to clause (iii) of this Section 8.02(a), the parties hereby agree that the Company Termination Fee (including the right to receive such fee or the payment of such fee) shall not limit in any respect any rights or remedies available to Parent and Merger Sub relating to any willful breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive the Company Termination Fee.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 8.01(d)(i), Parent shall pay to the Company a fee equal to $6,000,000 (the “Parent Termination Fee” and together with the Company Termination Fee, the “Termination Fees”) on the date of termination by wire transfer of same-day funds. The parties hereby agree that the Parent Termination Fee (including the right to receive such fee or the payment of such fee) shall not limit in any respect any rights or remedies available to the Company relating to any willful breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive the Parent Termination Fee.

(c) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor the Company would enter into this Agreement. If either party (the “defaulting party”) fails promptly to pay the amount due pursuant to Section 8.02, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the defaulting party for the Termination Fee, the defaulting party shall pay to the non-defaulting party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 8.03 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of the penultimate sentence of Section 6.02(a), Sections 6.05 and 8.02, this Section 8.03 and Article IX, which provisions shall survive such termination; provided that nothing herein shall relieve any party from any liability for any willful breach hereof.

Section 8.04 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.04, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.06 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement pursuant to Section 8.04 shall, in order to be effective, require, in the case of Parent or the Company, action by the Parent Board or the Company Board, as applicable, or, with respect to any amendment of this Agreement pursuant to Section 8.04, the Parent Board or the Company Board, as applicable, or the duly authorized committee or other designee of the Parent Board or the Company Board, as applicable, to the extent permitted by Law.

ARTICLE IX

General Provisions

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

MGI PHARMA, INC.

5775 West Old Shakopee Road, Suite 100

Facsimile No.: (952) 346-4800

Attention: General Counsel

with a copy to:

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55417

Facsimile No.: (612) 340-2868

Attention: Timothy S. Hearn

if to the Company, to:

Guilford Pharmaceuticals, Inc.

6611 Tributary Street

Baltimore, MD 21224

Facsimile No.: (410) 631-6899

Attention: General Counsel

with a copy to:

Hogan & Hartson L.L.P.

111 South Calvert Street, Suite 1600

Baltimore, MD 21202

Facsimile No.: (410) 539-6981

Attention: Michael J. Silver

Section 9.03 Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Knowledge” of any person that is not an individual means, (i) with respect to the Company regarding any matter in question, the actual knowledge of the employees of the Company and its

Subsidiaries listed in Section 9.03(b) of the Company Disclosure Letter and any knowledge that would have been acquired by such employees upon reasonable inquiry and investigation, and (ii) with respect to Parent regarding any matter in question, the actual knowledge of the employees of Parent and its Subsidiaries listed in Section 9.03(b) of the Parent Disclosure Letter and any knowledge that would have been acquired by such employees upon reasonable inquiry and investigation;

(c) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(d) “Permitted Liens” means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value of the property subject thereto;

(e) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

Section 9.04 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter, the Exhibits hereto and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Section 6.04, 6.10 and 6.14 are not intended to confer upon any person other than the parties any rights, benefits or remedies.

Section 9.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion (and, if so requested by the Company, will assign to a wholly owned corporate subsidiary of Parent) any of or all its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder (except in the case of any such request). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.09 Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MGI PHARMA, INC.

By:	/s/ Leon O. Moulder, Jr.
Name: Leon O. Moulder, Jr. Title: President and Chief Executive Officer

GRANITE ACQUISITION, INC.

By:	/s/ Leon O. Moulder, Jr.
Name: Leon O. Moulder, Jr. Title: President and Chief Executive Officer

GUILFORD PHARMACEUTICALS, INC.

By:	/s/ Dean Mitchell
Name: Dean Mitchell Title: President and Chief Executive Officer

Exhibits to Merger Agreement

Exhibit A—	Affiliate Letter	[omitted]

Exhibit B—	Closing Consents	[omitted]

Exhibit C—	Line of Credit Agreement

Exhibit D—	Form of Certificate of Incorporation of Surviving Entity	[omitted]

Exhibit E—	Form of Bylaws of Surviving Entity	[omitted]

Exhibit C to Merger Agreement

LINE OF CREDIT AGREEMENT

Line of Credit Agreement (as amended or otherwise modified from time to time, this “Agreement”), dated as of July 20, 2005, is between GUILFORD PHARMACEUTICALS INC., a Delaware corporation (the “Borrower”), and MGI PHARMA, INC., a Minnesota corporation (the “Lender”).

The Borrower and the Lender hereby agree as follows:

1. Upon the terms and conditions contained herein, the Lender agrees that from October 1, 2005, until the earlier of (i) December 31, 2005, and (ii) termination of that certain Agreement and Plan of Merger dated as of July 20, 2005, by and between the Lender, Granite Acquisition, Inc. and the Borrower (the “Merger Agreement ,” and the date of such termination the “Merger Termination Date “, and the earlier of (i) or (ii), the “ Advance Termination Date “), at the Borrower’s request the Lender shall make advances (the “Advances,” and all such Advances, the “Loan”) to the Borrower in an aggregate amount not to exceed $18,000,000. The Borrower shall execute a Note, in the amount of $18,000,000 (“Note”) and in the form attached hereto as Exhibit A, evidencing the Loan. The proceeds of the Advances are to be used solely for the Borrower’s operating expenses and, in any event, under no circumstances shall proceeds of the Advances be used to repay or refinance any of Borrower’s existing indebtedness (excluding trade payables and similar obligations of the Borrower incurred in the ordinary course of business).

2. Each request by the Borrower to the Lender for an Advance will be made not later than 2:00 P.M. (Central Standard time) one Business Day (as defined below) prior to the date of such proposed Advance. The Borrower hereby authorizes the Lender to rely upon the written instructions of any person identifying himself or herself as an officer of the Borrower who has been disclosed to the Lender in writing as an authorized officer for such purposes upon any signature which the Lender believes to be genuine, and the Borrower shall be bound thereby in the same manner as if such person were authorized or such signature were genuine. Each request will specify (a) the date on which the Borrower wishes the applicable Advance to be made (which shall be a day of the year on which banks are not required or authorized by law to close in the States of Minnesota and New York (“Business Day”), and (b) the amount of such Advance (which will be in the amount of $3,000,000 or, if greater, a multiple of $1,000,000). For each Advance made hereunder, the Lender agrees to make funds available to the Borrower in same day funds by crediting the account specified by the Borrower prior to the making of such Advance. Notwithstanding the foregoing, in no event shall the Lender be obligated to make any requested Advance (w) more than once every 15 days, (x) if the Borrower’s available cash, cash equivalents, marketable securities and investments, as reported on its balance sheet in accordance with generally accepted accounting principles, is $35,000,000 or greater as of the date of such proposed Advance, (y) at any time when there exists an Event of Default; or (z) at any time when the Borrower’s representations and warranties hereunder are materially untrue. Notwithstanding the foregoing, in no event shall the Lender be obligated to make any requested Advance if such Advance would cause the principal amount of all Advances theretofore made to exceed (or to further exceed) (x) $6,000,000 with respect to any such Advance requested to be made during the month of October, 2005, (y) $12,000,000 with respect to any such Advance requested to be made during the month of November, 2005, and (z) $18,000,000 with respect to any such Advance requested to be made during the month of December, 2005.

3. On the Advance Termination Date, accrued interest on the Loan shall be added to the principal balance of the Loan. If not due sooner pursuant to the terms hereof, on December 31, 2006, all amounts owed on the Loan, including principal, interest and fees shall become immediately due and payable and the Borrower will repay the outstanding principal balance of the Loan, together with accrued interest thereon and any other amounts owed hereunder. The Borrower may prepay the Loan and/or any accrued interest thereon, in whole or in part on any Business Day without premium or penalty, provided that each partial prepayment of principal shall be in an amount of at least $1,000,000.

A-C-1

4. Except as provided in Section 3 with respect to prepayments of accrued interest, the Borrower will pay interest on the unpaid principal amount of the Loan until the Loan is paid in full at a rate equal to fourteen percent (14%) per annum, payable in arrears on the first (1st) day of each month (commencing on January 1, 2006) and on the maturity of the Loan. The Borrower also shall pay interest on any overdue installment of principal from the due date thereof until paid at an interest rate per annum equal at all times to two percent (2%) per annum in excess of the interest rate set forth above, which interest shall be payable upon demand. No provision of this Agreement or the Note shall require the payment or permit the collection of interest in excess of the rate permitted by applicable law.

5. The Borrower will make each payment (whether in respect of principal, interest or otherwise) hereunder, irrespective of any right of counterclaim or set-off, not later than 2:00 P.M. (Central Standard time) on the day when due in U.S. dollars to the Lender at 5775 West Old Shakopee Road, Suite 100, Bloomington, Minnesota 55437 in same day funds. All computations of interest will be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment hereunder is stated to be due on a day other than a Business Day, such payment will be made on the next succeeding Business Day, and such extension of time will in such case be included in the computation of payment of interest. Principal, interest and fees owed under this Agreement and the Note are payable in lawful money of the United States of America in immediately available funds. All payments hereunder or under the Note shall be applied initially against accrued interest and thereafter in reduction of principal. If the Loan, the Note or any payment required to be made thereunder is not paid on the due date (whether at original maturity or following acceleration), the Borrower shall, in addition to any other rights it may have under this Agreement, the Note or applicable laws, have the right to set off the indebtedness evidenced by the Note against any indebtedness of Lender to the Borrower.

6. This Agreement will become effective on and as of the first date on which the Lender has received the following, each in form and substance satisfactory to the Lender in the exercise of its reasonable discretion: (a) a counterpart of this Agreement duly executed by the Lender and the Borrower; (b) the Note duly executed by the Borrower; (c) a Security Agreement substantially in the form attached as Exhibit B (the “Security Agreement”), duly executed by the Borrower and ProQuest Pharmaceuticals, Inc.; (d) any written consents of the counterparties to any license agreements pledged pursuant to the Security Agreement that the Lender deems reasonably necessary, in a form reasonably acceptable to the Lender; (e) an Intercreditor Agreement or such other documentation as is required by the Lender and Paul Capital (as hereinafter defined) to evidence the priority of indebtedness and security interests as set forth in the Term Sheet attached as Exhibit C, provided that the Lender shall undertake to negotiate in good faith and to use commercially reasonable efforts to agree on the terms and conditions of the documentation contemplated by this subsection (e); (f) certified copies of the resolutions of the Borrower’s Board of Directors approving this Agreement, and of all other documents evidencing necessary corporate action and governmental and other third party approvals, if any, with respect to this Agreement; (g) certified copies of the Borrower’s articles of incorporation and bylaws; and (h) a certificate of the Borrower’s Secretary or Assistant Secretary certifying the names and true signatures of the Borrower’s officers authorized to sign this Agreement and to request Advances hereunder.

7. Each request by the Borrower for an Advance and the acceptance by the Borrower of the proceeds of such Advance will constitute a representation and warranty by the Borrower that on the date of such Advance the following statements are true:

(a) the representations and warranties contained in Section 8 are correct on and as of the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date (other than any such representations or warranties that, by their terms, refer to a date other than the date of such Advance), and

(b) no event has occurred and is continuing, or would result from such Advance or from the application of the proceeds therefrom, that constitutes an Event of Default (as defined in Section 11) or a Default (as defined in Section 9).

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8. The Borrower represents and warrants as follows: (a) it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) the execution, delivery and performance by the Borrower of this Agreement and the Note and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers and authority, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter or by-laws or (ii) any law or any contractual restriction binding on or affecting it; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Note; (d) this Agreement and the Note have been duly executed and delivered by the Borrower, and are its legal, valid and binding obligation enforceable against the Borrower in accordance with its terms; (e) the consolidated balance sheets of the Borrower and its subsidiaries for the fiscal year ending December 31, 2004, and for the five months ending May 31, 2005, and the related consolidated statements of income and cash flow of the Borrower and its subsidiaries for the periods then ended, fairly present the consolidated financial condition of the Borrower and its subsidiaries as at such dates and the consolidated results of operations of the Borrower and its subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied; and (f) there is no pending or threatened action, suit, investigation, litigation or proceeding affecting the Borrower or its subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a material adverse effect on the business, operations or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole, the Lender’s rights and remedies under this Agreement, or the Borrower’s ability to perform its obligations under this Agreement, or (ii) purports to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

9. So long as the Loan remains unpaid, the Borrower will (a) comply, and cause each of its subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders; (b) pay and discharge, and cause each of its subsidiaries to pay and discharge, before the same become delinquent, all taxes, assessments and governmental charges or levies imposed upon the Borrower or any of its subsidiaries or on the Borrower’s or any subsidiary’s property, other than those being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (c) preserve and maintain, and cause each of its subsidiaries to preserve and maintain, its corporate existence; (d) at any reasonable time and from time to time, permit the Lender, its agents and representatives, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its subsidiaries with any of their officers or directors and with their independent certified public accountants; and (e) furnish to the Lender (i) as soon as available and in any event within 17 business days after the end of each calendar month, consolidated balance sheets of the Borrower and its subsidiaries as of the end of such month and consolidated statements of income and cash flows of the Borrower and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, in form acceptable to the Lender (but in any event containing information regarding customer receipts and vendor payments in form reasonably satisfactory to the Lender) and duly certified by the Borrower’s chief financial officer as having been prepared in accordance with generally accepted accounting principles, (ii) as soon as available and in any event within 45 days after the end of each of the first three quarters of each of the Borrower’s fiscal years, consolidated balance sheets of the Borrower and its subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Borrower and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the Borrower’s chief financial officer as having been prepared in accordance with generally accepted accounting principles, (iii) as soon as available and in any event within 90 days after the end of each of the Borrower’s fiscal years, a copy of the annual audit report for such year for the Borrower and its subsidiaries, containing consolidated balance sheets of the Borrower and its subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Borrower and its subsidiaries for such fiscal year, in each case accompanied by an opinion of the Borrower’s independent certified public accountants, (iv) as soon as possible and in any event within five days after the occurrence of each Event of Default, and each event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both (a “Default”), continuing on the date of such statement, a statement of the Borrower’s chief financial officer setting

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forth details of such Default or Event of Default and the action the Borrower has taken or proposes to take with respect thereto, (v) promptly after the commencement thereof, notice of all actions and proceedings affecting the Borrower or any of its subsidiaries of the type described in Section 8(f), and (vi) such other information respecting the Borrower or any of its subsidiaries as the Lender may from time to time reasonably request; and (f) the Borrower shall, at all times during which any indebtedness remains outstanding under the Loan or the Note, maintain available cash, cash equivalents, marketable securities and investments, as reported on its balance sheet in accordance with generally accepted accounting principles, in excess of $30,000,000.

10. So long as the Loan remains unpaid and except in accordance with the Merger Agreement, the Borrower will not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any person or entity, or permit any of its subsidiaries to do so, except that (i) any of the Borrower’s subsidiaries may merge into or consolidate with another of the Borrower’s subsidiaries, (ii) any of the Borrower’s subsidiaries may merge into or consolidate with the Borrower so long as the Borrower is the survivor, (iii) any of the Borrower’s subsidiaries may dispose of assets to the Borrower, and (iv) the Borrower may enter into distribution and licensing agreements it in the ordinary course of business with respect to products owned by or licensed to it, provided that in each case described in clauses (i) through (iii) above, no Event of Default or Default shall have occurred and be continuing at the time of such proposed transaction.

11. If any of the following events occurs and is continuing (“Events of Default”): (a) the Borrower fails to pay any principal of the Loan when the same becomes due and payable or the Borrower fails to pay any interest on the Loan or make any other payment under this Agreement within three days of when such amount is due and payable; or (b) any representation or warranty made by the Borrower herein or in connection with this Agreement proves to have been incorrect in any material respect when made; or (c) the Borrower fails to perform or observe any term, covenant or agreement contained in Sections 9(f) or 10 or the Borrower fails to perform or observe any other term, covenant or agreement hereof on the Borrower’s part to be performed or observed if such failure remains unremedied for 15 days after written notice thereof has been given to the Borrower by the Lender; or (d) the Borrower or any of its subsidiaries (i) defaults in any payment of principal of or interest on any of its respective Debt (as defined below), or in the payment of any Hedge Termination Obligation (as defined below), beyond the period of grace, if any, provided in the instrument or agreement under which such Debt or Hedge Termination Obligation was created; or (ii) defaults in the observance or performance of any other agreement or condition relating to any such Debt or Hedge Termination Obligation or contained in any instrument or agreement relating thereto, or any other event occurs or condition exists, the effect of which default or other event or condition is to cause, or to permit the holder(s) of such Debt or Hedge Termination Obligation to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity or such Hedge Termination Obligation to become payable; provided, that no Default or Event of Default will exist under this subsection (d) unless the aggregate amount of Debt and/or Hedge Termination Obligations in respect of which any default or other event or condition referred to in this subsection (d) has occurred is equal to at least $5,000,000; (e) the Borrower or any of its subsidiaries generally does not pay its debts as such debts become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors; (f) any proceeding is instituted by or against the Borrower or any of its subsidiaries seeking to adjudicate the Borrower or such subsidiary a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of the Borrower or such subsidiary or the Borrower’s or such subsidiary’s debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for the Borrower or such subsidiary or for any substantial part of the Borrower’s or such subsidiary’s property, and, in the case of any such proceeding instituted against the Borrower or such subsidiary (but not instituted by the Borrower or such subsidiary), either such proceeding remains undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including without limitation, the entry of an order for relief against, or the appointment of a conservator, receiver, trustee, custodian or other similar official for, the Borrower or such subsidiary or for any substantial part of the Borrower’s or such subsidiary’s property) occurs; (g) the Borrower or any of its subsidiaries takes any corporate action to authorize any of the

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actions set forth above in this subsection (f); or (h) one or more judgments or orders for the payment of money in excess of $5,000,000 in the aggregate is rendered against the Borrower or any of its subsidiaries and either (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is any period of 15 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appear or otherwise, is not in effect; then, and in any such event, the Lender may, by notice to the Borrower, declare all amounts payable under this Agreement and the Note to be forthwith due and payable, whereupon such amounts will become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the case of any of the Events of Default specified in subsection (f) above with respect to the Borrower, all amounts payable under this Agreement will automatically become and be due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

“Debt” of any person means, without duplication, (a) all indebtedness of such person for borrowed money, (b) all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, (e) all obligations of such person as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (f) all obligations, contingent or otherwise, of such person in respect of acceptances, letters of credit or similar extensions of credit, (g) all Debt of others guaranteed directly or indirectly in any manner by such person, (h) all Debt of others secured by a lien or other encumbrance on any asset of such person, whether or not such person has assumed or become liable for the payment of such Debt; and (i) all obligations of the Borrower to Paul Royalty Fund, L.P. and Paul Royalty Fund Holdings II (collectively, “Paul Capital”).

“Hedge Termination Obligation” means any termination amount or other amount payable by the Borrower or any of its subsidiaries upon the early termination, by reason of the occurrence of a default or other termination event, under any interest rate swap, cap or collar agreement, interest rate future or option contract, currency swap agreement, currency future or option contract or other similar agreement.

12. At any time following the Merger Termination Date until 5:00 p.m. Baltimore time on the ninetieth day (90th) following the Merger Termination Date, the Borrower shall have the right to sell and to cause its wholly-owned subsidiary Artery, LLC (“Artery”) to sell, and the Lender shall have the obligation to purchase, the Gliadel Assets. The Borrower may exercise this right by sending written notice to the Lender indicating its intention to sell the Gliadel Assets (as hereinafter defined) pursuant to this Section 12 (the “Put Notice”). The purchase price for the Gliadel Assets pursuant to this Section 12 shall be $90,000,000 (the “Put Price”). The closing of the transaction contemplated by this Section 12 (the “Put Closing”) shall occur at the Borrower’s principal executive offices on a date agreed to by the Lender and the Borrower, but the Put Closing shall occur no later than the later of (a) thirty (30) days after the Put Notice is received by the Lender and (b) receipt of the expiration or termination of any waiting period (and any extension thereof) applicable to a sale of the Gliadel Assets under the HSR Act (as hereinafter defined) or any other applicable competition, merger control, antitrust or similar law (the “HSR Clearance”). At the Put Closing, the Borrower and Artery shall sell, transfer and deliver to the Lender their full right, title and interests in and to the Gliadel Assets, free and clear of all liens, security interests or adverse claims of any kind and nature. At the Put Closing, simultaneously with delivery of the Gliadel Assets, the Lender shall deliver to the Borrower by wire transfer of immediately available funds to the bank and the account designated by the Borrower, in full payment of the Gliadel Assets, cash in an amount equal to the Put Price. After application of the proceeds to pay in full the outstanding obligations of the Borrower and its subsidiaries to Paul Capital, the balance of any such proceeds shall be applied by the Borrower to repay any amounts owed on the Loan. As used in this Agreement, the term “Gliadel” shall mean the product currently known and marketed under the trademark GLIADEL® Wafer, and the term “Gliadel Assets” shall mean the following assets and associated liabilities, and specifically excludes any assets, liabilities and obligations not listed: (i) all the data, Formulae, assays, test methods, technology, Patents, technical information (including

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master batch record, analytical methods including validation protocol and the drug master file), inventions, processes, specifications, know-how, trade dress, secrets, goodwill and copyrights, which are owned by the Borrower or any of its subsidiaries and used exclusively in the conduct of the sale of Gliadel; (ii) all of the Borrower’s or any of its subsidiaries’ right, title and interest in and to any and all regulatory files (including correspondence with regulatory authorities), registrations, applications, approvals, and, to the extent transferable in light of regulatory considerations, licenses and permits exclusively relating to Gliadel from any applicable regulatory authority in any country, as of the closing of the purchase and sale of the Gliadel Assets pursuant to this Agreement; (iii) all marketing materials, research data, customer and sales information, product literature, promotional materials and data, advertising and display materials and all training materials in whatever medium (e.g., audio, visual or print) exclusively related to Gliadel, in each case to the extent transferable in light of legal, contractual and practical considerations; (iv) all records and recorded information, including customer and supplier lists exclusively related to Gliadel, in each case to the extent transferable in light of legal, contractual and practical considerations; (v) all the rights relating to Gliadel set forth in clauses (i) and (ii) above, including all claims, counterclaims, credits, causes of action, choses in action, rights of recovery and rights of setoff; (vi) all inventory of Gliadel, included raw materials, good in process, finished goods, packaging supplies and labels, owned by the Borrower or any of its subsidiaries; (vii) all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Borrower or any of its affiliates arising or held in connection with the sale of Gliadel by the Borrower and Artery as of the closing of the purchase and sale of the Gliadel Assets pursuant to this Agreement; and (viii) all manufacturing equipment and packaging assets owned by the Borrower or any of its subsidiaries and used exclusively in the manufacturing of Gliadel.

13. The Borrower, on the one hand, and the Lender, on the other hand, shall from time to time after the Put Closing, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to make effective the transactions contemplated by a sale of the Gliadel Assets pursuant to this Agreement, including the obtaining of consents from third parties and the causing of Borrower’s subsidiaries to transfer their interests therein. In the event of a sale of the Gliadel Assets pursuant to this Agreement, Guilford will prepare a Bill of Sale with schedules setting forth what comprises the Gliadel Assets. With respect to all documents, information and other materials included in the Gliadel Assets, in addition to paper and other tangible copies, Borrower shall, upon the Lender’s request, also provide to the Lender electronic copies of such documents, information and other materials, provided that the Borrower has electronic copies thereof. The foregoing requirement shall only apply to such documents, information and other material exclusively related to the Gliadel Assets, and Borrower shall have no obligation to reformat or otherwise alter or modify any such materials in order to provide them to the Lender.

14. Promptly after receipt by the entity receiving a Put Notice, the Borrower, on the one hand, and the Lender, on the other hand, shall use commercially reasonable efforts to (i) take all actions necessary to make the filings required of it under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other antitrust law with respect to a sale of the Gliadel Assets pursuant to this Agreement as promptly as practicable following the date of the receipt of the applicable Put Notice, (ii) comply with any request for additional information received from the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”) or any other governmental authority pursuant to the HSR Act or any other antitrust law, (iii) cooperate with each other in connection with filings under the HSR Act, (iv) request early termination of the applicable waiting period, and (v) notify each other of any material communication from the FTC, DOJ, or any foreign governmental authority concerning any antitrust filings, consult with each other concerning responses to the same, and permit the other to participate in any material conversations and meetings with any governmental authority regarding the same (if the governmental authority permits such participation by the other party).

15. No modification or waiver of any provision of this Agreement, and no consent by the Lender to any failure of the Borrower to comply with any provision of this Agreement, shall in any event be effective unless the same shall be in writing signed by the person against whom enforcement is sought or by whom consent is given, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

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16. All notices and other communications provided for hereunder will be in writing (including facsimile communication) and mailed, sent by facsimile transmission or delivered, if to the Borrower, at its address at 6611 Tributary Street, Baltimore, MD 21224, Attention: William Spengler, Chief Financial Officer [Facsimile No.: (410) 631-6899], with a copy to Hogan & Hartson L.L.P., 111 South Calvert Street, Baltimore, Maryland 21202, Attention: Michael J. Silver, Esq. [Facsimile No.: (410) 539-6981]; if to the Lender, at its address at 5775 West Old Shakopee Road, Suite 100, Bloomington, Minnesota 55437, Attention: Eric P. Loukas, General Counsel [Facsimile No.: (952) 406-3281], with a copy to Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402, Attention: Timothy S. Hearn [Facsimile No.: (612) 340-2868]; or, as to either party, at such other address as is designated by such party in a written notice to the other party. All such notices and communications will, when mailed or sent by facsimile transmission, be effective three Business Days after deposit in the mails, or when sent by facsimile transmission, respectively.

17. No failure on the Lender’s part to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof; nor will any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

18. (a) The Borrower agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, in connection with such holder’s enforcement of the obligations of the Borrower under this Agreement, the Note or the Security Agreement.

(b) The Borrower will indemnify and hold harmless the Lender, its affiliates and each of its and their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including without limitation, fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including without limitation, in connection with any investigation, litigation or proceeding, or the preparation of a defense in connection therewith), in each case arising out of or in connection with this Agreement, the Note, the Security Agreement or any of the transactions contemplated thereby or any actual or proposed use of the proceeds of the Advances, except to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person, or any Indemnified Party is otherwise a party thereto, and whether or not the transactions contemplated hereby are consummated. Notwithstanding the foregoing, matters relating to indemnification in connection with the sale of Gliadel as provided in Section 12 of this Agreement shall be subject solely to the terms of the applicable purchase and sale documents to be negotiated between the parties.

(c) No Indemnified Party will have any liability (whether in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

19. In addition to the Events of Default set forth in Section 11 above, in the event that the Borrower’s board of directors, in satisfaction of its fiduciary obligations to its shareholders, exercises its right under the Merger Agreement, to accept an acquisition offer from someone other than Lender, Lender shall have the option to terminate the Facility and require the then-outstanding balance due under this Agreement and the Note to be paid within fifteen (15) days of the date of termination.

20. This Agreement is binding upon and will inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that (a) the Borrower will not have the right to assign the Borrower’s

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rights or obligations hereunder or any interest herein without the Lender’s prior written consent, and (b) the Lender will not have the right to assign any of its obligations hereunder without the Borrower’s prior written consent.

21. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

22. The Borrower hereby irrevocably (a) submits to the non-exclusive jurisdiction of any Minnesota State or Federal court sitting in Hennepin County, Minnesota in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota State court or in such Federal court, (c) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, and (d) irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 16. The Borrower agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect the Lender’s right to serve legal process in any other manner permitted by law or affect the Lender’s right to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

23. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the Loan or the Lender’s actions in the negotiation, administration, performance or enforcement hereof or thereof.

[THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GUILFORD PHARMACEUTICALS INC.

By:	/s/ Dean J. Mitchell
Title: President and Chief Executive Officer

MGI PHARMA, INC.

By:	/s/ Leon O. Moulder, Jr.
Title: President and Chief Executive Officer

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EXHIBIT A TO LINE OF CREDIT AGREEMENT

NOTE

$18,000,000	July 20, 2005

FOR VALUE RECEIVED, GUILFORD PHARMACEUTICALS INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of MGI PHARMA, INC. (the “Lender”) at its main office in Bloomington, Minnesota, or such other address as the Lender may specify, in lawful money of the United States of America, the principal amount of EIGHTEEN MILLION AND NO/100 DOLLARS ($18,000,000) or, if less, the aggregate unpaid principal amount of the Advances made by the Lender under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

This note is the Note referred to in the Line of Credit Agreement dated as of the date hereof (as the same may hereafter be from time to time amended, restated or otherwise modified, the “Credit Agreement”) by and between the Borrower and the Lender. This note is secured, it is subject to certain permissive prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

In the event of default hereunder, the Borrower agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. The Borrower waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

GUILFORD PHARMACEUTICALS INC.

By:	/s/ Dean J. Mitchell
Title:	President and Chief Executive Officer

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EXHIBIT B TO LINE OF CREDIT AGREEMENT

SECURITY AGREEMENT

THIS SECURITY AGREEMENT, dated as of             , 2005, is made and given by GUILFORD PHARMACEUTICALS INC., a Delaware corporation (“Guilford”), PROQUEST PHARMACEUTICALS, INC., a Delaware corporation (“ProQuest”, and individually and collectively, the “Grantor”), to MGI PHARMA, INC., a Delaware corporation (the “Secured Party”).

RECITALS

A. Guilford and the Secured Party have entered into a Line of Credit Agreement dated as of             , 2005 (as the same may hereafter be amended, supplemented, extended, restated, or otherwise modified from time to time, the “Credit Agreement”) pursuant to which the Secured Party has agreed to extend to Guilford certain credit accommodations consisting of an $18,000,000 credit facility.

B. It is a condition precedent to the obligation of the Secured Party to extend credit accommodations pursuant to the terms of the Credit Agreement that this Agreement be executed and delivered by the Grantor.

C. The Grantor finds it advantageous, desirable and in its best interests to comply with the requirement that it execute and deliver this Security Agreement to the Secured Party.

NOW, THEREFORE, in consideration of the premises and in order to induce the Secured Party to enter into the Credit Agreement and to extend credit accommodations to Guilford thereunder, the Grantor hereby agrees with the Secured Party for the Secured Party’s benefit as follows:

Section 1. Defined Terms.

1(a) As used in this Agreement, the following terms shall have the meanings indicated:

“Aquavan” shall mean the propofol prodrug known as AQUAVAN™ Injection, any reformulation or line extension of such product, any product containing or comprised of the same active pharmaceutical ingredient as such product, regardless of the dosage or method of administration and any improvement, enhancement, refinement or modification of such product.

“Collateral” shall mean all property and rights in property now owned or hereafter at any time acquired by the Grantor in or upon which a Security Interest is granted to the Secured Party by the Grantor under this Agreement.

“Confidential Information” shall mean the Intellectual Property, know-how, trade secrets, confidential business information, financial data and other like information (including ideas, research and development, know-how, formulas, schematics, compositions, technical data, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), client lists and tangible or intangible proprietary information or material, in each case relating solely to Acquavan. Notwithstanding the foregoing definition, Confidential Information shall not include information that is (i) already in the public domain at the time the information is disclosed, (ii) thereafter becomes lawfully obtainable from other sources, (iii) is required to be disclosed in any document to be filed with any Government Authority or (iv) is required to be disclosed under securities laws, rules and regulations applicable to the Grantor, as the case may be, or pursuant to the rules and regulations of the Nasdaq National Market or any other stock exchange or stock market on which securities of the Grantor may be listed for trading.

“Event of Default” shall have the meaning given to such term in Section      hereof.

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“FDA” shall mean the United States Food and Drug Administration.

“Financing Statement” shall have the meaning given to such term in Section      hereof.

“Governmental Authority” means any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign), including, without limitation, the U.S. Patent and Trademark Office, the FDA, the U.S. National Institute of Health or any other government authority in any country.

“IND” shall mean an investigational new drug application as defined in 21 C.F.R. Section 312 et seq. filed with the FDA in the United States or an equivalent application filed with a Regulatory Agency in any country outside of the United States.

“Intellectual Property” shall mean all trade secrets; Know-How; Confidential Information; inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto; all patents, patent rights, patent applications and invention disclosures, together with all reissuance, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, including, but not limited to, the registered patents set forth on Exhibit A hereto; all registered or unregistered trademarks, trade names, service marks, including all goodwill associated therewith; all domain names and websites; and all registered and unregistered copyrights and all applications, in each case that are owned, controlled by, issued to, licensed to, licensed by or hereafter acquired by or licensed by the Grantor, in each case relating to or involving Aquavan.

“Know-How” means, relating solely to Aquavan, all trade secrets, materials, discoveries, data, processes, methods of manufacture, devices, techniques, algorithms, flow charts, computer software programs or applications (in both source code and object code form), schematics, compositions, formulations, formula, specifications, uses, patterns, compilations and other information, including, but not limited to (i) medical, chemical, pharmacological and other scientific or clinical data or materials and (ii) methodology and information used in the manufacture, packaging, labeling, development, testing or analysis of Aquavan, that, in each case, derives actual or potential independent economic value from not generally being known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and that is now owned, controlled or licensed by the Grantor, or that is hereafter acquired or licensed by the Grantor during the term of this Agreement.

“Lien” shall mean any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of the lessors under capitalized leases), in, of or on any assets or properties of the Person referred to.

“NAALADase Inhibitor Compounds” shall mean [TO BE ADDED].

“NDA” shall mean a New Drug Application, and all amendments and supplements thereto, for regulatory approval by the FDA as defined in 21 CFR § 314.50 et seq., as such act or regulations may be amended, supplemented or replaced from time to time.

“Obligations” shall mean (a) all indebtedness, liabilities and obligations of Guilford to the Secured Party of every kind, nature or description under the Credit Agreement, including its obligation on any promissory note or notes under the Credit Agreement and any note or notes hereafter issued in substitution or replacement thereof, (b) all liabilities of the Grantor under this Agreement, in all of the foregoing cases whether due or to become due, and whether now existing or hereafter arising or incurred.

“PARP Inhibitor Compounds” shall mean [TO BE ADDED].

“Person” shall mean any individual, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Regulatory Agency” shall mean a Governmental Authority with responsibility for the approval of the marketing and sale of drugs in any country.

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“Regulatory Approvals” shall mean, collectively, all INDs, NDAs and other regulatory approvals, registrations and associated materials (including the product dossier) issued by the FDA as to Acquavan and all reports, correspondence and other submissions related thereto and the regulatory and clinical files and data pertaining thereto, and all information, data, know-how, formulations, assays, goodwill or intellectual property contained in such INDs and the NDAs, relating to such product together with all amendments, supplements and updates thereto and all comparable regulatory approvals, registrations and associated materials throughout the world.

“Security Interest” shall have the meaning given such term in Section 2 hereof.

1(a) All other terms used in this Agreement which are not specifically defined herein shall have the meaning assigned to such terms in Article 9 of the Uniform Commercial Code as adopted in the State of New York.

1(b) Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular, the plural and “or” has the inclusive meaning represented by the phrase “and/or.” The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections are references to Sections in this Security Agreement unless otherwise provided.

Section 2. Grant of Security Interest. As security for the payment and performance of all of the Obligations, each Grantor hereby grants to the Secured Party a security interest (the “Security Interest”) in all of such Grantor’s right, title, and interest in and to the following, whether now or hereafter owned, existing, arising or acquired and wherever located:

2(a) Aquavan, NAALADase Inhibitor Compounds and PARP Inhibitor Compounds.

2(b) All Intellectual Property and Regulatory Approvals relating to Aquavan, NAALADase Inhibitor Compounds and PARP Inhibitor Compounds.

2(c) ProQuest’s interest in the License, Development and Commercialization Agreement dated March 2, 2000, as the same has been amended, restated or otherwise modified from time to time, by and between ProQuest, as licensor, and Guilford, as licensee.

2(d) The License Agreement effective as of April 2, 1999, as the same has been amended, restated or otherwise modified from time to time, by and between The University of Kansas Center for Research, Inc., as licensor, and ProQuest, as licensee.

2(e) [ADD LICENSE AGREEMENTS FOR NAALADase Inhibitor Compounds and PARP Inhibitor Compounds].

2(f) All proceeds and products of any of the items of Collateral listed in this Section 2.

Notwithstanding the foregoing, the Collateral shall not include, and the Security Interest shall not cover, any property or assets of Grantor in which Paul Capital (as defined in the Credit Agreement) has a Lien.

Section 3. Title to Collateral. The Grantor has (or will have at the time it acquires rights in Collateral hereafter acquired or arising) and will maintain so long as the Security Interest may remain outstanding, title (as owner or licensee) to each item of Collateral (including the proceeds and products thereof), free and clear of all Liens except (i) the Security Interest and (ii) the existing license in favor of Guilford with respect to Aquavan. The Grantor will defend the Collateral against all claims or demands of all Persons (other than the Secured Party) claiming the Collateral or any interest therein. As of the date of execution of this Security Agreement, no effective financing statement or other similar document used to perfect and preserve a security interest under the laws of any jurisdiction (a “Financing Statement”) covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Secured Party relating to this Agreement.

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Section 4. Disposition of Collateral. The Grantor will not sell, lease or otherwise dispose of, any Collateral. Except the existing license specified in Section 3, the Grantor will not license any Collateral.

Section 5. Names, Offices, Locations, Jurisdiction of Organization. The Grantor’s legal name (as set forth in its constituent documents filed with the appropriate governmental official or agency) is as set forth in the opening paragraph hereof. The jurisdiction of organization of the Grantor is the state of Delaware. The Grantor will from time to time at the request of the Secured Party provide the Secured Party with current good standing certificates and/or state-certified constituent documents from the appropriate governmental officials. The chief place of business and chief executive office of Grantor are located at its address set forth on the signature page hereof. The Grantor will not relocate any item of Collateral into any jurisdiction in which an additional Financing Statement would be required to be filed to maintain the Secured Party’s perfection in such Collateral. The Grantor will not change its name, the location of its chief place of business and chief executive office or its corporate structure (including without limitation, its jurisdiction of organization) unless the Secured Party has been given at least 30 days prior written notice thereof and the Grantor has executed and delivered to the Secured Party such Financing Statements and other instruments required or appropriate to continue the perfection of the Security Interest.

Section 6. Further Assurances; Attorney-in-Fact.

6(a) The Grantor agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Secured Party may reasonably request, in order to perfect and protect the Security Interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral (but any failure to request or assure that the Grantor execute and deliver such instrument or documents or to take such action shall not affect or impair the validity, sufficiency or enforceability of this Agreement and the Security Interest, regardless of whether any such item was or was not executed and delivered or action taken in a similar context or on a prior occasion). Without limiting the generality of the foregoing, the Grantor will, promptly and from time to time at the request of the Secured Party execute and file such Financing Statements or continuation statements in respect thereof, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Secured Party may reasonably request, in order to perfect, preserve, and enhance the Security Interest granted or purported to be granted hereby.

6(b) The Grantor hereby authorizes the Secured Party to file one or more Financing Statements or continuation statements in respect thereof, and amendments thereto, relating to all or any part of the Collateral without the signature of the Grantor where permitted by law. A photocopy or other reproduction of this Agreement or any Financing Statement covering the Collateral or any part thereof shall be sufficient as a Financing Statement where permitted by law.

6(c) The Grantor will furnish to the Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Secured Party may reasonably request, all in reasonable detail and in form and substance reasonably satisfactory to the Secured Party.

6(d) In furtherance, and not in limitation, of the other rights, powers and remedies granted to the Secured Party in this Agreement, the Grantor hereby appoints the Secured Party the Grantor’s attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor or otherwise, from time to time in the Secured Party’s good faith discretion, to take any action (including the right to collect on any Collateral) and to execute any instrument that the Secured Party may reasonably believe is necessary or advisable to accomplish the purposes of this Agreement, in a manner consistent with the terms hereof; provided that the Secured Party has requested the Grantor to take such action and Grantor has failed to do so within a reasonable period of time following such request.

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Section 7. Taxes and Claims. The Grantor will promptly pay all taxes and other governmental charges levied or assessed upon or against any Collateral or upon or against the creation, perfection or continuance of the Security Interest, as well as all other claims of any kind (including claims for labor, material and supplies) against or with respect to the Collateral, except to the extent (a) such taxes, charges or claims are being contested in good faith by appropriate proceedings, (b) such proceedings do not involve any material danger of the sale, forfeiture or loss of any of the Collateral or any interest therein and (c) such taxes, charges or claims are adequately reserved against on the Grantor’s books in accordance with generally accepted accounting principles.

Section 8. Books and Records. The Grantor will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral.

Section 9. Inspection, Reports, Verifications. The Grantor will at all reasonable times upon reasonable prior notice permit the Secured Party or its representatives to examine or inspect any Collateral, any evidence of Collateral and the Grantor’s books and records concerning the Collateral, wherever located.

Section 10. Notice of Loss. The Grantor will promptly notify the Secured Party of any loss of or material damage to any material item of Collateral or of any substantial adverse change, known to Grantor, in any material item of Collateral or the prospect of payment or performance thereof.

Section 11. Action by the Secured Party. If the Grantor at any time fails to perform or observe any of the foregoing agreements, the Secured Party shall have (and the Grantor hereby grants to the Secured Party) the right, power and authority (but not the duty) to perform or observe such agreement on behalf and in the name, place and stead of the Grantor (or, at the Secured Party’s option, in the Secured Party’s name) and to take any and all other actions which the Secured Party may reasonably deem necessary to cure or correct such failure; provided that the Secured Party has requested the Grantor to take such action in instances, and Grantor has failed to do so within a reasonable period of time following such request; provided further, however, that where the Secured Party determines, in its reasonable discretion, that any action hereunder must be taken in a timely manner that does not permit such notice, such notice need not be provided. The Grantor shall thereupon pay to the Secured Party on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Secured Party in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Secured Party, together with interest thereon from the date expended or incurred at the highest lawful rate then applicable to any of the Obligations, and all such monies expended, costs and expenses and interest thereon shall be part of the Obligations secured by the Security Interest.

Section 12. Insurance Claims. As additional security for the payment and performance of the Obligations, the Grantor hereby assigns to the Secured Party any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Grantor with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto.

Section 13. The Secured Party’s Duties. The powers conferred on the Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. The Secured Party shall be deemed to have exercised reasonable care in the safekeeping of any Collateral in its possession if such Collateral is accorded treatment substantially equal to the safekeeping which the Secured Party accords its own property of like kind.

Section 14. Default. Each of the following occurrences shall constitute an Event of Default under this Agreement: (a) the Grantor shall fail to observe or perform any covenant or agreement applicable to the Grantor under this Agreement and such failure shall remain uncured 15 days after the Secured Party shall have given the Grantor notice thereof; or (b) any representation or warranty made by the Grantor in this Agreement or any schedule, exhibit, supplement or attachment hereto or in any financial statements, or reports or certificates heretofore or at any time hereafter submitted by or on behalf of the Grantor to the Secured Party shall prove to

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have been false or misleading in any material respect sdwhen made; or (c) any Event of Default shall occur under the Credit Agreement.

Section 15. Remedies on Default. Upon the occurrence of an Event of Default and at any time thereafter, the Secured Party may exercise and enforce any and all rights and remedies available upon default to a secured party under Article 9 of the Uniform Commercial Code as adopted in the State of New York.

Section 16. Costs and Expenses; Indemnity. The Grantor will pay or reimburse the Secured Party on demand for all out-of-pocket expenses (including in each case all filing and recording fees and taxes and all reasonable fees and expenses of counsel and of any experts and agents) incurred by the Secured Party in connection with the enforcement of the Security Interest and the enforcement of this Agreement, and all such costs and expenses shall be part of the Obligations secured by the Security Interest. The Grantor shall indemnify and hold the Secured Party harmless from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) growing out of or resulting from this Agreement and the Security Interest hereby created (including enforcement of this Agreement) or the Secured Party’s actions pursuant hereto, except claims, losses or liabilities resulting from the Secured Party’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Any liability of the Grantor to indemnify and hold the Secured Party harmless pursuant to the preceding sentence shall be part of the Obligations secured by the Security Interest. The obligations of the Grantor under this Section shall survive any termination of this Agreement.

Section 17. Waivers; Remedies; Marshalling. This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by the party against whom enforcement is sought. A waiver so signed shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any rights and remedies available to the Secured Party. All rights and remedies of the Secured Party shall be cumulative and may be exercised singly in any order or sequence, or concurrently, at the Secured Party’s option, and the exercise or enforcement of any such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other. The Grantor hereby waives all requirements of law, if any, relating to the marshalling of assets which would be applicable in connection with the enforcement by the Secured Party of its remedies hereunder, absent this waiver.

Section 18. Notices. Any notice or other communication to any party in connection with this Agreement shall be given in the manner provided in the Credit Agreement.

Section 19. Continuing Security Interest; Assignments under Credit Agreement. This Agreement shall (a) create a continuing security interest in the Collateral and shall remain in full force and effect until payment in full of the Obligations and the expiration of the obligations, if any, of the Secured Party to extend credit accommodations to the Grantor, (b) be binding upon the Grantor, its successors and assigns, and (c) inure to the benefit of, and be enforceable by, the Secured Party and its successors, transferees, and assigns.

Section 20. Termination of Security Interest. Upon payment in full of the Obligations and the expiration of any obligation of the Secured Party to extend credit accommodations to the Grantor, the Security Interest granted hereby shall terminate. Upon any such termination, the Secured Party will return to the Grantor such of the Collateral then in the possession of the Secured Party as shall not have been sold or otherwise applied pursuant to the terms hereof and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination. Any reversion or return of Collateral upon termination of this Agreement and any instruments of transfer or termination shall be at the expense of the Grantor and shall be without warranty by, or recourse on, the Secured Party except for (a) any breach of the Secured Party’s standard of care established hereunder, and (b) title defects, encumbrances and similar matters created by the Secured Party. As used in this Section, “Grantor” includes any assigns of Grantor, any Person holding a subordinate security interest in any of the Collateral or whoever else may be lawfully entitled to any part of the Collateral.

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Section 21. Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE MANDATORILY GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. Whenever possible, each provision of this Agreement and any other statement, instrument or transaction contemplated hereby or relating hereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement or any other statement, instrument or transaction contemplated hereby or relating hereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any other statement, instrument or transaction contemplated hereby or relating hereto.

Section 22. Consent to Jurisdiction. AT THE OPTION OF THE SECURED PARTY, THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY; AND THE GRANTOR CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE GRANTOR COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE SECURED PARTY AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 23. Waiver of Notice and Hearing. THE GRANTOR HEREBY WAIVES ALL RIGHTS TO A JUDICIAL HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE SECURED PARTY OF ITS RIGHTS TO POSSESSION OF THE COLLATERAL WITHOUT JUDICIAL PROCESS OR OF ITS RIGHTS TO REPLEVY, ATTACH, OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING. THE GRANTOR ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS PROVISION AND THIS AGREEMENT.

Section 24. Waiver of Jury Trial. EACH OF THE GRANTOR AND THE SECURED PARTY, BY ITS ACCEPTANCE OF THIS AGREEMENT, IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 25. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Section 26. General. All representations and warranties contained in this Agreement or in any other agreement between the Grantor and the Secured Party shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Obligations. The Grantor waives notice of the acceptance of this Agreement by the Secured Party. Captions in this Agreement are for reference and convenience only and shall not affect the interpretation or meaning of any provision of this Agreement.

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IN WITNESS WHEREOF, the Grantor has caused this Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GUILFORD PHARMACEUTICALS INC.

By
Title

PROQUEST PHARMACEUTICALS, INC.

By
Title

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EXHIBIT C TO LINE OF CREDIT AGREEMENT

TERM SHEET

(Security Agreement and Intercreditor Agreement)

Scope of Lender Security Interest:

•	To secure the payment and performance of Borrower’s obligations under the Line of Credit Agreement and the Note, Borrower and its subsidiaries (as applicable) shall grant to Lender a first priority security interest in (a) the NAALADase Inhibitor Compounds and PARP Inhibitor Compounds, and (b) Aquavan IP and related assets (but excluding in each case any collateral in which Paul Capital has a security interest).

Terms of Intercreditor Agreement:

•	All present and future obligations of Borrower to Lender under the Line of Credit Agreement and the Note (the “Lender Obligations”) shall be subordinate to all present and future obligations of Borrower and Artery, LLC (“Artery”) to Paul Capital (the “Paul Capital Obligations”), with the effect that – except for periodic interest payments in accordance with the terms of the Line of Credit Agreement and the Note (provided no default with respect to the Paul Capital Obligations has occurred) – there can be no payment of (or demand for the payment of) any of the Lender Obligations so long as any of the Paul Capital Obligations are outstanding.

•	In accordance with the foregoing point, in the event of an exercise of the Gliadel put right as provided in Section 12 of the Line of Credit Agreement, the Put Price would be applied first to satisfy the Paul Capital Obligations, then to the Lender Obligations, and then to Borrower. Without limitation of the foregoing, no crediting of the Put Price may be made against any of the Lender Obligations unless and until all of the Paul Capital Obligations have been repaid in full.

•	The Intercreditor Agreement shall contain customary receipt-in-trust/turn over provisions for payments made in violation of the debt subordination terms.

•	The Intercreditor Agreement shall contain customary bankruptcy protection provisions in favor of Paul Capital (i.e., all distributions that might otherwise be paid on the Lender Obligations are payable to Paul Capital until the Paul Capital Obligations are paid in full; Paul Capital to be authorized to make all claims, etc. for distributions in the bankruptcy proceedings).

•	To the extent the Lender security interests encumber any property in which Paul Capital has a security interest, the Lender security interest is subordinate to Paul Capital.

•	Until such time as the Paul Capital Obligations have been paid in full, there can be no action to enforce any of the Lender security interests.

•	So long as any of the Paul Capital Obligations remain outstanding, without the prior written consent of Paul Capital none of the Line of Credit Agreement, the Note or the Security Agreement may be amended in a manner which could reasonably be considered to be adverse to the interests of Paul Capital.

•	Miscellaneous Matters:

•	In the event of a sale of the product currently known and marketed as Aggrastat® and related assets and a partial repayment of the Paul Capital Obligations, the agreement between Borrower, Artery and Paul Capital relating to such sale and repayment (which has not otherwise been negotiated) shall provide that following the consummation of the proposed merger transaction between Lender and Borrower, the remaining Paul Capital Obligations may be prepaid without premium or penalty by Lender.

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•	Lender, Borrower and Paul Capital shall act reasonably and in good faith to cause a definitive Intercreditor Agreement memorializing the above terms and containing the consent of Paul Capital to the borrowing under the Line of Credit Agreement (and (as applicable) the other matters contained herein) to be executed as soon as is practicable, but in no event later than October 1, 2005. Without limitation of the foregoing, (a) it shall be a condition to the consent of Paul Capital to the incurrence of debt by Borrower pursuant to the terms of the Line of Credit Agreement that such Intercreditor Agreement shall have been executed and delivered by the parties thereto, and (b) MGI agrees that the Intercreditor Agreement shall contain no terms which are less favorable than the terms outlined in this Term Sheet.

•	Capitalized terms used in this Term Sheet which are not defined herein shall have the meanings assigned to them in the Line of Credit Agreement.

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Annex B

APPRAISAL RIGHTS OF GUILFORD STOCKHOLDERS

UNDER DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

[LETTERHEAD OF UBS SECURITIES LLC]

July 20, 2005

The Board of Directors

Guilford Pharmaceuticals Inc.

6611 Tributary Street

Baltimore, Maryland 21224

Dear Members of the Board:

We understand that Guilford Pharmaceuticals Inc. (“Guilford”) proposes to enter into an Agreement and Plan of Merger, dated as of July 20, 2005 (the “Agreement”), among MGI PHARMA, INC. (“MGI”), Granite Acquisition, Inc., a wholly owned subsidiary of MGI (“Merger Sub”), and Guilford, pursuant to which, among other things, (i) Merger Sub will merge with and into Guilford (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.01 per share, of Guilford (“Guilford Common Stock”) will be converted into the right to receive (x) $1.125 in cash (the “Cash Consideration”) and (y) a fraction of a share of the common stock, par value $0.01 per share, of MGI (“MGI Common Stock”) equal to $2.625 divided by the average of the per share closing prices of MGI Common Stock as reported by Nasdaq for each of the five consecutive trading days ending on the third trading day prior to the closing date of the Merger (such fraction of a share of MGI Common Stock, together with the Cash Consideration, the “Consideration”), subject to a collar mechanism as specified in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Guilford Common Stock of the Consideration to be received by such holders pursuant to the Merger.

UBS Securities LLC (“UBS”) has acted as financial advisor to Guilford in connection with the Merger and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon the consummation of the Merger. UBS and its affiliates in the past have provided, and currently are providing, services to Guilford unrelated to the proposed Merger, for which services UBS and its affiliates have received and will receive customary compensation. UBS and its affiliates also in the past have provided, and in the future may provide, services to MGI unrelated to the proposed Merger, for which services UBS and its affiliates have received and would expect to receive customary compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and accounts of customers, securities of Guilford and MGI and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to Guilford or the underlying business decision of Guilford to effect the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms of the Agreement, the form of the Merger or any aspect or implication of any related transaction, including the line of credit that will be made available by MGI to Guilford prior to the closing of the Merger, any arrangements involving Guilford’s royalty payment and related debt obligations to Paul Capital Management, L.L.C. or its affiliates and any other arrangements, agreements or understandings entered into in connection with, or contemplated by, the Merger. In addition, we express no opinion as to what the value of MGI Common Stock will be when issued pursuant to the Merger or the prices at which MGI Common Stock or Guilford Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that each of MGI, Merger Sub and Guilford will comply with all material terms of the Agreement and that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. We also have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Guilford, MGI or the contemplated benefits of the Merger.

C-1

The Board of Directors

Guilford Pharmaceuticals Inc.

July 20, 2005

At your direction, UBS contacted selected third parties to solicit indications of interest in a possible transaction with Guilford and held preliminary discussions with certain of these parties prior to the date hereof.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to Guilford and MGI; (ii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of Guilford and MGI that were provided to us by the respective managements of Guilford and MGI and not publicly available, including financial forecasts and estimates prepared by the respective managements of Guilford and MGI; (iii) conducted discussions with members of the senior managements of Guilford and MGI concerning the businesses and financial prospects of Guilford and MGI; (iv) reviewed current and historical market prices and trading volumes of Guilford Common Stock and MGI Common Stock; (v) reviewed publicly available financial and stock market data with respect to certain companies in lines of business we believe to be generally comparable to those of Guilford and MGI; (vi) compared the financial terms of the Merger with publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) reviewed certain estimates prepared by the management of Guilford as to the potential cost savings and other synergies anticipated to result from the Merger; (viii) considered the potential pro forma financial effect of the Merger on the estimated earnings per share of MGI based on financial forecasts and estimates prepared by the respective managements of Guilford and MGI, taking into account potential cost savings and other synergies estimated by the management of Guilford; (ix) reviewed the Agreement and certain related documents; and (x) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Guilford or MGI, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Guilford and MGI as to the future financial performance of Guilford and MGI. With respect to the calculation of cost savings and other synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Guilford. In addition, we have assumed that the future financial results and potential cost savings and other synergies reflected in such forecasts and estimates referred to above will be achieved at the times and in the amounts projected. We also have relied, at your direction, without independent verification or investigation, upon the assessments of the managements of Guilford and MGI as to the products and product candidates of Guilford and MGI and the risks associated with such products and product candidates (including the probability of successful testing, development and marketing, and approval by appropriate governmental authorities, of such products and product candidates and the potential impact of generic product competition). Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date of this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Guilford Common Stock pursuant to the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ UBS SECURITIES LLC

UBS SECURITIES LLC

C-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

The Bylaws of MGI PHARMA provide for the indemnification of such persons, for such expenses and liabilities, in such manner, under such circumstances and to such extent as permitted by Section 302A.521 of the Minnesota Business Corporation Act. MGI PHARMA maintains a standard policy of directors and officers insurance.

Item 21.	Exhibits

2	Agreement and Plan of Merger, dated as of July 20, 2005 by and among MGI PHARMA, INC., Granite Acquisition, Inc. and Guilford Pharmaceuticals Inc. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on July 22, 2005).

5	Opinion of Dorsey & Whitney LLP, regarding legality of the securities to be issued.

10.1	Credit Agreement dated July 20, 2005, by and between MGI PHARMA, INC. and Guilford Pharmaceuticals Inc. (included as an exhibit to Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 22, 2005).

10.2	Note dated July 20, 2005, executed by Guilford Pharmaceuticals Inc. (included as an exhibit to Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 22, 2005).

10.3	Letter Agreement dated July 20, 2005, by and among MGI PHARMA, INC., Guilford Pharmaceuticals Inc. and Paul Royalty Fund, LP incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on July 22, 2005).

23.1	Consent of KPMG LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this registration statement).

24	Power of Attorney (included in signature page to this registration statement).

99.1	Consent of UBS Securities LLC.

99.2	Consent of Dean Mitchell to serve as a member of the board of directors of MGI Pharma, Inc.

99.3	Form of Proxy.

Item 22.	Undertakings

Reg. S-K, Item 512(b) Undertaking: The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg. S-K, Item 512(g) Undertaking:

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg. S-K, Item 512(h) Undertaking: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Form S-4, Item 22(b) Undertaking: The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Form S-4, Item 22(c) Undertaking: The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on August 7, 2005.

MGI PHARMA, INC.

By:	/s/ LEON O. MOULDER, JR.
Leon O. Moulder, Jr.
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leon O. Moulder, Jr. and James C. Hawley and each of them acting individually, as such person’s true and lawful attorneys-in-fact and agents, each with full power of substitution, for such person, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on August 7, 2005.

Signature	Title

/S/ HUGH E. MILLER Hugh E. Miller	Chairman

/S/ LEON O. MOULDER, JR. Leon O. Moulder, Jr.	President, Chief Executive Officer and a Director (principal executive officer)

/S/ JAMES C. HAWLEY James C. Hawley	Senior Vice President and Chief Financial Officer (principal financial officer)

/S/ RICHARD J. RODGERS Richard J. Rodgers	Controller (principal accounting officer)

/S/ ANDREW J. FERRARA Andrew J. Ferrara	Director

/S/ EDWARD W. MEHRER Edward W. Mehrer	Director

/S/ DAVID B. SHARROCK David B. Sharrock	Director

/S/ WANETA C. TUTTLE, PH.D. Waneta C. Tuttle, Ph.D.	Director

/S/ ARTHUR L. WEAVER, M.D. Arthur L. Weaver, M.D.	Director

EXHIBIT INDEX

2	Agreement and Plan of Merger, dated as of July 20, 2005 by and among MGI PHARMA, INC., Granite Acquisition, Inc. and Guilford Pharmaceuticals Inc. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on July 22, 2005).

5	Opinion of Dorsey & Whitney LLP, regarding legality of the securities to be issued.

10.1	Credit Agreement dated July 20, 2005, by and between MGI PHARMA, INC. and Guilford Pharmaceuticals Inc. (included as an exhibit to Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 22, 2005).

10.2	Note dated July 20, 2005, executed by Guilford Pharmaceuticals Inc. (included as an exhibit to Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 22, 2005).

10.3	Letter Agreement dated July 20, 2005, by and among MGI PHARMA, INC., Guilford Pharmaceuticals Inc. and Paul Royalty Fund, LP incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on July 22, 2005).

23.1	Consent of KPMG LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this registration statement).

24	Power of Attorney (included in signature page to this registration statement).

99.1	Consent of UBS Securities LLC.

99.2	Consent of Dean Mitchell to serve as a member of the board of directors of MGI PHARMA, INC.

99.3	Form of Proxy.